      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 25, 2000
                                                   REGISTRATION NO. 333-________
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                                 ANTIGENICS INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                                    2836                             06-1562417
  (STATE OR OTHER JURISDICTION               (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)

                          630 FIFTH AVENUE, SUITE 2100
                            NEW YORK, NEW YORK 10111
                                 (212) 332-4774
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 ---------------

                              GARO H. ARMEN, PH.D.
                             CHIEF EXECUTIVE OFFICER
                                 ANTIGENICS INC.
                          630 FIFTH AVENUE, SUITE 2100
                            NEW YORK, NEW YORK 10111
                                 (212) 332-4774
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                                 ---------------

                                   COPIES TO:

                              MICHAEL LYTTON, ESQ.
                               PAUL KINSELLA, ESQ.
                               PALMER & DODGE LLP
                                ONE BEACON STREET
                           BOSTON, MASSACHUSETTS 02108
                                 (617) 573-0100

                                 ---------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] __________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] __________
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                ---------------

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                                         PROPOSED OFFERING                           AMOUNT OF
               TITLE OF EACH CLASS OF                   AMOUNT TO BE         PRICE PER       PROPOSED MAXIMUM       REGISTRATION
              SECURITIES TO BE ISSUED                   REGISTERED(1)         SHARE(2)        OFFERING PRICE(2)         FEE(3)
--------------------------------------------------------------------------------------------------------------------------------

Common Stock, $0.01 par value per share........           3,079,858           $14.50            $44,657,941           $11,790
--------------------------------------------------------------------------------------------------------------------------------

(1) Includes 278,096 shares of common stock issuable upon exercise of warrants. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also registers any additional shares of common stock issuable upon exercise of the warrants to prevent dilution resulting from, or issuable with respect to outstanding shares in connection with, stock splits, stock dividends or similar transactions.
(2) Estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price per share indicated equals the last per share sale price of the common stock on May 23, 2000 as reported by the Nasdaq National Market.
(3) Computed pursuant to Rule 457(c) based on the last per share sale price on May 23, 2000 as reported by the Nasdaq National Market.
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION, DATED MAY 25, 2000

3,079,858 SHARES OF COMMON STOCK

ANTIGENICS INC.

This prospectus relates to 3,079,858 shares of our common stock, $0.01 par value, by some of our existing stockholders. The shares may be offered and sold from time to time by the selling stockholders identified on page 46.

We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

Our common stock is listed on the Nasdaq National Market under the symbol "AGEN." On May 23, 2000, the last sale price of the common stock, as reported on the Nasdaq National Market, was $14.50 per share.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CONSIDER THE FACTORS WHICH ARE DESCRIBED UNDER "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you different information. You should not assume that the information in this prospectus is accurate as of any date other than the date below.

                  THE DATE OF THIS PROSPECTUS IS MAY __, 2000.

                                TABLE OF CONTENTS

                                                                                                                PAGE

SUMMARY...........................................................................................................3

RISK FACTORS......................................................................................................5

USE OF PROCEEDS..................................................................................................16

PRICE RANGE OF OUR COMMON STOCK..................................................................................16

DIVIDEND POLICY..................................................................................................16

FORWARD-LOOKING STATEMENTS.......................................................................................17

SELECTED FINANCIAL DATA..........................................................................................18

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............................20

BUSINESS.........................................................................................................24

MANAGEMENT.......................................................................................................38

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................................43

PRINCIPAL STOCKHOLDERS...........................................................................................44

SELLING STOCKHOLDERS.............................................................................................46

DESCRIPTION OF CAPITAL STOCK.....................................................................................50

PLAN OF DISTRIBUTION.............................................................................................52

LEGAL MATTERS....................................................................................................53

EXPERTS..........................................................................................................53

WHERE YOU CAN FIND MORE INFORMATION..............................................................................53

                                     SUMMARY

We describe the items in the following summary in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the financial information.

THE OFFERING

In connection with a private placement of equity completed in November 1999, we granted registration rights with respect to 2,808,815 shares of our common stock. Holders of 2,801,762 of the shares of common stock have exercised these rights. Accordingly, we are registering these shares of common stock for resale. We are also registering 278,096 shares of common stock issuable upon exercise of warrants issued in the November 1999 private placement.

Shares offered by the selling stockholders..........         3,079,858 shares.

Offering price......................................         Determined at the time of sale.

Common stock outstanding as of May 22, 2000.........         24,777,845 shares.

Use of proceeds.....................................         We will not receive any of the proceeds from sales of the shares.

Dividend policy.....................................         We currently intend to retain any future earnings to fund the

Nasdaq National Market symbol.......................         AGEN

This prospectus contains our trademark, Oncophage.(R) Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

OFFICE LOCATION

We maintain our principal operations in Woburn, Massachusetts and our executive offices in New York, New York. The address for our executive offices is 630 Fifth Avenue, Suite 2100, New York, New York 10111 and our telephone number is
(212) 332-4774.

SUMMARY FINANCIAL DATA

(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                   PERIOD FROM
                                                                                                                     MARCH 31,
                                                                                                                       1994
                                                                                              THREE MONTHS ENDED     (DATE OF
                                                  YEAR ENDED DECEMBER 31,                          MARCH 31,       INCEPTION) TO
                                   ----------------------------------------------------       ------------------     MARCH 31,
                                   1995        1996        1997        1998        1999        1999        2000        2000
                                   ----        ----        ----        ----        ----        ----        ----    -------------
                                                                                                  (UNAUDITED)       (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue ........................ $     --    $     --    $     --    $     --    $     --    $     --    $     --    $     --
Operating expenses:
 Research and development ......     (742)     (2,017)     (2,563)     (6,102)    (10,977)     (2,499)     (3,368)    (25,882)
 General and administrative ....   (2,453)     (1,781)     (1,549)     (3,178)     (6,875)     (1,269)     (1,702)    (17,592)
 Depreciation and amortization..      (40)        (79)       (202)       (360)     (1,005)        (79)       (360)     (2,062)
                                 --------    --------    --------    --------    --------    --------    --------    --------
Loss from operations ...........   (3,235)     (3,877)     (4,314)     (9,640)    (18,857)     (3,847)     (5,430)    (45,536)
Interest income, net ...........        8         281         481         736         723         217       1,067       3,296
Non-operating income ...........       --         250          --          --          10          --          --         260
                                 --------    --------    --------    --------    --------    --------    --------    --------
Net loss(1) .................... $ (3,227)   $ (3,346)   $ (3,833)   $ (8,904)   $(18,124)   $ (3,630)   $ (4,363)   $(41,980)
                                 ========    ========    ========    ========    ========    ========    ========    ========
Net loss per share, basic and
    diluted .................... $  (0.25)   $  (0.23)   $  (0.25)   $  (0.54)   $  (1.00)   $  (0.20)   $  (0.19)
                                 ========    ========    ========    ========    ========    ========    ========
  Weighted average number of
   shares outstanding, basic
   and diluted .................   13,049      14,602      15,401      16,459      18,144      17,903      22,991
                                 ========    ========    ========    ========    ========    ========    ========



                                                                         AS OF DECEMBER 31,
                                                            --------------------------------------------
                                                              1997              1998              1999      AS OF MARCH 31, 2000
                                                              ----              ----              ----      --------------------
                                                                                                                 (UNAUDITED)
BALANCE SHEET DATA:
 Cash and cash equivalents .......................          $ 13,086          $ 22,168          $ 46,418          $109,389
 Total current assets ............................            13,246            22,447            47,672           110,508
 Total assets ....................................            14,090            26,636            56,004           119,024
 Total current liabilities .......................               878             2,285             2,171             2,601
 Long-term liabilities, less current portion......                --               709             2,155             1,933
 Stockholders' equity ............................            13,212            23,641            51,678           114,490

------------------
(1) Prior to our conversion from a limited liability company to a corporation, in accordance with federal, state and local income tax regulations which provide that no income taxes are levied on United States limited liability companies, each member of the company was individually responsible for reporting their share of our net income or loss. Accordingly, we have not provided for income taxes in our financial statements. Given our history of incurring operating losses, no income tax benefit is recognized in our financial statements because of a loss before income taxes and the need to record a valuation allowance on net deferred tax assets.

                                  RISK FACTORS

You should carefully consider the following risk factors before you decide to buy our common stock. These risks could result in material adverse consequences to our business, financial condition, operating results or cash flows. This could cause the trading price of our common stock to decline, and you may lose part or all of your investment.

                          RISKS RELATED TO OUR BUSINESS

WE DO NOT CURRENTLY GENERATE ANY REVENUE, AND WE CANNOT GUARANTEE THAT WE WILL EVER COMMERCIALIZE ANY OF OUR IMMUNOTHERAPEUTICS AND GENERATE REVENUE IN THE FUTURE.

     WE MUST RECEIVE SEPARATE REGULATORY APPROVAL FOR EACH OF OUR
     IMMUNOTHERAPEUTICS IN EACH INDICATION BEFORE WE CAN SELL THEM COMMERCIALLY IN THE UNITED STATES OR INTERNATIONALLY.

To obtain regulatory approvals, we must, among other requirements, complete clinical trials demonstrating that a particular immunotherapeutic is safe and effective. Because Oncophage is our only immunotherapeutic in clinical trials, any delays or difficulties we encounter in these clinical trials may have a significant adverse impact on our operations and cause our stock price to decline significantly. We have limited clinical data. Future clinical trials may not show that Oncophage is safe and effective. In addition, we or the U.S. Food and Drug Administration, commonly known as the FDA, might delay or halt our clinical trials of Oncophage for various reasons, including:

     -    Oncophage may not appear to be more effective than current therapies;

     -    Oncophage may have unforeseen adverse side effects;

     - the time required to determine whether Oncophage is effective may be longer than expected;

     - patients may die during a clinical trial because their disease is too advanced or because they experience medical problems that may not be related to Oncophage;

     -    sufficient number of patients may not enroll in the trials; or

     - we may not be able to produce sufficient quantities of Oncophage to complete the trials.

We rely on third party clinical investigators to conduct our clinical trials. As a result, we may encounter delays outside of our control.

The process of obtaining and maintaining regulatory approvals for new therapeutic products is lengthy, expensive and uncertain. It also can vary substantially, based on the type, complexity and novelty of the product involved. To date, the FDA and foreign regulatory agencies have approved only a limited number of cancer immunotherapeutics for commercial sale. Furthermore, the FDA and foreign regulatory agencies have relatively little experience with autologous therapies. This lack of experience may lengthen the regulatory review process for Oncophage, increase our development costs and delay or prevent commercialization. In addition, problems encountered with other companies' immunotherapeutic products may slow the regulatory review of our immunotherapeutics. The FDA may not consider Oncophage to be an appropriate candidate for fast track designation should we choose to seek it. Accordingly, Oncophage or any of our other future drug candidates could take a significantly longer time to gain regulatory approval than we expect or may never gain approval.

     BECAUSE DEVELOPMENT OF OUR IMMUNOTHERAPEUTICS FOR INFECTIOUS DISEASES AND AUTOIMMUNE DISORDERS WILL INVOLVE A LENGTHY AND COMPLEX PROCESS, WE ARE NOT CERTAIN WE WILL BE ABLE TO DEVELOP ANY MARKETABLE IMMUNOTHERAPEUTICS FOR THESE INDICATIONS.

We have not completed the preclinical development of our immunotherapeutics for any infectious disease or autoimmune disorder. We will need to conduct extensive additional research and preclinical and clinical testing of these immunotherapeutics prior to commercialization. This development process takes several years and often fails to yield commercial products. Regulatory authorities may not permit human testing of these immunotherapeutics and, even if they permit human testing, we may not demonstrate that an immunotherapeutic is safe and effective.

     EVEN IF SOME OF OUR IMMUNOTHERAPEUTICS RECEIVE REGULATORY APPROVAL, THOSE IMMUNOTHERAPEUTICS MAY STILL FACE SUBSEQUENT REGULATORY DIFFICULTIES.

If we receive regulatory approval to sell any of our immunotherapeutics, the FDA or a comparable foreign regulatory agency may, nevertheless, limit the categories of patients who can use that immunotherapeutic. In addition, regulatory agencies subject a marketed product, its manufacturer and the manufacturer's facilities to continual review and periodic inspections. Furthermore, the FDA or foreign regulatory agencies may require expensive post-approval trials. If we discover previously unknown problems with a product or our manufacturing and laboratory facility, a regulatory agency may impose restrictions on that product or on us, including requiring us to withdraw the product from the market. If we fail to comply with applicable regulatory approval requirements, a regulatory agency may:

     -    send us warning letters;

     -    impose fines and other civil penalties on us;

     -    suspend our regulatory approvals;

     - refuse to approve pending applications or supplements to approved applications filed by us;

     -    refuse to permit exports of our products from the United States;

     -    require us to recall products;

     -    seize our products;

     -    impose restrictions on our operations; or

     -    criminally prosecute us.

WE MAY ENCOUNTER MANUFACTURING PROBLEMS THAT LIMIT OUR ABILITY TO SUCCESSFULLY COMMERCIALIZE OUR IMMUNOTHERAPEUTICS.

     IF WE ARE UNABLE TO PURIFY HEAT SHOCK PROTEINS FROM SOME CANCER TYPES, THE SIZE OF OUR POTENTIAL MARKET WOULD DECREASE.

Our ability to successfully commercialize an immunotherapeutic for a particular cancer type depends on our ability to purify heat shock proteins from that type of cancer. Based on our clinical trials conducted to date, in renal cell carcinoma, we have been able to manufacture Oncophage from 98% of the tumors delivered to our manufacturing facility; for melanoma, 86%; for colorectal carcinoma, 100%; for gastric cancer, 70%; and for pancreatic cancer, 30%. The relatively low rate for pancreatic cancer is due to the abundance of proteases in pancreatic tissue. Proteases are enzymes that break down proteins. These proteases degrade the heat shock proteins during the purification process. We may encounter this problem or similar problems with other types of cancers as we expand our research. If we cannot overcome these problems, the number of cancer types that our immunotherapeutics could treat would be limited.

     DELAYS IN OBTAINING REGULATORY APPROVAL OF OUR MANUFACTURING FACILITY AND DISRUPTIONS IN OUR MANUFACTURING PROCESS MAY DELAY OR DISRUPT OUR COMMERCIALIZATION EFFORTS.

Before we can begin commercially manufacturing our immunotherapeutics, we must obtain regulatory approval of our manufacturing facility and process. Manufacturing of our immunotherapeutics must comply with the FDA's current Good Manufacturing Practices requirements, commonly known as cGMP, and foreign regulatory requirements. The cGMP requirements govern quality control and documentation policies and procedures. In complying with cGMP and foreign regulatory requirements, we will be obligated to expend time, money and effort in production, recordkeeping and quality control to assure that the product meets applicable specifications and other requirements. If we fail to comply with these requirements, we would be subject to possible regulatory action and may be limited in the jurisdictions in which we are permitted to sell our immunotherapeutics.

We recently transferred the manufacturing of Oncophage from our facility in Framingham, Massachusetts to our new facility in Woburn, Massachusetts. We have limited manufacturing experience in this facility and unforeseen circumstances may cause delays or disruptions in our manufacturing process. The FDA, The Commonwealth of Massachusetts and foreign regulatory authorities have the authority to continuously inspect this facility. Preparing this facility for commercial manufacturing may take longer than planned and the costs of complying with FDA regulations may be higher than those which we have budgeted. In addition, any material changes we make to the manufacturing process may require approval by the FDA, The Commonwealth of Massachusetts or foreign regulatory authorities. It could take longer than we expect for us to obtain these approvals. Any delays in obtaining these approvals could disrupt our manufacturing process.

We are the only manufacturer of our immunotherapeutics. For the next several years, we expect that we will conduct all of our manufacturing in our facility in Woburn, Massachusetts. If this facility or the equipment in the facility is significantly damaged or destroyed, we will not be able to quickly or inexpensively replace our manufacturing capacity. Due to the nature of our immunotherapeutics, a third party may not be able to manufacture our immunotherapeutics.

We have no experience manufacturing Oncophage in the volumes that will be necessary to support large clinical trials or commercial sales. Our present manufacturing process may not meet our initial expectations as to:

     -    scheduling;

     -    reproducibility;

     -    yield;

     -    purity;

     -    cost;

     -    potency;

     -    quality; and

     -    other measurements of performance.

In addition, we have not demonstrated the ability to manufacture our immunotherapeutics other than Oncophage in quantities sufficient for any clinical trials.

IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY, TRADE SECRETS OR KNOW-HOW, WE MAY NOT BE ABLE TO OPERATE OUR BUSINESS PROFITABLY.

     IF WE FAIL TO SUSTAIN AND FURTHER BUILD OUR INTELLECTUAL PROPERTY RIGHTS, COMPETITORS WILL BE ABLE TO TAKE ADVANTAGE OF OUR RESEARCH AND DEVELOPMENT EFFORTS TO DEVELOP COMPETING THERAPIES.

Our success depends, in part, on our ability to maintain protection for our products and technologies under the patent laws of the United States and other countries, so that we can stop others from using our inventions. Our success also will depend on our ability to prevent others from using our trade secrets. In addition, we must operate in a way that does not infringe, or violate, the intellectual property rights of others.

We have exclusive rights to 13 issued U.S. patents, and foreign counterpart patents and patent applications, relating to our heat shock protein technology. Our rights to these patents are as a result of an exclusive worldwide license with Fordham University and one with Mount Sinai School of Medicine of New York University. In addition, we have licensed or optioned rights to 49 pending U.S. patent applications and foreign counterpart patents and patent applications. The standards which the U.S. Patent and Trademark Office uses to grant patents are not always applied predictably or uniformly and can change. Consequently, we cannot be certain as to the type and extent of patent claims that will be issued to us in the future. Any patents which are issued may not contain claims which will permit us to stop competitors from using similar technology. The standards which courts use to interpret patents are not always applied predictably or uniformly and can change, particularly as new technologies develop. Consequently, we cannot be certain as to how much protection, if any, will be given to our patents, if we attempt to enforce them and they are challenged in court. If we choose to go to court to stop someone else from using the inventions claimed in our patents, that individual or company has the right to ask the court to rule that our patents are invalid and should not be enforced against them. These lawsuits are expensive and would consume time and other resources, even if we were successful in stopping the violation of our patents. In addition, there is a risk that the court will decide that our patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of our patents were upheld, the court will refuse to stop the other party on the ground that its activities are not covered by, that is, do not infringe, our patents.

Furthermore, a third party may claim that we are using inventions covered by their patents and may go to court to stop us from engaging in our normal operations and activities. Such lawsuits are expensive and would consume time and other resources. There is a risk that a court would decide that we are violating the third party's patents and would order us to stop the activities covered by the patents. In addition, there is a risk that a court will order us to pay the other party's damages for having violated their patents.

We rely on certain proprietary trade secrets and know-how that are not patentable. We have taken measures to protect our unpatented trade secrets and know-how, including the use of confidentiality agreements with our employees, consultants and certain contractors. It is possible, however, that:

     -    these persons will breach the agreements;

     -    we would have inadequate remedies for any breach; or

     - our competitors will independently develop or otherwise discover our trade secrets.

     WE MAY INCUR SUBSTANTIAL COSTS AS A RESULT OF LITIGATION OR OTHER PROCEEDINGS RELATING TO PATENT AND OTHER INTELLECTUAL PROPERTY RIGHTS.

The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to continue our operations.

Should third parties file patent applications, or be issued patents claiming technology also claimed by us in pending applications, we may be required to participate in interference proceedings in the United States Patent and Trademark Office to determine priority of invention. We, or our licensors, may also need to participate in interference proceedings involving our issued patents and pending applications of another entity. An unfavorable outcome in an interference proceeding could require us to cease using the technology or to license rights from prevailing third parties. There is no guarantee that any prevailing party would offer us a license or that we could acquire any license made available to us on commercially acceptable terms.

We cannot guarantee that the practice of our technologies will not conflict with the rights of others. We are aware of a United States patent, issued to a third party, with claims directed to certain heat shock protein based immunotherapeutics and their use in the field of tissue grafting. We do not believe that our products or activities are infringing any valid claims of this patent. We also are aware of two United States patents, issued to a different third party, with claims directed to certain methods of making heat shock protein products and related apparatuses. These patents do not claim any therapeutic applications. These patents also do not claim any of the methods we presently use to make Oncophage. Moreover, we do not believe that our methods of producing any of our heat shock protein-based immunotherapeutics would infringe any valid claim of either of these patents. However, we cannot guarantee that this third party, or any other third party, will not sue us for infringing these, or any other, patents. One of the patent applications licensed to us contains claims which are substantially the same as claims in one of this third party's patents. Therefore, there is a possibility that the U.S. Patent and Trademark Office will declare an interference proceeding between one or both of this third party's patents and our patent application. In an interference proceeding, the party with the earliest effective filing date has certain advantages. We believe that our claims have an earlier effective filing date than the claims of the other patents. However, we cannot guarantee that we would prevail in any interference proceeding. In the past and again recently, this third party has contacted us about licensing patents rights and we have not yet made a decision regarding this matter.

In some foreign jurisdictions, we could become involved in opposition proceedings, either by opposing the validity of another's foreign patent or by third parties opposing the validity of our foreign patents. In 1995, the European Patent Office issued a European patent, with claims directed to the use of heat shock proteins to produce or enhance immune responses to cancer and infectious diseases, to the Whitehead Institute for Biomedical Research and to the Medical Research Council. This patent is exclusively licensed to StressGen Biotechnologies Corporation. The patent holders have made no attempt to enforce this patent against us. Nonetheless, we are seeking to have this patent revoked in its entirety in an opposition proceeding in the European Patent Office. The European Patent Office has issued a provisional, non-binding opinion that this patent should be revoked in its entirety. The patent owners, in response, amended the patent claims to exclude autologous treatment of tumors. We then argued that this third party patent still should be revoked in its entirety. Even if the European Patent Office changes its position and the patent is maintained with the amended claims, we still should be free to practice our autologous cancer business in Europe. However, the patent owners or their licensee might try to enforce the amended patent against our infectious disease business in Europe. We or the holders of this patent may appeal any decision to revoke the patent in its entirety, or to maintain the patent in any form. We may not obtain a final, non-appealable decision for several years, during which time the patent remains enforceable. We may incur significant costs by participating in the opposition proceedings and any appeals. Furthermore, if we are sued on this patent in Europe prior to any final decision of revocation, we may incur significant costs defending ourselves, even if we ultimately succeed in proving that we do not infringe any valid claims of this patent.

This European patent claims priority to a United States patent application filed in 1988. We do not know whether this application, or any related application, is still pending. We do not believe that any United States patent has issued from this application, and we do not know whether a United States patent will ever issue from this patent application. If a United States patent does issue, we do not know whether the patent will be enforceable, whether any valid claims will cover our activities or products, or whether the patent owner will attempt to assert the patent against us.

In 1999, we received correspondence from both Copernicus Therapeutics, Inc. and its counsel alleging similarity between the companies' respective logos and demanding that we cease using our logo. In July 1999, we sent a response to Copernicus stating that we have prior rights in our logo. In the response to Copernicus, we also stated that since the respective corporate names are vastly different, both companies should be able to continue the use of their respective logos without causing public confusion. At this time, we have not received any further communications from Copernicus or its counsel. Although we do not believe we are infringing any rights owned by Copernicus, Copernicus may proceed with a trademark lawsuit against us.

WE ARE AN EARLY STAGE BIOTECHNOLOGY COMPANY THAT MAY NEVER BE PROFITABLE.

     IF WE INCUR OPERATING LOSSES FOR LONGER THAN WE EXPECT, WE MAY BE UNABLE TO CONTINUE OUR OPERATIONS.

We have not generated any revenues from sales, and we do not expect to generate significant revenues for several years. We have incurred losses since we were formed. From inception through March 31, 2000, we have generated losses totaling $42.0 million. We expect to incur increasing and significant losses over the next several years as we complete our Oncophage clinical trials, apply for regulatory approvals, continue development of our technology and expand our operations.

Our profitability will depend on the market acceptance of any of our immunotherapeutics that receive FDA or foreign regulatory approval. The commercial success of any of our immunotherapeutics will depend on whether:

     -    the immunotherapeutic is more effective than alternative treatments;

     - side effects of the immunotherapeutic are acceptable to doctors and patients;

     -    we produce the immunotherapeutic at a competitive price;

     -    we obtain sufficient reimbursement for the immunotherapeutic; and

     - we have sufficient capital to market the immunotherapeutic effectively.

Because Oncophage is autologous, or patient specific, it may be more expensive to manufacture than conventional therapeutic products. This increased expense may decrease our profit margins. Furthermore, because our autologous products are novel, some doctors and patients may be reluctant to use them.

     IF WE FAIL TO OBTAIN THE CAPITAL NECESSARY TO FUND OUR OPERATIONS, WE WILL BE UNABLE TO ADVANCE OUR DEVELOPMENT PROGRAMS AND COMPLETE OUR CLINICAL TRIALS.

Developing immunotherapeutics and conducting clinical trials for multiple diseases is expensive. We plan to conduct clinical trials for many different cancer types simultaneously, which will increase our costs. We will need to raise additional capital:

     -    to fund operations;

     -    to continue the research and development of our immunotherapeutics;
          and

     -    to commercialize our immunotherapeutics.

Additional financing may not be available on favorable terms or at all. If we are unable to raise additional funds when we need them, we may be required to delay, reduce or eliminate some or all of our development programs and some or all of our clinical trials. We also may be forced to license technologies to others that we would prefer to develop internally.

On March 31, 2000, we had $109 million in cash and cash equivalents. We believe that we will have sufficient capital to fund our operations for the next two years. We may need to raise capital sooner, however, due to a number of factors, including:

     - an acceleration of the number, size or complexity of our clinical trials;

     -    slower than expected progress in developing our immunotherapeutics;

     -    higher than expected costs to obtain regulatory approvals;

     - higher than expected costs to pursue our intellectual property strategy;

     - higher than expected costs to further develop our manufacturing capability; and

     - higher than expected costs to develop our sales and marketing capability.

BECAUSE OF THE SPECIALIZED NATURE OF OUR BUSINESS, THE TERMINATION OF RELATIONSHIPS WITH OUR SCIENTIFIC ADVISORS OR THE DEPARTURE OF KEY MEMBERS OF MANAGEMENT MAY PREVENT US FROM ACHIEVING OUR OBJECTIVES.

     IF PRAMOD K. SRIVASTAVA, PH.D. SEVERS HIS RELATIONSHIP WITH ANTIGENICS, WE MAY EXPERIENCE SIGNIFICANT DIFFICULTIES IN OUR FUTURE DEVELOPMENT EFFORTS.

Since our formation, Dr. Srivastava has played a significant role in our research efforts. Dr. Srivastava is a director of our company and acts as chairman of our scientific advisory board. In addition, we have licensed nearly all of our intellectual property from institutions at which Dr. Srivastava has worked. We sponsor research in Dr. Srivastava's laboratory at the University of Connecticut Health Center in exchange for the right to license discoveries made in that laboratory with our funding. Dr. Srivastava is a member of the faculty of the University of Connecticut School of Medicine. The regulations and policies of the University of Connecticut Health Center govern the relationship between a faculty member and a commercial enterprise. These regulations and policies prohibit Dr. Srivastava from becoming an employee of Antigenics. Furthermore, the University of Connecticut may modify these regulations and policies in the future to further limit Dr. Srivastava's relationship with us. While Dr. Srivastava has a consulting agreement with us, which includes financial incentives for him to remain associated with us, we cannot guarantee that he will remain associated with us even during the time covered by the consulting agreement. In addition, this agreement does not restrict his ability to compete with us after his association is terminated.

     IF WE FAIL TO KEEP KEY MANAGEMENT AND SCIENTIFIC PERSONNEL, WE MAY BE UNABLE TO SUCCESSFULLY DEVELOP OUR IMMUNOTHERAPEUTICS, CONDUCT CLINICAL TRIALS AND OBTAIN FINANCING.

We are highly dependent on our senior management and scientific staff, particularly Garo H. Armen, Ph.D., our chairman and chief executive officer, and Gamil G. de Chadarevian, our vice chairman and executive vice president, international. The competition for qualified personnel in the biotechnology field is intense, and we rely heavily on our ability to attract and retain qualified scientific, technical and managerial personnel. Since our manufacturing process is unique, our manufacturing and quality control personnel are also very important.

THE COMMERCIAL SUCCESS OF ANY OF OUR IMMUNOTHERAPEUTICS WILL DEPEND UPON THE STRENGTH OF OUR SALES AND MARKETING EFFORT AND THE AVAILABILITY OF THIRD PARTY REIMBURSEMENT.

     IF WE ARE UNABLE TO ESTABLISH SALES AND MARKETING CAPABILITIES OR ENTER INTO AGREEMENTS WITH PHARMACEUTICAL COMPANIES TO SELL AND MARKET OUR IMMUNOTHERAPEUTICS, WE MAY EXPERIENCE DIFFICULTY GENERATING REVENUES.

We do not have a sales organization and have no experience in the sales, marketing and distribution of pharmaceutical products. If Oncophage is approved for commercial sale, we plan to market it in the United States with our own sales force. Developing a sales force is expensive and time consuming and could delay any product launch. We cannot be certain that we would be able to develop this capacity. If we are unable to establish our sales and marketing capability, we will need to enter into sales and marketing agreements to market Oncophage in the United States. We plan to enter into these types of arrangements for sales outside the United States. If we are unable to establish successful distribution relationships with pharmaceutical companies, we may fail to realize the full sales potential of our immunotherapeutics.

     IF WE FAIL TO OBTAIN ADEQUATE LEVELS OF REIMBURSEMENT FOR OUR IMMUNOTHERAPEUTICS FROM THIRD PARTY PAYORS, THE COMMERCIAL POTENTIAL OF OUR IMMUNOTHERAPEUTICS WILL BE SIGNIFICANTLY LIMITED.

Our profitability will depend on the extent to which government administration authorities, private health insurance providers and other organizations provide reimbursement for the cost of our immunotherapeutics. Many patients will not be capable of paying for our immunotherapeutics themselves. A primary trend in the United States health care industry is toward cost containment. Large private payors, managed care organizations, group purchasing organizations and similar organizations are exerting increasing influence on decisions regarding the use of particular treatments. These organizations are becoming increasingly economically focused. Furthermore, many third party payors limit reimbursement for newly approved health care products. Cost containment measures may prevent us from becoming profitable.

In addition, healthcare reform is an area of significant government focus. Any reform measures, if adopted, could adversely affect:

     - the pricing of immunotherapeutics in the United States or internationally; and

     - the amount of reimbursement available from governmental agencies or other third party payors.

For example, recent proposals regarding Medicare coverage, if they take effect, may put novel cancer therapies like Oncophage at a competitive disadvantage compared to existing therapies.

PRODUCT LIABILITY AND OTHER CLAIMS AGAINST US MAY REDUCE DEMAND FOR OUR PRODUCTS OR RESULT IN SUBSTANTIAL DAMAGES.

We face an inherent risk of product liability exposure related to testing immunotherapeutics in human clinical trials and will face an even greater risk if we sell any of our therapeutic products commercially. An individual may bring a product liability claim against us if one of our immunotherapeutics causes, or merely appears to have caused, an injury. Regardless of merit or eventual outcome, product liability claims may result in:

     -    decreased demand for our immunotherapeutics;

     -    injury to our reputation;

     -    withdrawal of clinical trial volunteers;

     -    costs of related litigation; and

     -    substantial monetary awards to plaintiffs.

We manufacture Oncophage from a patient's tumor, and a medical professional must inject the Oncophage into that same patient. A patient may sue us if we, a hospital or a delivery company fail to deliver the removed tumor or that patient's Oncophage. We anticipate that the logistics of shipping will become more complex as the number of patients we treat increases, and we cannot assure that all shipments will be made without incident. In addition, administration of Oncophage at a hospital poses another chance for delivery to the wrong patient. Currently, we do not have insurance that covers loss of or damage to Oncophage and do not know whether insurance will be available to us at a reasonable price or at all.

WE MAY INCUR SIGNIFICANT COSTS COMPLYING WITH ENVIRONMENTAL LAWS AND
REGULATIONS.

We use hazardous, infectious and radioactive materials that could be dangerous to human health, safety or the environment. As appropriate, we store these materials and various wastes resulting from their use at our facility pending ultimate use and disposal. We are subject to a variety of federal, state and local laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these materials and wastes resulting from their use. We may incur significant costs complying with both existing and future environmental laws and regulations. In particular, we are subject to regulation by the Occupational Safety and Health Administration and the Environmental Protection Agency and to regulation under the Toxic Substances Control Act and the Resource Conservation and Recovery Act. OSHA or the EPA may adopt regulations that may affect our research and development programs. We are unable to predict whether any agency will adopt any regulations which could have a material adverse effect on our operations.

Although we believe our safety procedures for handling and disposing of these materials comply with federal, state and local laws and regulations, we cannot entirely eliminate the risk of accidental injury or contamination from these materials. In the event of an accident, we could be held liable for any resulting damages which could be substantial.

OUR COMPETITORS IN THE BIOTECHNOLOGY AND PHARMACEUTICAL INDUSTRIES MAY HAVE SUPERIOR PRODUCTS, MANUFACTURING CAPABILITY OR MARKETING EXPERTISE.

Our business may fail because we face intense competition from major pharmaceutical companies and specialized biotechnology companies engaged in the development of immunotherapeutics and other therapeutic products directed at cancer, infectious diseases and autoimmune disorders. Many of our competitors have greater financial and human resources and more experience. Our competitors may:

     - develop safer or more effective immunotherapeutics and other therapeutic products;

     -    implement more effective approaches to sales and marketing; or

     -    establish superior proprietary positions.

More specifically, if we receive regulatory approvals, some of our immunotherapeutics will compete with well-established, FDA approved therapies that have generated substantial sales over a number of years.

We anticipate that we will face increased competition in the future as new companies enter our markets and scientific developments surrounding immunotherapy and other cancer therapies continue to accelerate.

WE MAY NOT BE ABLE TO KEEP UP WITH THE RAPID TECHNOLOGICAL CHANGES IN THE BIOTECHNOLOGY AND PHARMACEUTICAL INDUSTRIES WHICH COULD MAKE OUR
IMMUNOTHERAPEUTICS OBSOLETE.

The field of biotechnology is characterized by significant and rapid technological change. Research and discoveries by others may result in medical insights or breakthroughs which may render our immunotherapeutics obsolete even before they generate any revenue.

OUR OFFICERS AND DIRECTORS MAY BE ABLE TO BLOCK PROPOSALS FOR A CHANGE IN
CONTROL.

Antigenics Holdings L.L.C. controls approximately 45.0% of our outstanding common stock. Due to this concentration of ownership, Antigenics Holdings may be able to prevail on all matters requiring a stockholder vote, including:

     -    the election of directors;

     -    the amendment of our organizational documents; or

     - the approval of a merger, sale of assets or other major corporate transaction.

Our directors and officers, if they elect to act together, can control Antigenics Holdings. In addition, several of our directors and officers directly own shares of our common stock. See "Principal Stockholders."

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND UNDER DELAWARE LAW MAY MAKE AN ACQUISITION OF US MORE DIFFICULT.

We are incorporated in Delaware. Anti-takeover provisions of Delaware law and our charter documents may make a change in control more difficult, even if the stockholders desire a change in control. Our anti-takeover provisions include provisions in our certificate of incorporation providing that stockholders' meetings may only be called by the president or the majority of the board of directors and a provision in our by-laws providing that our stockholders may not take action by written consent. Additionally, our board of directors has the authority to issue 1,000,000 shares of preferred stock and to determine the terms of those shares of stock without any further action by our stockholders. The rights of holders of our common stock are subject to the rights of the holders of any preferred stock that may be issued. The issuance of preferred stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock. Our charter also provides for the classification of our board of directors into three classes. This "staggered board" generally may prevent stockholders from replacing the entire board in a single proxy contest. In addition, our directors may only be removed from office for cause. Delaware law also prohibits a corporation from engaging in a business combination with any holder of 15% or more of its capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction. The board may use this provision to prevent changes in our management. Also, under applicable Delaware law, our board of directors may adopt additional anti-takeover measures in the future.

OUR COMMON STOCK HAS LOW TRADING VOLUME AND THEREFORE OUR PUBLIC TRADING PRICE MAY BE VOLATILE.

Since our initial public offering on February 4, 2000, the per share price of our common stock has fluctuated between $10.00 and $71.50 with an average daily trading volume over the last three months of approximately 270,600 shares. The market has experienced significant price and volume fluctuations that are often unrelated to the operating performance of individual companies. In addition to general market volatility, many factors may have a significant adverse effect on the market price of our common stock, including:

     -    announcements of decisions made by public officials;

     -    results of our preclinical and clinical trials;

     - announcement of technological innovations or new commercial products by us or our competitors;

     - developments concerning proprietary rights, including patent and litigation matters;

     - publicity regarding actual or potential results with respect to products under development by us or by our competitors;

     -    regulatory developments; and

     -    quarterly fluctuations in our revenues and other financial results.

THE SALE OF A SUBSTANTIAL NUMBER OF SHARES COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE.

As of March 31, 2000, we had 24,777,845 shares of common stock outstanding.

The sale by us or the resale by stockholders of shares of our common stock could cause the market price of the common stock to decline. The 17,951,083 shares of common stock outstanding but not offered by this prospectus will be available for resale on the Nasdaq National Market on February 4, 2001, some of which are subject to volume and other limitations.

We intend to file a registration statement to permit the sale of approximately 4,800,000 shares of common stock under our equity incentive plan and 300,000 shares of common stock under our employee stock purchase plan. As of March 31, 2000, options to purchase 1,879,513 shares of our common stock upon exercise of options with a weighted average exercise price per share of $6.92 were outstanding. Many of these options are subject to vesting that generally occurs over a period of up to five years following the date of grant. Substantially all outstanding options are subject to agreements with the underwriters not to sell the shares issuable upon their exercise prior to February 4, 2001. As of March 31, 2000, warrants to purchase 304,744 shares of our common stock with an exercise price per share of $13.96 were outstanding, of which 278,096 are being offered under this prospectus.

                                 USE OF PROCEEDS

The selling stockholders will receive the proceeds from the sale of the common stock offered under this prospectus. We will receive no proceeds from these sales.

                         PRICE RANGE OF OUR COMMON STOCK

Our common stock is currently quoted on the Nasdaq National Market under the symbol "AGEN." Our common stock began trading on February 4, 2000 and the high and low closing sale prices as reported by Nasdaq were as follows:

                                                                             HIGH          LOW
                                                                             ----          ---
          YEAR ENDING DECEMBER 31, 2000
             First Quarter.......................................          $  71.50      $ 18.25
             Second Quarter (through May 22, 2000)...............          $  22.50      $ 10.00

As of May 22, 2000 there were approximately 188 holders of record of our common stock.

                                 DIVIDEND POLICY

We have never paid cash dividends. We currently intend to retain any future earnings to finance the growth and development of our business. We do not intend to pay cash dividends on our common stock in the foreseeable future.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, principally in the sections entitled "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Business." Generally, these statements can be identified by the use of phrases like "believe," "expect," "anticipate," "plan," "may," "will," "could," "estimate," "potential," "opportunity," "future," "project" and similar terms and include statements about our:

     - product research and development activities and projected expenditures;

     -    the efficacy of our immunotherapeutics in treating diseases;

     -    plans for regulatory filings;

     -    receipt of regulatory approvals;

     -    spending the proceeds from this offering;

     -    cash needs;

     -    plans for sales and marketing;

     -    results of scientific research;

     -    implementation of our corporate strategy; and

     -    financial performance.

These forward-looking statements involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed in "Risk Factors." You should carefully consider that information before you make an investment decision. You should not place undue reliance on our forward-looking statements.

                             SELECTED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

We have derived the selected balance sheet data set forth below as of December 31, 1998 and 1999, and the statement of operations data for each of the years in the three-year period ended December 31, 1999, from our audited financial statements included elsewhere in this prospectus. We have derived the selected balance sheet data as of December 31, 1997, and selected statement of operations data for the years ended December 31, 1995 and 1996, from our audited financial statements which are not included in this prospectus. These financial statements have been audited by KPMG LLP, independent certified public accountants.

We have derived the selected financial data for the three months ended March 31, 1999 and 2000 and for the period March 31, 1994 (date of inception) to March 31, 2000 from our unaudited financial statements which are included elsewhere in this prospectus. The unaudited financial data includes, in our opinion, all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of our financial position and the results of our operations for those periods. Operating results for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2000.

You should read the selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes to those financial statements included elsewhere in this prospectus.

Prior to converting to a corporation, as a limited liability company, no federal, state or local income taxes were levied on us. Each member of the limited liability company was individually responsible for reporting their share of our net income or loss on their personal tax returns. As a result, we will not be able to offset future taxable income, if any, against losses incurred prior to the closing of the conversion to a corporation.

Given our history of incurring operating losses, management believes that it is more likely than not that any deferred tax assets, net of deferred tax liabilities, will not be realized. Therefore, there is no income tax benefit in the financial statements because of a loss before income taxes and the need to recognize a valuation allowance on net deferred tax assets.

Increases in cash and cash equivalents, total current assets, total assets and stockholders' equity in the periods presented below include the effects of the receipt of net proceeds from our equity offerings that totaled approximately $7.6 million, $18.0 million, $41.1 million and $66.2 million in 1997, 1998, 1999 and the period ended March 31, 2000.

                                                                                                                   PERIOD FROM
                                                                                                                     MARCH 31,
                                                                                                                       1994
                                                                                              THREE MONTHS ENDED     (DATE OF
                                                  YEAR ENDED DECEMBER 31,                          MARCH 31,       INCEPTION) TO
                                   ----------------------------------------------------       ------------------     MARCH 31,
                                   1995        1996        1997        1998        1999        1999        2000        2000
                                   ----        ----        ----        ----        ----        ----        ----    -------------
                                                                                                  (UNAUDITED)       (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue ........................ $     --    $     --    $     --    $     --    $     --    $     --    $     --    $     --
Operating expenses:
 Research and development ......     (742)     (2,017)     (2,563)     (6,102)    (10,977)     (2,499)     (3,368)    (25,882)
 General and administrative ....   (2,453)     (1,781)     (1,549)     (3,178)     (6,875)     (1,269)     (1,702)    (17,592)
 Depreciation and amortization..      (40)        (79)       (202)       (360)     (1,005)        (79)       (360)     (2,062)
                                 --------    --------    --------    --------    --------    --------    --------    --------
Loss from operations ...........   (3,235)     (3,877)     (4,314)     (9,640)    (18,857)     (3,847)     (5,430)    (45,536)
Interest income, net ...........        8         281         481         736         723         217       1,067       3,296
Non-operating income ...........       --         250          --          --          10          --          --         260
                                 --------    --------    --------    --------    --------    --------    --------    --------
Net loss(1) .................... $ (3,227)   $ (3,346)   $ (3,833)   $ (8,904)   $(18,124)   $ (3,630)   $ (4,363)   $(41,980)
                                 ========    ========    ========    ========    ========    ========    ========    ========
Net loss per share, basic and
    diluted .................... $  (0.25)   $  (0.23)   $  (0.25)   $  (0.54)   $  (1.00)   $  (0.20)   $  (0.19)
                                 ========    ========    ========    ========    ========    ========    ========
  Weighted average number of
   shares outstanding, basic
   and diluted .................   13,049      14,602      15,401      16,459      18,144      17,903      22,991
                                 ========    ========    ========    ========    ========    ========    ========

                                                                         AS OF DECEMBER 31,
                                                            --------------------------------------------
                                                              1997              1998              1999      AS OF MARCH 31, 2000
                                                              ----              ----              ----      --------------------
                                                                                                                 (UNAUDITED)
BALANCE SHEET DATA:
 Cash and cash equivalents .......................          $ 13,086          $ 22,168          $ 46,418          $109,389
 Total current assets ............................            13,246            22,447            47,672           110,508
 Total assets ....................................            14,090            26,636            56,004           119,024
 Total current liabilities .......................               878             2,285             2,171             2,601
 Long-term liabilities, less current portion......                --               709             2,155             1,933
 Stockholders' equity ............................            13,212            23,641            51,678           114,490

------------------
(1) Prior to our conversion from a limited liability company to a corporation, in accordance with federal, state and local income tax regulations which provide that no income taxes are levied on United States limited liability companies, each member of the company was individually responsible for reporting their share of our net income or loss. Accordingly, we have not provided for income taxes in our financial statements. Given our history of incurring operating losses, no income tax benefit is recognized in our financial statements because of a loss before income taxes and the need to record a valuation allowance on net deferred tax assets.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Since our inception in March 1994, our activities have primarily been associated with the development of our heat shock protein technology and our lead immunotherapeutic, Oncophage. Our business activities have included:

     -    establishing manufacturing capabilities;

     -    product research and development;

     -    manufacturing immunotherapeutics for clinical trials;

     -    regulatory and clinical affairs; and

     -    intellectual property prosecution.

We have incurred significant losses since our inception because we have not generated any revenues. As of March 31, 2000, we had an accumulated deficit of approximately $41,980,000. We expect to continue to incur net losses over the next several years as we complete our Oncophage clinical trials, apply for regulatory approvals, continue development of our technology and expand our operations. We have been dependent on equity and debt financings to fund our business activities. Our financial results may vary depending on many factors, including:

     -    the progress of Oncophage in the regulatory process;

     - the acceleration of our other immunotherapeutic candidates into preclinical and clinical trials;

     - our investment in manufacturing process development and in manufacturing capacity for Oncophage and other product candidates;

     - development of a sales and marketing staff and initial sales activities if Oncophage is approved for commercialization; and

     -    the progress of our other research and development efforts.

HISTORICAL RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2000 COMPARED TO THREE MONTHS ENDED MARCH 31, 1999

Revenue. We generated no revenue during the three months ended March 31, 2000 or during the three months ended March 31, 1999.

Research and Development. Research and development expense increased 34.8% to $3,368,000 for the three months ended March 31, 2000 from $2,499,000 for the three months ended March 31, 1999. The increase was primarily due to the increase in our staff to support our expanded research and development activities, which increased costs by $728,000. Costs associated with operating our new manufacturing facility and other ongoing development activities increased costs by $194,000 and $86,000, respectively. These increases were partially offset by the decrease in the non-cash charge for options granted and earned by outside advisors, directors and employees from $579,000 for the three months ended March 31, 1999 to $440,000 for the three months ended March 31, 2000. Research and development expenses consist primarily of compensation for our employees and outside advisors conducting research and development work, costs associated with our sponsored research at the University of Connecticut, costs associated with the operation of our manufacturing and laboratory facility and the costs to support our Oncophage clinical trials.

General and Administrative. General and administrative expenses increased 34.1% to $1,702,000 for the three months ended March 31, 2000 from $1,269,000 for the three months ended March 31, 1999. The increase was primarily due to the growth in the number of our employees to support our expanded business operations that increased costs by $231,000, and increased costs related to operating as a public company of $115,000. This increase was partially offset by the decrease in the non-cash charge for options granted and earned by outside advisors, directors and employees to $429,000 for the three months ended March 31, 2000 from $535,000 for the three months ended March 31, 1999. General and administrative expenses consisted primarily of personnel compensation, office expenses and professional fees.

Depreciation and Amortization. Depreciation and amortization expense increased 355.7% to $360,000 for the three months ended March 31, 2000 from $79,000 for the three months ended March 31, 1999. This increase was due to the depreciation expense of our new 30,225 square foot manufacturing and laboratory facility and related equipment placed in service during the second quarter of 1999.

Interest Income. Interest income increased 363.2% to $1,172,000 for the three months ended March 31, 2000 from $253,000 for the three months ended March 31, 1999. This increase was principally attributable to a higher average cash and cash equivalents balance during the three months ended March 31, 2000 as compared to the three months ended March 31, 1999 as a result of net proceeds of $38,907,000 from a private equity financing completed in November 1999 and $66,229,000 from our initial public offering completed in February 2000.

Interest Expense . Interest expense increased 194.4% to $106,000 for the three months ended March 31, 2000 from $36,000 for the three months ended March 31, 1999 due to the increased borrowings under a credit facility to fund the construction of our manufacturing and laboratory facility.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE YEAR ENDED DECEMBER 31, 1998

Revenue. We generated no revenue during the year ended December 31, 1999 or during the year ended December 31, 1998.

Research and Development. Research and development expense increased 79.9% to $10,977,000 for the year ended December 31, 1999 from $6,102,000 for the year ended December 31, 1998. This increase was partially attributable to the increase in the non-cash charge for options granted and earned by outside advisors, directors and employees to $1,814,000 for the year ended December 31, 1999 from $314,000 for the year ended December 31, 1998. The remainder of the increase was primarily due to the number of later stage Oncophage clinical trials in process that increased costs by $1,055,000, an increase in our staff to support our expanded business activities that increased costs by $1,342,000 and other ongoing development activities that increased costs by $978,000. Research and development expenses consisted primarily of compensation for our employees and outside advisors conducting research and development work, funding paid to the University of Connecticut, where we sponsor research, costs associated with the operation of our manufacturing and laboratory facility and funding paid to support our Oncophage clinical trials.

General and Administrative. General and administrative expenses increased 116.3% to $6,875,000 for the year ended December 31, 1999 from $3,178,000 for the year ended December 31, 1998. This increase was partially due to the increase in the non-cash charge for options granted and earned by outside advisors, directors and employees to $3,213,000 for the year ended December 31, 1999 from $795,000 for the year ended December 31, 1998. The remainder of the increase was primarily due to the growth in the number of our employees to support our expanded business operations that increased costs by $595,000. General and administrative expenses consisted primarily of personnel compensation, office expenses and professional fees.

Depreciation and Amortization. Depreciation and amortization expense increased 179.4% to $1,006,000 for the year ended December 31, 1999 from $360,000 for the year ended December 31, 1998. This increase was due to the depreciation expense of our new 30,225 square foot manufacturing and laboratory facility and related equipment.

Interest Income, net. Interest income increased 37.8% to $1,014,000 for the year ended December 31, 1999 from $736,000 for the year ended December 31, 1998. This increase was principally attributable to a higher average cash and cash equivalents balance during the year ended December 31, 1999 as compared to the year ended December 31, 1998 due to a $28,000,000 private equity financing completed in January 1999 and a $39,200,000 private equity financing completed in November 1999. Interest expense was $291,000 during the year ended December 31, 1999 due to borrowings under a credit facility to fund the construction of our manufacturing and laboratory facility. We incurred no interest expense during the year ended December 31, 1998.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

Revenue. We generated no revenue during the year ended December 31, 1998 or during the year ended December 31, 1997.

Research and Development. Research and development expenses increased 138.1% to $6,102,000 for the year ended December 31, 1998 from $2,563,000 for the year ended December 31, 1997. This increase was due primarily to an increase of $1,777,000 in salary cost due to an increase in the number of our employees as we expanded our business and clinical activities, an increase of $190,000 in expense to support our Oncophage clinical trials, an increase in professional fees of $126,000 related to expansion of our intellectual property and patent activities, and the non-cash charge for options granted to and earned by outside advisors, employees and directors of $236,000.

General and Administrative. General and administrative expenses increased 105.2% to $3,178,000 for the year ended December 31, 1998 from $1,549,000 for the year ended December 31, 1997. This increase was due primarily to an increase of $196,000 in costs related to increased personnel necessary to support our expanding business and clinical operations and the non-cash charge for options granted and earned by outside advisors, employees and directors of $621,000.

Depreciation and Amortization. Depreciation and amortization expense increased 78.2% to $360,000 for the year ended December 31, 1998 from $202,000 for the year ended December 31, 1997. This increase was due to the depreciation expense of our manufacturing and laboratory equipment.

Interest Income, net. Interest income increased 53.0% to $736,000 for the year ended December 31, 1998 from $481,000 for the year ended December 31, 1997. This increase was primarily attributable to a higher average cash and cash equivalents balance during the year ended December 31, 1998 as compared to the year ended December 31, 1997. There was no interest expense during the years ended December 31, 1998 and 1997.

LIQUIDITY AND CAPITAL RESOURCES

We have incurred annual operating losses since inception, and at March 31, 2000, we had incurred an accumulated deficit of $41,980,000. Since our inception, we have financed our operations primarily through the sale of equity, interest income earned on cash and cash equivalent balances and debt provided through a credit line secured by some of our manufacturing and laboratory assets. Most recently, we have completed an initial public offering that raised net proceeds of $66,229,000. From our inception through March 31, 2000, we raised aggregate net proceeds of $145,223,000 through the sale of equity and borrowed $3,481,000 under our $5,000,000 credit facility. We expect that we will fund our capital expenditures and growing operations over the next two years with current working capital. Our future capital requirements include, but are not limited to, supporting our Oncophage clinical trial efforts and continuing our other research and development programs. Satisfying our long-term liquidity needs will require the successful commercialization of Oncophage or other products and may require additional capital.

Our cash and cash equivalents at March 31, 2000 were $109,389,000, an increase of $62,971,000 from December 31, 1999. During the three months ended March 31, 2000, we used cash primarily to finance operations, including our Oncophage clinical trials.

Net cash used in operating activities for the three months ended March 31, 1999 and 2000 was $2,243,000 and $3,308,000. The increase resulted from the increase in the number of our Oncophage clinical trials and general expansion of our operations.

Net cash used in investing activities for the three months ended March 31, 1999 and 2000 was $2,908,000 and $393,000. The investments were primarily for the purchase of equipment, furniture and fixtures, and in 1999, the construction of our manufacturing and laboratory facility, which was primarily completed during the second quarter of 1999. During 1999, we partially financed our new manufacturing and laboratory facility in Woburn, Massachusetts through the $5,000,000 credit facility discussed below and available cash balances.

Net cash provided by financing activities was $2,420,000 and $66,673,000 for the three months ended March 31, 1999 and 2000. Since inception, our primary source of financing has been from equity investments. During the three months ended March 31, 1999 and 2000, sales of equity and, in 2000, exercises of stock options and warrants, totaled approximately $2,212,000 and $66,306,000. At March 31, 2000, we had outstanding $2,775,000 under our credit facility, which was used to finance the construction of our manufacturing and laboratory facility and to purchase related equipment. Loans that were drawn down on the credit facility are secured by specific assets, including leasehold improvements, which they finance.

OTHER

In June 1998, the Financial Accounting Standards Board, (FASB), issued SFAS No. 133, "Accounting or Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133, as amended, will be effective for our fiscal year beginning January 1, 2001. The adoption of SFAS No. 133 is not expected to have a material effect on our financial position or results of operations.

In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" (FIN 44). FIN 44 provides guidance on the accounting for stock-based compensation grants to employees and directors. The interpretation will be applied prospectively beginning July 1, 2000. We are evaluating FIN 44 and the effect it may have on the financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

In the normal course of business, we are exposed to fluctuations in interest rates as we use debt financing to make capital expenditures. We do not employ specific strategies, such as the use of derivative instruments or hedging, to manage our interest rate exposures. There has been no change since the fiscal year ended December 31, 1999 with respect to our interest rate exposures or our approach toward those exposures. Further, we do not expect our market risk exposures to change in the near term.

The information below summarizes our market risks associated with debt obligations as of March 31, 2000. Fair values included herein have been estimated taking into consideration the nature and terms of each instrument and the prevailing economic and market conditions at March 31, 2000. The table presents cash flow by year of maturity and related interest rates based on the terms of the debt.

                                     ESTIMATED                      MATURITIES FOR THE YEARS ENDED MARCH 31,
                                        FAIR         CARRYING       ----------------------------------------
                                       VALUE          AMOUNT          2001             2002           2003
                                     ---------       --------         ----             ----           ----

Long-term debt(1)...............    $2,964,000      $2,775,000      $843,000        $1,053,000      $879,000

------------------
(1)  Fixed interest rates from 13.954% to 15.084%.

                                    BUSINESS

OVERVIEW

Antigenics is engaged in the discovery and development of novel immunotherapeutic drugs for the treatment of life threatening and chronic medical conditions. Our immunotherapeutics are based on a specific class of proteins known as heat shock proteins and their ability to modulate the immune system. We are currently evaluating our lead immunotherapeutic, Oncophage, in eight clinical trials for the treatment of six different cancers, and we expect to start our first pivotal clinical trial by mid-2000. We are also developing immunotherapeutics to treat infectious diseases, such as genital herpes, and autoimmune disorders, such as diabetes and multiple sclerosis. Based upon our scientific and drug development skills, our technology platform and our strategic expertise, we intend to become a leader in drug discovery, development and commercialization.

THE IMMUNE SYSTEM

The immune system is the body's natural defense mechanism to prevent and combat disease. The immune system differentiates between normal tissue, or "self," versus diseased tissue or "non-self." When a competent immune system recognizes diseased cells, the immune system initiates a series of steps that results in the elimination of these cells. There are two types of immune response: antibody-based and T cell-based.

Antibody-based immune response is primarily involved in the prevention of diseases. Antibodies are proteins produced by the body in response to disease causing agents known as pathogens. Antibodies bind to pathogens, such as viruses and bacteria, and block their ability to infect cells. Preventive vaccines that trigger an antibody-based immune response have been very successful in reducing the incidence of several deadly diseases, including smallpox, polio and measles. These vaccines consist of weakened, or attenuated, pathogens that stimulate the production of antibodies. However, these types of vaccines have not been effective in the prevention or treatment of many serious diseases, including cancer, herpes, tuberculosis, hepatitis and HIV.

T cell-based immune response, on the other hand, is primarily involved in combating diseases, such as cancers or infections. T cells are specialized white blood cells that are normally produced by the body to kill cancer cells and infected cells. T cell-based immune response begins when specialized immune cells called dendritic cells capture antigens, which are the identifying structural components of cancers and pathogens. Once inside dendritic cells, antigens are broken down into small fragments called peptides that are subsequently displayed on the surface of the dendritic cell. T cells continually scan the surface of dendritic cells for peptides. If T cells recognize displayed peptides as foreign or non-self, they replicate rapidly and then search for and kill other diseased cells containing those same peptides. Hormones known as cytokines enhance this T cell-based immune response by activating various components of the immune system.

Significant scientific evidence suggests that cancers and infections trigger a T cell-based immune response during the initial course of their progression. This immune response, however, is not always sufficient to eradicate the disease. Tumor cells, for example, hide their antigens and produce substances that suppress the patient's immune response.

To date, efforts to develop immunotherapeutics that sufficiently overcome this suppression of the immune system and stimulate T cells to selectively and accurately target and kill diseased cells have failed due to one or both of the following:

     - the inability of drug developers to discover the appropriate antigens that identify diseases such as a particular person's cancer; and

     - the inability to present these relevant antigens to activate T cells to selectively destroy diseased cells.

We believe our immunotherapeutics specifically address these issues.

OUR TECHNOLOGY PLATFORM

INTRODUCTION

We are the pioneers in activating T cells using purified heat shock protein-peptide complexes. In individuals who develop cancer, infections and autoimmune disorders, the immune system fails in its normal function. Our immunotherapeutics are designed to restore this function and treat these life threatening or chronic disease conditions.

We believe our immunotherapeutics will be applicable to the treatment of all cancer types and several types of infectious diseases and autoimmune disorders. Our immunotherapeutics consist of two components: a variable component, consisting of small protein fragments called peptides, which is necessary for the targeting of specific diseases; and a constant component, consisting of a heat shock protein, which is necessary for the activation of a T cell-based immune response to the targeted disease. In the case of cancer, which is a highly variable disease from one patient to another, we purify, from each patient's own tumor tissue, heat shock proteins that are bound, or complexed, to peptides. Our cancer immunotherapeutics are therefore specific to each patient. In contrast, for each infectious disease which is generally caused by a common pathogen, we use a human heat shock protein bound to peptides derived from the target pathogen. Our immunotherapeutics for infectious diseases therefore will be disease-specific rather than patient-specific. Our immunotherapeutic for autoimmune disorders will be generic, meaning it will be intended for the treatment of all disorders that result in T cells attacking healthy tissue.

The principle upon which our technology platform is based extends back over 50 years when scientists began using genetically identical laboratory animals to study the immune response to cancer. Researchers demonstrated that animals vaccinated with attenuated, or weakened, tumor cells are immune to subsequent injections of live tumor cells. Further, researchers have shown that this immunity to cancer is tumor-specific, meaning that animals are immune only to the cancer used for immunization and not to any other kind of cancer. Twenty years ago, the chairman of our scientific advisory board, Pramod Srivastava, discovered that cancers harbor molecular factors known as heat shock proteins, which are responsible for conferring immunity to cancer. Consistent with the observation that immunity generated with attenuated tumor cells is tumor-specific, we discovered that heat shock proteins generate immunity only to the tumor from which they are purified.

HEAT SHOCK PROTEINS

Heat shock proteins are a class of proteins that play a major role in transporting peptides, including antigens, within a cell and are thus often called chaperones. In this capacity, heat shock proteins bind to the entire antigenic repertoire or fingerprint of the cell in which they reside. Heat shock proteins are present in all cells of all organisms from bacteria to mammals and their structure and function are similar across these diverse life forms.

Published research suggests that heat shock proteins play a central role in the generation of immune responses. This role includes coordinating the breakdown and transport of peptides from the point of their generation inside cells to their ultimate display on the cell's surface for recognition by T cells. Although heat shock proteins inside tumor cells and pathogen-infected cells help display antigens to the immune system, tumors and pathogens simultaneously employ strategies to evade immune responses. In some cases, this evasion of immune responses results in disease progression.

The ability of heat shock proteins to chaperone peptides is key to our technology platform. When we purify heat shock proteins from tumor cells or pathogen-infected cells according to our manufacturing protocols, the heat shock proteins remain bound to the entire repertoire of peptides produced by the tumor or pathogen. These purified heat shock protein-peptide complexes isolated from diseased cells are our immunotherapeutics.

We believe that when purified heat shock protein-peptide complexes are injected into the skin, they stimulate a powerful T cell-based immune response capable of targeting and killing cancers and pathogen-infected cells from which these complexes originated. Doctors or nurses inject our immunotherapeutics into the skin to take advantage of the high concentration of dendritic cells in this region. These dendritic cells express receptors that specifically recognize heat shock proteins; therefore, dendritic cells efficiently capture and process our immunotherapeutics. Once inside dendritic cells, heat shock protein-peptide complexes separate and the dendritic cell displays the peptides on its surface where T cells can recognize the peptides.

Dendritic cells expressing cancer-specific or pathogen-specific peptides activate T cells that are capable of specifically targeting and killing diseased cells throughout the body that express those same peptides. The interaction of heat shock proteins with their receptors on dendritic cells also leads to secretion of cytokines by the dendritic cells that further stimulate the immune system.

We believe our immunotherapeutics stimulate the immune system to recognize the entire antigenic fingerprint of a tumor or pathogen. Due to this characteristic, we believe our immunotherapeutics will:

     - trigger the immune system to recognize and destroy all tumor or pathogen-infected cells in the body; and

     - make it difficult for tumors or pathogens to escape recognition by the immune system.

We believe that the dendritic cells displaying these peptides trigger a more potent immune response than that achieved by the presentation of these same peptides by the tumor or pathogen-infected cell.

Our preclinical studies with heat shock protein immunotherapeutics have demonstrated a beneficial effect in preventing or treating 13 types of cancer in three different species. The cancer types tested include cancers of the skin, colon, lung and other tissues. Further, our immunotherapeutics show therapeutic benefit in animals with metastatic disease, which is when cancer has spread beyond the primary tumor to distant regions of the body. Metastatic disease is often responsible for the relapse and ultimate death of patients with cancer.

OUR PRODUCTS UNDER DEVELOPMENT

INTRODUCTION

The chart below summarizes the indications and status for each of our products and development programs. We use "HSPPC" as an abbreviation for "heat shock protein-peptide complex." The number following HSPPC is the molecular weight of the heat shock protein used in the product. For cancer applications, we call HSPPC-96 "Oncophage."

------------------------------------------------------------------------------------------------------------------
PRODUCTS                           INDICATION                               STATUS
==================================================================================================================
CANCER
Oncophage                          Renal cell carcinoma                     Phase II trial enrollment completed
                                                                            Phase I/II trial enrollment completed
                                   Melanoma                                 Phase II trial enrollment completed
                                                                            Phase I/II trial enrollment completed
                                   Colorectal carcinoma                     Phase II trial enrollment completed
                                   Gastric cancer                           Phase I/II trial ongoing
                                   Pancreatic cancer                        Phase I trial completed
                                   Low-grade non-Hodgkin's lymphoma         Phase II trial ongoing
                                   Sarcoma                                  Phase II trial planned
HSPPC-70-C                         Various cancers                          Research
HSPPC-90-C                         Various cancers                          Research
HSPPC-56-C                         Various cancers                          Research

INFECTIOUS DISEASES
HSPPC-96-GH                        Genital herpes                           Preclinical
HSPPC-70-GH                        Genital herpes                           Preclinical
HSPPC-56-I                         Various infectious diseases              Research
HSPPC-70-I                         Various infectious diseases              Research

AUTOIMMUNE DISORDERS
gp96                               Type 1 diabetes                          Research
                                   Multiple sclerosis                       Research
------------------------------------------------------------------------------------------------------------------

OUR CANCER IMMUNOTHERAPEUTICS

Background. The American Cancer Society estimated that doctors would diagnose approximately 1.2 million new cases of cancer in the United States in 2000. Cancer is the second leading cause of death in the United States, resulting in an estimated 552,200 deaths in 1999. The American Cancer Society reports that since 1990 medical professionals have diagnosed nearly 13 million cases of cancer, and cancer has killed nearly 5 million people in the United States.

Cancer results from the uncontrolled proliferation of abnormal cells. Eventually, these cells form a mass referred to as a tumor. As the tumor grows, it pushes outward, often invading adjacent tissues and organs and interfering with their normal function. In addition, small groups of cells may break away from the primary tumor and spread or metastasize. Tumors produced at distant sites are referred to as metastatic tumors.

The uncontrolled proliferation of cancer cells is due to alterations, or mutations, in a cell's DNA. Mutations can take place when a gene is exposed to radiation or particular drugs or chemicals, or when some as yet unexplained internal change occurs. The mutations in DNA also lead to production of antigens. Because mutations occur randomly, the antigenic fingerprint of each person's cancer is unique.

Studies in animals have confirmed that a unique repertoire of antigens is associated with each primary tumor. As cancers metastasize, they continue to mutate, potentially producing new antigens not found in the primary tumor of the same patient. However, we believe that a significant overlap exists between the antigenic fingerprint of the metastatic cells and the primary tumor of the same patient.

Current Treatments. Surgery, chemotherapy and radiotherapy are the three most commonly used methods for treating cancer. Medical professionals often administer a combination of these treatments to a cancer patient, depending upon the type of cancer and the extent of the disease. Surgery is curative only when a doctor detects a tumor at a relatively early stage of growth and is able to completely remove the tumor. Unfortunately, most tumors metastasize when they are very small, ultimately causing relapse and death in many cancer patients. The use of chemotherapy or radiotherapy sometimes improves survival rates; however, these treatments have significant limitations.

High rates of treatment failure and limitations posed by severe side effects and tumor resistance have compelled researchers to focus on alternative strategies of cancer treatment. Immunotherapeutics have the ability to target and destroy widely disseminated disease without damaging normal tissue. In addition, immunotherapeutics do not have many of the shortcomings of traditional cancer treatments.

Our Approach. We purify our cancer immunotherapeutics from portions of a patient's tumor that a doctor has surgically removed. Our cancer immunotherapeutics are patient-specific and therefore incorporate the entire antigenic fingerprint of each patient's own tumor. Because our cancer immunotherapeutics contain overlapping antigens present in both the primary and metastatic tumors, we believe they will be effective in treating all the tumor cells that remain in the body that are derived from the primary tumor.

ONCOPHAGE

Oncophage is our lead cancer immunotherapeutic. We are evaluating Oncophage in five different cancers in six separate phase II or phase I/II clinical trials. Oncophage consists of purified, patient-specific heat shock protein-peptide complexes designed to elicit a T cell-based immune response to a patient's cancer. After a surgeon removes a patient's tumor, the hospital or clinic ships a portion of the tumor tissue frozen by overnight courier to our facility. We purify Oncophage from the tumor tissue using our proprietary manufacturing process in less than ten hours. Depending on the dose, we require a minimum of one to three grams of tumor tissue to yield a sufficient amount of Oncophage for a typical course of treatment.

We formulate Oncophage in sterile saline solution and package it in standard single injection vials in our manufacturing facility. We subject the final immunotherapeutic to extensive quality control testing, including sterility testing of each lot. We ship the product frozen via overnight courier back to the hospital. We have developed sophisticated tracking systems and procedures designed to ensure correct delivery of Oncophage to the appropriate patient.

There are several benefits associated with the production and administration of our autologous product:

     - we can sterilize Oncophage through simple filtration; sterility is required for FDA approval of a product that will be injected into humans;

     - the scheduling of production at our central facility is flexible because we purify Oncophage from frozen tumor samples;

     - doctors can administer Oncophage when the patient is ready to begin treatment because Oncophage is stored frozen and has a current shelf-life of at least six months; and

     - Oncophage consists of a purified protein which can be consistently produced from most tumor types.

A medical professional initially administers Oncophage to a patient four to six weeks after a doctor surgically removes the patient's primary or metastatic tumor. The typical course of treatment consists of an injection into the skin administered once per week for four to six weeks. An oncologist may recommend treating a patient with more than one course of Oncophage.

Although we believe Oncophage will be applicable to the treatment of all cancer types, our initial focus is on cancers that are resistant to available treatment options. Further, we have chosen types of cancer and stages of disease that typically yield tumors that doctors can surgically remove. Additionally, in order to complete clinical trials rapidly and file for regulatory approvals, we have selected cancers and stages of disease which allow us to evaluate our immunotherapeutics in clinical trials with near term endpoints.

We filed an IND for Oncophage in November 1996 that the FDA allowed on December 20, 1996. To date, we have treated approximately 200 advanced stage, metastatic cancer patients with Oncophage in our clinical programs. We started enrolling patients in our first clinical trial at the Memorial Sloan-Kettering Cancer Center in New York, New York in November 1997.

We believe the collective results from these clinical trials show that Oncophage is generally safe and well tolerated. These results also demonstrate preliminary indications of clinical benefit in a number of these patients. Moreover, we have shown that Oncophage can generate an anti-tumor immunological response. In addition, we believe we can manufacture Oncophage consistently and in sufficient quantities from most human cancer tissue.

The investigators participating in our clinical programs have documented tumor regression using standard response criteria. A complete response means that all tumor tissue has disappeared and the patient appears to be disease free. A partial response means that evaluable tumor tissue has shrunk by at least 50%. A minor response means that the tumor has shrunk by 25-50%. Stable disease means that the tumor has either shrunk or grown by less than 25%. Progressive disease means that the tumor has grown by more than 25%.

The investigators also document survival. Median survival refers to the time at which 50% of patients diagnosed with a particular cancer are alive.

RENAL CELL CARCINOMA

Background. Renal cell carcinoma is the most common type of kidney cancer. The American Cancer Society estimated that doctors would diagnose about 31,200 new cases of kidney cancer in the United States in 2000 and that the disease would kill approximately 11,900 people during 2000. Of the 31,200 patients diagnosed with kidney cancer, approximately 85% have the specific type of kidney cancer known as renal cell carcinoma. By the time renal cell carcinoma is diagnosed in these patients, about one-third of them have developed metastatic disease.

The median survival of patients with metastatic renal cell carcinoma is approximately 12 months. For patients with metastatic disease, the only FDA approved treatment is intravenous high-dose interleukin-2, a human cytokine. The response rate, which includes partial responses and complete responses, of patients who are treated with high-dose interleukin-2 is approximately 15%. Treatment with high-dose interleukin-2 is generally associated with severe adverse events. These side effects often can lead to discontinuation of treatment. Although not FDA-approved for the treatment of renal cell carcinoma, a lower-dose of interleukin-2 injected underneath the skin, or subcutaneously, either alone or in combination with other cytokines, has become a treatment option. This treatment regimen has been the subject of a number of small studies with widely varying outcomes. Generally, side effects using the subcutaneous route of administration have been milder than those associated with high-dose, intravenous treatment.

Our Clinical Program. In our phase I/II trial, we enrolled patients with measurable metastatic renal cell carcinoma. We conducted this trial with clinical investigators at the M.D. Anderson Cancer Center in Houston, Texas. These patients did not receive prior or concurrent cancer therapy. After surgical removal of their primary tumors, patients were treated at one of three dose levels of Oncophage: 2.5 micrograms, 25 micrograms or 100 micrograms. The clinical investigators treated 38 patients, of whom 34 could be evaluated with standard radiology measurements.

Of the 34 evaluable patients, 13 patients responded or had stable disease. Four patients had a partial response and one patient had a minor response. The other eight patients showed stabilization of their disease. Three of these patients had been stable in excess of 10 months. The response rate in this trial, which does not include patients with a minor response or stable disease, was 12% and no adverse events were associated with treatment with Oncophage. The median survival in this trial is 13 months.

While the analysis of immunological results is still ongoing, testing to date shows that in four out of five patients who responded clinically, the number of T cells increased after treatment with Oncophage. Further, in all patients who responded clinically, the number of natural killer cells increased after treatment with Oncophage.

In the phase I/II trial, clinical investigators found that Oncophage is generally safe and well tolerated. Sixty-three percent of our patients received more than one course of treatment with Oncophage.

We were able to prepare Oncophage successfully from approximately 98% of renal cancer carcinoma samples we received at our manufacturing facility for this phase I/II trial. Based on this result, we believe we will be able to manufacture Oncophage for nearly all renal cell carcinoma patients whose tumors a surgeon can remove.

Based on the results from our phase I/II clinical trial, we initiated a 60 patient phase II trial for patients with metastatic renal cell carcinoma at the M.D. Anderson Cancer Center in March 1999. We completed enrollment for this phase II trial in the first quarter of 2000. For this trial, the dose of Oncophage has been set at 25 micrograms and patients receive one dose once a week for four weeks, followed by one dose every two weeks. Some patients may also receive an injection of subcutaneous interleukin-2 if they have not had an adequate response after three months of treatment with Oncophage. Based on the analysis of the results from the phase I/II and phase II trials, we anticipate that we will start a pivotal trial for renal cell carcinoma by the middle of 2000.

MELANOMA

Background. Melanoma is the most serious form of skin cancer. The American Cancer Society estimated that doctors would diagnose about 47,700 new cases of melanoma in the United States in 2000 and that the disease would kill approximately 7,700 people during 2000. The incidence of melanoma is growing at 5-7% per year, which is substantially faster than the growth in incidence rates of most other cancers. Oncologists treat advanced or metastatic melanoma, also known as stage III or IV, with surgery, radiation therapy, immunotherapy, or chemotherapy depending on the case. Approximately 20% of all melanoma patients at the time of their first diagnosis have stage III or stage IV disease. Existing treatments have not significantly improved overall survival of patients with melanoma. The median survival of patients with stage III melanoma varies widely according to published literature. At the M.D. Anderson Cancer Center, the median survival of patients with late stage III melanoma is 24 months. According to published literature, patients with stage IV melanoma have a median survival of about seven months. Although oncologists use various treatment options, the only FDA approved drug therapies for patients with metastatic melanoma are high dose intravenous interleukin-2 and alpha interferon, another human cytokine.

Our Clinical Program. We have treated 36 patients in a phase I/II clinical trial, evaluating Oncophage as a treatment for late stage III and early stage IV metastatic melanoma. Eighty-three percent of the patients in our trial were previously treated with chemotherapy, radiotherapy, and alpha interferon. We are conducting the trial with clinical investigators at the M.D. Anderson Cancer Center. After surgery to remove a portion of the tumor, the clinical investigators treated patients with 2.5 micrograms, 25 micrograms or 100 micrograms of Oncophage.

In this trial, the clinical investigators treated 20 stage III and stage IV patients in the adjuvant setting. This means that these patients had all of their detectable melanoma tissue surgically removed before the clinical investigators treated them with Oncophage. Nineteen out of 20 patients (95 percent) are alive with a median follow-up of 14 months, and of those, 15 patients (75 percent) are disease free.

In our melanoma trial, the clinical investigators also treated 16 stage III and stage IV patients with "residual disease." These are patients who have had only part of their disease surgically removed, leaving them with visible disease at the time of Oncophage treatment. Eight of these 16 patients are alive with a median follow-up of 14 months.

To date, the trial has shown Oncophage to be generally safe and well tolerated by patients. In addition, we have been able to successfully prepare Oncophage from approximately 92% of melanoma samples we received at our manufacturing facility for this phase I/II trial. Based on this result, we believe we will be able to manufacture our product for nearly all melanoma patients from whom a surgeon can remove an adequate amount of tumor tissue.

In addition to our phase I/II trial at the M.D. Anderson Cancer Center, we have completed enrollment in a planned 40 patient phase II trial for melanoma at the Istituto dei Tumori in Milan, Italy. Clinical investigators have treated patients in this trial at 5 or 50 micrograms of Oncophage. The purpose of this trial is to confirm the route of administration of Oncophage.

COLORECTAL CANCER

Background. Colorectal cancer is cancer of the colon or rectum. The American Cancer Society estimated that doctors would diagnose about 130,000 new cases of colorectal cancer in the United States in 2000 and that this disease would kill approximately 56,300 people during 2000.

For patients whose disease has not spread to other parts of the body, surgery remains the most common treatment and can be curative in about two thirds of these cases. For patients whose disease has metastasized to other parts of the body, treatment options are limited and the patients' prognosis is poor. Patients with recurrence of advanced disease may have their metastatic lesions removed by surgery. The median survival for these patients is approximately 12 months. Conventional cancer treatments such as chemotherapy and radiation have shown limited benefit in treating colorectal cancer.


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Our Clinical Program. We have completed enrollment of a 30 patient phase II clinical trial evaluating Oncophage as a treatment for metastatic colorectal cancer. We are conducting the trial at the Istituto dei Tumori. The clinical investigators will treat patients with 2.5 micrograms, 25 micrograms or 100 micrograms of Oncophage after a surgeon removes the patients' metastatic tumors.

We are continuing to analyze the results from this trial. To date, the trial has shown Oncophage to be generally safe and well tolerated by patients. In addition, we have successfully prepared Oncophage from 100% of colorectal cancer samples we received at our manufacturing facility for this trial. Based on this result, we believe we will be able to manufacture our product for nearly all colorectal cancer patients whose tumors a surgeon can remove.

GASTRIC CANCER

Background. Gastric cancer is cancer of the stomach. The American Cancer Society estimated that doctors would diagnose about 21,500 new cases of gastric cancer in the United States in 2000 and that the disease would kill approximately 13,000 people during 2000. The treatment options for gastric cancer are surgery, chemotherapy and radiation. Biological therapies are currently in clinical trials. For patients with surgically removable tumors, improvements in surgical techniques have led to increased survival. Despite these advances, as well as the development of multi-drug chemotherapy regimens, the median survival for patients with advanced gastric cancer, according to published research, is approximately seven months.

Our Clinical Program. We are currently enrolling patients in a 30 patient phase I/II clinical trial evaluating Oncophage as a treatment for metastatic gastric cancer. We are conducting this trial with clinical investigators at the Johannes Gutenberg-University Hospital in Mainz, Germany. After clinical investigators surgically remove a patient's tumor, the clinical investigators treat the patient with 2.5 micrograms or 15 micrograms of Oncophage. Although enrollment is still ongoing, to date, the trial has shown Oncophage to be generally safe and well tolerated by patients. In addition, we have been able to successfully prepare Oncophage from approximately 71% of gastric cancer samples we received at our manufacturing facility for this trial. Based on this result, we believe we will be able to manufacture our product for the majority of gastric cancer patients whose tumors a surgeon can remove.

PANCREATIC CANCER

Background. Pancreatic cancer is the fourth leading cause of cancer death in the United States. The American Cancer Society estimated that doctors would diagnose about 28,300 new cases of pancreatic cancer in the United States in 2000 and that the disease would kill approximately 28,200 people during 2000.

The treatment options for pancreatic cancer are surgery and chemotherapy. Doctors at the Memorial Sloan-Kettering Cancer Center report that patients who have had tumors surgically removed have a median survival of 14 months. Doctors treat patients with tumors that cannot be surgically removed, or resected, with chemotherapy. The median survival time for patients with unresectable disease is less than six months.

Our Clinical Program. In early 1999, we completed a pilot phase I clinical trial evaluating Oncophage as a treatment for resectable pancreatic cancer. We conducted the trial with clinical investigators at the Memorial Sloan-Kettering Cancer Center and enrolled 15 patients. The clinical investigators treated five of the 15 patients with five micrograms of Oncophage after doctors had removed the patient's primary tumor.

Two out of five patients generated a T cell response to their tumor after treatment with Oncophage.

Three patients are alive and disease free for 12, 28 and 28 months since surgery, respectively. The two remaining patients died 8 months and 17 months after surgery.

The trial showed Oncophage to be generally safe and well tolerated by patients. We successfully prepared Oncophage from 5 of 15 pancreatic cancer samples we received in our manufacturing facility. We were not able to prepare Oncophage from the remaining tumor samples due to the presence of enzymes in the pancreatic tissue that


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


break down proteins, including heat shock proteins. Based upon our process development advances, we anticipate that a modified process will improve our rate of success for purifying Oncophage from pancreatic tumors.

NON-HODGKIN'S LYMPHOMA

Background. Non-Hodgkin's lymphoma is cancer that originates in lymph tissue. The American Cancer Society estimated that doctors would diagnose about 54,900 new cases of non-Hodgkin's lymphoma in the United States in 2000 and that the disease would kill approximately 26,100 people during 2000. Approximately 40% of patients with non-Hodgkin's lymphoma have low grade indolent disease, which is a slow growing, often fatal, lymphoma.

Doctors have traditionally treated patients with non-Hodgkin's lymphoma with chemotherapy. Recently, the FDA approved one new antibody therapy for low grade non-Hodgkin's lymphoma.

Our Clinical Program. We are enrolling patients in a 35 patient phase II clinical trial evaluating Oncophage as a treatment for low grade indolent non-Hodgkin's lymphoma. This trial is being conducted with clinical investigators at the M.D. Anderson Cancer Center. We anticipate that the clinical investigators will treat patients with 25 micrograms of Oncophage after a surgeon removes the patients' tumor tissue.

SARCOMA

Background. Soft tissue sarcomas are cancerous tumors that can develop from fat, muscle, nerve, joint, blood vessel or deep skin tissues. The American Cancer Society estimated that doctors would diagnose about 8,100 new cases of soft tissue sarcomas in the United States in 2000 and that the disease would kill approximately 4,600 people during 2000.

Doctors treat sarcoma with surgery, chemotherapy or targeted radiotherapy. For resectable disease, doctors perform surgery and administer chemotherapy or targeted radiotherapy as follow up treatments. For unresectable disease, doctors treat patients with a combination of chemotherapy and radiotherapy.

Our Clinical Program. We are in the process of initiating a 35 patient phase II clinical trial evaluating Oncophage as a treatment for soft tissue sarcomas. We will conduct the trial with clinical investigators at Memorial Sloan-Kettering Cancer Center and may expand it to include other sites. We anticipate that the clinical investigators will treat patients with 25 micrograms of Oncophage after a surgeon removes the patients' tumor tissue.

OTHER CANCER IMMUNOTHERAPEUTICS

In addition to Oncophage, we are currently researching several other autologous cancer immunotherapeutics using different heat shock proteins, including HSPPC-70, HSPPC-90, and HSPPC-56. These immunotherapeutics have demonstrated efficacy in animal cancer models.

OUR INFECTIOUS DISEASE IMMUNOTHERAPEUTICS

Background. Infectious diseases are illnesses caused by microorganisms, or pathogens, like viruses, bacteria and parasites, and include tuberculosis, hepatitis, genital herpes and HIV. While doctors use antiviral agents and antibiotics to treat a number of viral and bacterial diseases effectively, medical professionals are concerned about the emergence of new strains of pathogens that have developed resistance to all available drugs.

Our Approach. Our immunotherapeutics for treating infectious diseases will consist of heat shock proteins bound to peptides that are produced by the pathogen causing the infection. Typically, each infectious disease is caused by a specific pathogen. Consequently, our infectious disease immunotherapeutics will be common to all patients with a particular infection and will not be patient-specific. We currently produce these immunotherapeutics from cells infected with the target pathogen. This manufacturing procedure has enabled us to test our immunotherapeutics in preclinical studies and should enable us to produce sufficient quantities to begin human clinical trials. Another


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technique to manufacture our immunotherapeutics involves binding specific peptides with heat shock proteins in vitro. We can generate the peptides in microorganisms or produce them synthetically.

Genital Herpes. Genital herpes is a contagious viral infection that affects an estimated 45 million Americans. Doctors estimate that as many as 500,000 new cases may occur each year in the United States. Genital herpes is currently treated with palliative antiviral agents that reduce further replication of the virus. The challenge of antiviral therapy lies not only in treatment of the symptoms during the first and recurrent episodes but also in the long-term suppression of the herpes virus in patients with frequent recurrences. We expect to file an IND for this indication in 2000.

OUR AUTOIMMUNE DISORDER IMMUNOTHERAPEUTIC

Background. Autoimmune disorders result from an inappropriate immune response that targets and destroys normal tissue. While researchers have not definitively determined what triggers autoimmune responses, many believe that both genetic and environmental factors are probably involved in this process. Several autoimmune disorders, including diabetes and multiple sclerosis, result in the proliferation of misdirected T cells that attack normal tissues. We believe that a therapeutic product that can turn off misdirected T cell responses could treat these disorders.

Our Approach. We have demonstrated in animal models that heat shock proteins administered at higher doses than those required for treating cancer and infectious diseases can turn off misguided T cells that destroy healthy tissue in animals with some autoimmune disorders. We are currently researching the application of heat shock proteins to treat autoimmune diseases like diabetes and multiple sclerosis. The source of heat shock proteins used in our autoimmune disorders immunotherapeutic will be human cells. Our immunotherapeutic could also be made using recombinant DNA techniques.

MANUFACTURING

We manufacture our own immunotherapeutic products in a 30,225 square foot manufacturing and research and development facility located in Woburn, Massachusetts. We are in the process of preparing this facility for the commercialization of Oncophage.

Our process development group is currently working on improving the process by which we manufacture heat shock protein-based immunotherapeutics. Efforts in this area to date have resulted in a 50% reduction in the time required to purify Oncophage from individual patients' tumors and a 40% increase in the quantity of Oncophage we can produce from tumor tissue. These efforts in our cancer program should also benefit preparation of our heat shock protein-based immunotherapeutics for treatment of infectious diseases.

SALES AND MARKETING

To commercially market our immunotherapeutic products once we obtain the necessary regulatory approvals, we must either develop our own sales and marketing force or enter into arrangements with third parties. Currently, our sales and marketing plans consist of the following:

     - Commercialize cancer immunotherapeutics in the United States through our own sales force. We believe that we can build a United States sales force to market our cancer immunotherapeutics due to the concentration of the United States oncology market.

     - Form collaborations with pharmaceutical companies for commercializing cancer immunotherapeutics outside the United States. For example, we have entered into an agreement with Sigma-Tau Industrie Farmaceutiche Riunite S.p.A., under which they have agreed to pay for two clinical trials in return for rights which include an option to enter into an agreement to market Oncophage in Italy, Spain, Portugal and Switzerland. We have also signed an agreement with Medison Pharma Ltd. for marketing Oncophage in Israel.


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     -    Form collaborations with pharmaceutical companies for infectious diseases and autoimmune disorders. Unlike cancer, the number of doctors and health care institutions prescribing treatments for infectious diseases and autoimmune disorders is large and fragmented, and we will need a large sales force to effectively market our products.

OUR INTELLECTUAL PROPERTY PORTFOLIO

We devote significant resources to protecting and expanding our intellectual property portfolio. We seek to protect our core technologies through a combination of patents, trade secrets and know-how. As a result of an exclusive worldwide license with Fordham University and one with Mount Sinai School of Medicine of New York University, we have exclusive rights to 13 issued U.S. patents, and foreign counterpart patents and patent applications, relating to our heat shock protein technology. Prior to directing the Center for Immunotherapy of Cancer at the University of Connecticut, Dr. Srivastava, the Chairman of our Scientific Advisory Board, was an assistant professor of immunology at Mount Sinai School of Medicine, and, then, a professor of immunology at Fordham University.

We also have licensed rights to 42 pending U.S. patent applications, and corresponding foreign counterpart patents and applications, from Mount Sinai School of Medicine of New York University, Fordham University, Duke University and the University of Miami. Under the license agreements with these institutions, we have exclusive, worldwide rights to inventions using heat shock proteins in the treatment and prevention of cancer, infectious diseases, autoimmune disorders and other indications. If we commercialize any of the inventions, we will pay the licensors a royalty on sales of the commercialized product. In addition, pursuant to a research agreement with the University of Connecticut Health Center, we will fund the laboratory directed by Dr. Srivastava at the University through December 31, 2002. The agreement calls for payments to the University totaling a minimum of $5,000,000, payable in quarterly installments of $250,000. In return, we have an option to obtain an exclusive license to new inventions as that term is defined in the research agreement, with the royalty rates and other terms to be determined by negotiation between the parties. We also have an option to obtain an exclusive license to certain types of "improvement" inventions as that term is defined in the research agreement, at already-determined royalty rates, but with the other terms to be determined by negotiation between the parties. These options must be exercised within 180 days from the date of filing a U.S. patent application on each such invention. To date, we have exercised options to license seven patent applications.

It is worth noting that:

     - patent applications in the United States are maintained in secrecy until patents are issued;

     - patent applications in other countries generally are not published until 18 months after they are first filed in any country;

     - publication of technological developments in the scientific or patent literature often lags behind the date of these developments; and

     -    searches of prior art may not reveal all relevant prior inventions.

Although we have licensed 13 issued United States patents and 42 pending United States patent applications, we cannot be certain that our licensors' inventors were the first to invent the subject matter covered by these patent and patent applications or that they were the first to file patent applications for those inventions or that a court or patent authority will not determine that these patent rights are invalid or unpatentable.

REGULATORY CONSIDERATIONS

Governmental authorities in the United States and other countries extensively regulate the preclinical and clinical testing, manufacturing, labeling, storage, record keeping, advertising, promotion, export, marketing and distribution, among other things, of our immunotherapeutics. In the United States, the FDA under the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act and other federal statutes and regulations subjects pharmaceutical


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products to rigorous review. If we do not comply with applicable requirements we may be fined, our products may be recalled or seized, our production may be totally or partially suspended, the government may refuse to approve our marketing applications or allow us to distribute our products, and we may be criminally prosecuted. The FDA also has the authority to revoke previously granted marketing authorizations.

In order to obtain approval of a new product from the FDA, we must, among other requirements, submit proof of safety and efficacy as well as detailed information on the manufacture and composition of the product. In most cases, this proof entails extensive preclinical, clinical and laboratory tests. This testing, the preparation of necessary applications and processing of those applications by the FDA are expensive and typically take several years to complete. We cannot assure that the FDA will act quickly or favorably in reviewing these applications, and we may encounter significant difficulties or costs in our efforts to obtain FDA approvals that could delay or preclude us from marketing any products we may develop. The FDA may also require post-marketing testing and surveillance to monitor the effects of approved products or place conditions on any approvals that could restrict the commercial applications of these products. Regulatory authorities may withdraw product approvals if we fail to comply with regulatory standards or if we encounter problems following initial marketing. With respect to patented products or technologies, delays imposed by the governmental approval process may materially reduce the period during which we will have the exclusive right to exploit them.

The first stage of the FDA approval process for a new biologic or drug involves completion of preclinical studies and the submission of the results of these studies to the FDA, together with proposed clinical protocols, manufacturing information, analytical data and other information, in an investigational new drug application, which must become effective before human clinical trials may commence. The investigational new drug application is automatically effective 30 days after receipt by the FDA, unless the FDA before that time requests an extension to review the application, or raises concerns or questions about the conduct of the trials as outlined in the application. In the latter case, the sponsor of the application and the FDA must resolve any outstanding concerns before clinical trials can proceed. We cannot guarantee that submission of an investigational new drug application will result in the FDA authorizing us to commence clinical trials in any given case.

Preclinical studies involve laboratory evaluation of product characteristics and animal studies to assess the efficacy and safety of the product. The FDA regulates preclinical studies under a series of regulations called the current "Good Laboratory Practices" regulations. If the sponsor violates these regulations, in some cases, the FDA may invalidate the studies and require that the sponsor replicate those studies.

After the investigational new drug application becomes effective, a sponsor may commence human clinical trials. The sponsor typically conducts human clinical trials in three sequential phases, but the phases may overlap. In phase I trials, the sponsor tests the product in a small number of patients or healthy volunteers, primarily for safety at one or more doses. In phase II, in addition to safety, the sponsor evaluates the efficacy of the product in a patient population somewhat larger than phase I trials. Phase III trials typically involve additional testing for safety and clinical efficacy in an expanded population at geographically dispersed test sites. The sponsor must submit to the FDA a clinical plan, or "protocol," accompanied by the approval of the institution participating in the trials, prior to commencement of each clinical trial. The FDA may order the temporary or permanent discontinuation of a clinical trial at any time.

The sponsor must submit to the FDA the results of the preclinical and clinical testing, together with, among other things, detailed information on the manufacture and composition of the product, in the form of a new drug application or, in the case of a biologic, a biologics license application. In a process which generally takes several years, the FDA reviews this application and, when and if it decides that adequate data is available to show that the new compound is both safe and effective and that other applicable requirements have been met, approves the drug or biologic for marketing. The amount of time taken for this approval process is a function of a number of variables, including the quality of the submission and studies presented, the potential contribution that the compound will make in improving the treatment of the disease in question, and the workload at the FDA. We cannot guarantee that any of our immunotherapeutics will successfully proceed through this approval process or that the FDA will approve them in any specific period of time, or at all.


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Congress enacted the Food and Drug Administration Modernization Act of 1997, in
part, to ensure the availability of safe and effective drugs, biologics and medical devices by expediting the FDA review process for new products. The Modernization Act establishes a statutory program for the approval of fast track products, including biologics. A fast track product is defined as a new drug or biologic intended for the treatment of a serious or life-threatening condition that demonstrates the potential to address unmet medical needs for this condition. Under the fast track program, the sponsor of a new drug or biologic may request the FDA to designate the drug or biologic as a fast track product at any time during the clinical development of the product.

The Modernization Act specifies that the FDA must determine if the product qualifies for fast track designation within 60 days of receipt of the sponsor's request. The FDA can base approval of a marketing application for a fast track product on an effect on a clinical endpoint or on another endpoint that is reasonably likely to predict clinical benefit. The FDA may subject approval of an application for a fast track product to:

     - post-approval studies to validate the surrogate endpoint or confirm the effect on the clinical endpoint; and

     -    prior review of all promotional materials.

In addition, the FDA may withdraw its approval of a fast track product on a number of grounds, including the sponsor's failure to conduct any required post-approval study with due diligence.

If a preliminary review of the clinical data suggests that a fast track product may be effective, the FDA may initiate review of sections of a marketing application for a fast track product before the sponsor completes the application. This rolling review is available if the applicant provides a schedule for submission of remaining information and pays applicable user fees. However, the time periods specified under the Prescription Drug User Fee Act concerning timing goals to which the FDA has committed in reviewing an application, do not begin until the sponsor submits the application.

We may request fast track designation for our immunotherapeutics. We cannot predict whether the FDA will grant that designation, nor can we predict the ultimate impact, if any, of the fast track process on the timing or likelihood of FDA approval of our immunotherapeutics.

The FDA may, during its review of a new drug application or biologics license application, ask for additional test data. If the FDA does ultimately approve the product, it may require post-marketing testing, including potentially expensive phase IV studies, and surveillance to monitor the safety and effectiveness of the drug. In addition, the FDA may in some circumstances impose restrictions on the use of the drug that may be difficult and expensive to administer, and may require prior approval of promotional materials.

Before approving a new drug application or biologics license application, the FDA will inspect the facilities at which the product is manufactured and will not approve the product unless the manufacturing facilities are in compliance with current Good Manufacturing Practices. In addition, the manufacture, holding, and distribution of a product must be in compliance with current Good Manufacturing Practices. Manufacturers must continue to expend time, money and effort in the area of production and quality control and record keeping and reporting to ensure full compliance with those requirements. The labeling, advertising, promotion, marketing and distribution of a drug or biologic product must be in compliance with FDA regulatory requirements. Failure to comply with applicable requirements can lead to the FDA demanding that production and shipment cease, and, in some cases, that the manufacturer recall products, or to enforcement actions that can include seizures, injunctions and criminal prosecution. These failures can also lead to FDA withdrawal of approval to market the product.

We are also subject to regulation by the Occupational Safety and Health Administration and the Environmental Protection Agency and to regulation under the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other regulatory statutes, and may in the future be subject to other federal, state or local regulations. Either or both of OSHA or the EPA may promulgate regulations that may affect our research and development programs. We are unable to predict whether any agency will adopt any regulation which could have a material adverse effect on our operations.


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Sales of pharmaceutical products outside the United States are subject to foreign regulatory requirements that vary widely from country to country. Whether or not we have obtained FDA approval, we must obtain approval of a product by comparable regulatory authorities of foreign countries prior to the commencement of marketing the product in those countries. The time required to obtain this approval may be longer or shorter than that required for FDA approval. The foreign regulatory approval process includes all the risks associated with FDA regulation set forth above as well as country-specific regulations.

COMPETITION

Competition in the pharmaceutical and biotechnology industries is intense. Many pharmaceutical or biotechnology companies have products on the market and are actively engaged in the research and development of products for the treatment of cancer, infectious diseases and autoimmune disorders. In addition, many competitors focus on immunotherapy as a treatment for cancer, infectious diseases and autoimmune disorders. In particular, some of these companies are developing autologous cancer vaccines. Others are focusing on developing heat shock protein products. We compete for funding, access to licenses, personnel and third-party collaborations. In addition, many competitors have substantially greater financial, manufacturing, marketing, sales, distribution and technical resources, and more experience in research and development, clinical trials and regulatory matters, than we do. A competing company developing, or acquiring rights to, a more efficacious therapeutic product for the same diseases targeted by us, or one which offers significantly lower costs of treatment, could render our products noncompetitive or obsolete.

Academic institutions, governmental agencies and other public and private research institutions conduct significant amounts of research in biotechnology, medicinal chemistry and pharmacology. These entities have become increasingly active in seeking patent protection and licensing revenues for their research results. They also compete with us in recruiting and retaining skilled scientific talent.

FACILITIES

We lease approximately 30,225 square feet of laboratory space in Woburn, Massachusetts under a lease agreement that terminates in August 2003. We have an option to renew for an additional five-year period with the landlord's consent. We maintain our executive offices in New York, New York, in an office building in which we lease approximately 10,000 square feet from an affiliated party. The agreement for 2,000 square feet terminates in July 2004, and the remaining 8,000 square feet terminates in December 2006. You should read the discussion under "Certain Relationships and Related Transactions" regarding our executive offices.

EMPLOYEES

As of March 31, 2000, we had 86 employees, of whom 14 have Ph.D.s and one has an M.D.; four are clinical staff, 24 are manufacturing and quality control staff, 26 are research and development staff, and 32 are management or administrative staff. None of our employees is subject to a collective bargaining agreement. We believe that we have good relations with our employees.

LEGAL PROCEEDINGS

Other than our opposition of a European patent discussed under "Risk Factors," we are not currently a party to any material legal proceedings or claims. You should read the discussion of our opposition of this European patent under "Risk Factors."


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                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

Set forth below is certain information regarding our executive officers and directors, including their age as of March 31, 2000:

              NAME                                      AGE                    TITLE
              ----                                      ---                    -----

Garo Armen, Ph.D...............................          47        Chairman of the Board, Chief Executive Officer
Pramod Srivastava, Ph.D........................          44        Director, Chairman of Scientific Advisory Board
Gamil de Chadarevian...........................          48        Vice Chairman of the Board, Executive Vice
                                                                      President International
Elma Hawkins, Ph.D.............................          43        Senior Vice President
Neal Gordon, Ph.D..............................          38        Vice President of Operations
Donald Panoz...................................          65        Director, Honorary Chairman
Noubar Afeyan, Ph.D.(1)(2).....................          37        Director
Edward Brodsky(1)..............................          70        Director
Tom Dechaene(2)................................          40        Director
Martin Taylor(1)(2)............................          47        Director

------------------
(1)  Member of the Compensation Committee
(2)  Member of the Audit Committee


The size of the board of directors is currently set at eight members.

Our certificate of incorporation provides for a classified board of directors consisting of three classes, with each class being as nearly equal in number as possible. The term of one class expires and their successors are elected for a term of three years at each annual meeting of the stockholders. We have designated three class I directors, Messrs. de Chadarevian, Brodsky and Taylor; three class II directors, Messrs. Panoz, Afeyan and Srivastava; and two class III directors, Messrs. Armen and Dechaene. These class I, class II and class III directors will serve until the annual meetings of stockholders to be held in 2003, 2001 and 2002, respectively, and until their respective successors are duly elected and qualified, or until their earlier resignation or removal. The board of directors appoints officers until the next annual meeting of the board of directors.

GARO ARMEN, PH.D. co-founded Antigenics in 1994 and has been the Chairman of the board and Chief Executive Officer since inception. Dr. Armen was previously a Senior Vice President of Research for Dean Witter Reynolds, focusing on the chemical and pharmaceutical industries. Dr. Armen has also served as an Associate Professor at the Merchant Marine Academy and as a research associate at the Brookhaven National Laboratory. He currently serves as a director of Elan Corporation, Plc. and Color Kinetics Inc. Dr. Armen received his Ph.D. degree in physical chemistry from the City University of New York in 1979. Since 1990, Dr. Armen has been the managing general partner of Armen Partners, L.P., an investment partnership specializing in public and private healthcare and biotechnology investments.

PRAMOD SRIVASTAVA, PH.D. co-founded Antigenics in 1994 and has served as the Chairman of the scientific advisory board since inception. Dr. Srivastava is the Director of the Center for Immunotherapy of Cancer and Infectious Diseases at the University of Connecticut. Dr. Srivastava has held positions at Fordham University and the Mount

Sinai School of Medicine. He performed his postdoctoral training at Yale University and the Sloan-Kettering Institute for Cancer Research. Dr. Srivastava serves on the Scientific Advisory Council of the Cancer Research Institute, New York, and has been a member of the Experimental Immunology Study Section of the National Institutes of Health of the United States Government since 1994. Dr. Srivastava is a past recipient of the First Independent Research Support & Transition Award of the National Institutes of Health (1987), the Irma T. Hirschl Scholar Award (1988), the Investigator Award of the Cancer Research Institute, New York (1991), the Mildred Scheel Lectureship (1994), and the Sigma Tau Foundation Speakership (1996). In 1997, he was inducted into the Roll of Honor of the International Union against Cancer and was listed in the Who's Who in Science and Engineering. He is among the twenty founding members of the Academy of Cancer Immunology. Dr. Srivastava earned his Ph.D. in Biochemistry from the Centre for Cellular and Molecular Biology, Hyderabad, India. Dr. Srivastava is a director of Iconisys, Inc.

GAMIL DE CHADAREVIAN has served as the Vice Chairman of the Board since 1995 and as Executive Vice President International since 1998. Until April of 1998, he was Managing Director of Special Projects at Alza International, responsible for creating new business opportunities in Europe. From 1992 to 1993, Mr. de Chadarevian was the Vice President of Corporate Development for Corange London Limited. Prior to 1992, Mr. de Chadarevian held positions at Pasfin Servizi Finanziara SpA, GEA Consulenza and Credit Suisse. He is also co-founder and serves as an advisor to several private health care companies in the United States and Europe. Mr. de Chadarevian received a Lic. Oec. Publ. Degree from the University of Zurich in Switzerland. Mr. de Chadarevian is the co-founder and currently the Vice Chairman of Iconisys, Inc. and CambriaTech Holding S.A.

ELMA HAWKINS, PH.D. has served as Senior Vice President since August 1998. From July 1996 through August 1998, Dr. Hawkins served as our Chief Operating Officer. Prior to her employment with us, Dr. Hawkins served in a number of senior positions at Genzyme Corporation, including Director of Corporate Development. Dr. Hawkins has also held positions in preclinical and clinical research at Warner-Lambert/Parke-Davis and at the Center for the Study of Drug Development at Tufts Medical School. Dr. Hawkins holds a Ph.D. in Medicinal Chemistry from the University of Alabama and an M.B.A. from Boston University. Dr. Hawkins is a director of Nalari Computing Corporation.

NEAL GORDON, PH.D. has served as Vice President of Operations since May 1999. Prior to this position he served as Vice President Process Development from July 1998. Previously, he was Senior Director of Chromatography R&D at PerSeptive Biosystems, a division of PE Corp., formerly Perkin-Elmer Corporation. Over his ten-year career at PerSeptive, Dr. Gordon was involved in the development and application of innovative technologies for the purification and analysis of biopolymers, most notably the development of the BioCAD(R)Chromatography Workstation. Dr. Gordon received his Ph.D. in Biochemical Engineering from the Massachusetts Institute of Technology and a Bachelors degree in Chemical Engineering from McGill University.

DONALD PANOZ has been a director since 1995 and is the Honorary Chairman of the board of directors. In 1969, Mr. Panoz founded Elan Corporation, Plc., a pharmaceutical research and development company. Mr. Panoz was Chairman and Chief Executive Officer of Elan Corporation from 1969 until his retirement in 1996. Mr. Panoz is currently a Lecturer of Pharmacy at the University of Georgia. In January 1995, Mr. Panoz was named Honorary Irish Consul General to Bermuda. Mr. Panoz attended Pittsburgh University and Duquesne University in Pennsylvania.

NOUBAR AFEYAN, PH.D. has been a director since 1998. Dr. Afeyan is Chairman and CEO of the NewcoGen Group and is also a partner at One Liberty Ventures. Dr. Afeyan was Senior Vice President and Chief Business Officer of PE Corp. until August 1999. Prior to its acquisition by PE Corp., Dr. Afeyan was the Chairman and Chief Executive Officer of PerSeptive Biosystems, a company that he founded in 1987 to develop, manufacture and market instruments and chemical reagents used to purify, analyze and synthesize biomolecules. Dr. Afeyan served as Chairman of the Board of ChemGenics Pharmaceuticals, Inc. during 1996 and 1997. He is also a member of the board of directors of two private companies. Dr. Afeyan received his undergraduate degree in Chemical Engineering from McGill University and his Ph.D. in Biochemical Engineering from the Massachusetts Institute of Technology.

EDWARD BRODSKY has been a director since 1995. Mr. Brodsky has been a partner of the law firm of Proskauer Rose LLP since 1992 and was previously a partner at the firm of Spengler Carlson Gubar Brodsky & Frisching. Mr. Brodsky and his firm represent us in legal matters. Mr. Brodsky is currently a director of Giant Cement Holding, Inc. and UIS, Inc. He received his LL.B. from New York University School of Law.

TOM DECHAENE has been a director since 1999. Mr. Dechaene is currently the Chief Financial Officer of SurfCast, Inc. He was with Deutsche Bank from 1991 through 1999, most recently as a director in the Principal Investments Group within the Equity Capital Markets division. Mr. Dechaene is a director of Color Kinetics Inc., Veridicom, Inc., Xaim, Inc. and Iconisys, Inc. Mr. Dechaene holds a law degree from Ghent University, Belgium, a degree in Applied Economics from the University of Antwerp and an MBA from INSEAD, France.

MARTIN TAYLOR has been a director since June 1999. From 1993 until 1998, Mr. Taylor held the position of Chief Executive Officer of Barclays Bank Plc. Mr. Taylor is presently a member of the Council for Science and Technology and, since November 1999, has been chairman of the W.H. Smith Group Plc. In October 1999, he became an advisor to Goldman Sachs International. He was educated at Balliol College, Oxford University.

AUDIT COMMITTEE

The audit committee makes recommendations to the board of directors about the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors, and evaluates our internal controls. The audit committee consists of Messrs. Taylor, Dechaene and Afeyan.

COMPENSATION COMMITTEE

The compensation committee reviews and approves the compensation and benefits for our executive officers, administers our stock option plans and makes recommendations to the board of directors about compensation matters. The compensation committee consists of Messrs. Taylor, Brodsky and Afeyan.

EXECUTIVE COMPENSATION

The following table summarizes the compensation paid to or earned during the fiscal years ended December 31, 1998 and 1999 by our chief executive officer and all of our other executive officers whose salary and bonus exceeded $100,000. We refer to these persons as the named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                       ANNUAL COMPENSATION         COMPENSATION
                                                     ------------------------      ------------
                                                                                      SHARES
                                                                                    UNDERLYING          OTHER
NAME AND PRINCIPAL POSITION                YEAR      SALARY($)       BONUS($)       OPTIONS(#)     COMPENSATION($)
---------------------------                ----      ---------       --------      ------------    ---------------

Garo H. Armen, Ph.D., Chief Officer        1999      $ 150,000             --         254,682        $ 50,000(2)
                                           1998      $      --             --              --              --

Elma Hawkins, Ph.D., Senior Vice           1999      $ 200,000       $ 25,000              --              --
                                           1998      $ 200,000       $ 20,000              --              --

Neal Gordon, Ph.D., Vice President of      1999      $ 136,282       $ 20,000           9,634              --
                                           1998      $  57,272(1)    $ 28,750          18,924              --

------------------
(1)  Dr. Gordon commenced employment with Antigenics in July 1998.
(2) Represents the premium we paid for an executive split-dollar life insurance policy. Under this policy, under some circumstances, we would be entitled to a refund of the premiums paid.

1999 OPTION GRANTS

The following table contains certain information regarding stock option grants during the twelve months ended December 31, 1999 by us to the named executive officers:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                              PERCENT OF
                                 NUMBER OF       TOTAL                               POTENTIAL REALIZABLE VALUE AT ASSUMED
                                 SECURITIES     OPTIONS     EXERCISE                      ANNUAL RATES OF STOCK PRICE
                                 UNDERLYING   GRANTED TO    OR BASE                     APPRECIATION FOR OPTION TERM(1)
                                 OPTIONS     EMPLOYEES IN     PRICE      EXPIRATION  -------------------------------------
NAME                             GRANTED(#)   FISCAL YEAR   ($/SHARE)       DATE        0%($)       5%($)       10%($)
----                             ----------  ------------   ---------    ----------     -----       -----       ------

Garo H. Armen, Ph.D.,
  Chief Executive Officer....      254,682        83.3%        12.07     2/09-4/09            --   $4,393,291  $8,816,420
Elma Hawkins, Ph.D., Senior
  Vice President.............           --          --           --         --                --          --          --
Neal Gordon, Ph.D., Vice
  President of Operations....        9,634         3.2%         6.50        1/09       $ 110,791   $ 219,849   $ 387,165

------------------
(1) The dollar amounts under these columns are the result of calculations at rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the underlying common stock. The potential realizable values are calculated on the basis of our initial public offering price of $18.00 per share and assuming that the market price appreciates from this price at the indicated rate for the entire term of each option and that each option is exercised and sold on the last day of its term at the appreciated price.


OPTION EXERCISES AND YEAR-END OPTION VALUES

The following table provides information about the number of shares issued upon option exercises by the named executive officers during the year ended December 31, 1999, and the value realized by the named executive officers. The table also provides information about the number and value of options held by the named executive officers at December 31, 1999. As our common stock is not publicly traded, a readily ascertainable market value is not available.

               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                                                                   NUMBER OF SECURITIES
                                                                  UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                                                    OPTIONS AT FISCAL             IN-THE-MONEY OPTIONS
                                                                       YEAR-END (#)             AT FISCAL YEAR END($)(1)
                                  SHARES ACQUIRED     VALUE      -------------------------      -------------------------
              NAME                ON EXERCISE(#)   REALIZED ($)  EXERCISABLE UNEXERCISABLE      EXERCISABLE UNEXERCISABLE
              ----                ---------------  ------------  ----------- -------------      ----------- -------------

Garo H. Armen, Ph.D.,
  Chief Executive Officer.....          --              --         134,431      171,862          $1,344,839   $1,018,585
Elma Hawkins, Ph.D., Senior
  Vice President..............          --              --         137,627           --          $2,277,283   $       --
Neal Gordon, Ph.D., Vice
  President of Operations.....          --              --           3,785       24,773          $   43,540   $  284,991

------------------
(1) Based on the difference between the option exercise price and our initial public offering price of $18.00 per share of common stock.


EMPLOYMENT AND CONSULTING AGREEMENTS

Under an employment agreement dated June 1, 1998, we agreed to employ Elma Hawkins, Ph.D. as Senior Vice President for one year at an annual base salary of $200,000, which is subject to performance and merit based increases. Pursuant to the agreement, we issued Dr. Hawkins options to purchase 137,627 shares of the company's common stock at an exercise price of $1.45 per share vesting over three years. The agreement is automatically renewed for successive one-year periods unless either party terminates the agreement. If we terminate Dr. Hawkins without cause, as that term is defined in the agreement, she is entitled to her base salary through the end of the one-year term during which the termination occurs. If we terminate Dr. Hawkins either because we eliminate her position of Senior Vice President or because there is a change in control of Antigenics, we are obligated to pay her cash or Antigenics common stock equal to one year's base salary.

In March 1995, in exchange for Dr. Pramod Srivastava's consulting services, we agreed to pay him $1,500 per day for up to three days per month. This obligation expires in March 2005 but will be automatically extended for additional one-year periods unless either we or Dr. Srivastava decide not to extend the agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As a limited liability company, a compensation committee consisting of Messrs. Afeyan and Brodsky reviewed salaries and incentive compensation for our employees and consultants. The compensation committee of the board of directors of Antigenics Inc. consists of Messrs. Taylor, Brodsky and Afeyan. Although none of the compensation committee members are officers or employees of Antigenics, each of Garo Armen, our chairman and chief executive officer, and Gamil de Chadarevian, our vice chairman and executive vice president international, have previously participated in compensation discussions with the committee. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our compensation committee. Mr. Brodsky, however, is a partner of Proskauer Rose LLP, a law firm that provides legal services to us.

DIRECTOR COMPENSATION

We reimburse directors for out-of-pocket and travel expenses incurred while attending board of director and committee meetings. We have generally granted to each director options to purchase 17,203 shares when that director has joined our board.

EMPLOYEE BENEFIT PLANS

1999 EQUITY INCENTIVE PLAN

Our equity plan authorizes the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options for the purchase of an aggregate of 4,800,000 shares, subject to adjustment for stock splits and similar capital changes, of common stock to our employees and, in the case of non-qualified stock options, to consultants or any affiliate, as defined in the equity plan. The board of directors has appointed the compensation committee to administer the equity plan. As of March 31, 2000, we had options outstanding to purchase 1,879,513 shares of common stock under the equity plan, leaving 2,920,487 shares available for issuance under future grants under the equity plan. Our stockholders approved this plan at the May 18, 2000 stockholders' meeting.

1999 EMPLOYEE STOCK PURCHASE PLAN

We have also adopted an employee stock purchase plan under which employees may purchase shares of common stock at a discount from fair market value. Our stockholders approved this plan at the May 18, 2000 stockholders' meeting. We have reserved 300,000 shares of common stock for issuance under the purchase plan. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. The compensation committee grants rights to purchase common stock under the purchase plan. The compensation committee also determines the frequency and duration of individual offerings under the plan and the dates when employees may purchase stock. Eligible employees participate voluntarily and may withdraw from any offering at any time before they purchase stock. Participation terminates automatically upon termination of employment. The purchase price per share of common stock in an offering will not be less than 85% of the lesser of its fair market value at the beginning of the offering period or on the applicable exercise date and employees may pay through payroll deductions, periodic lump sum payments or a combination of both. The purchase plan terminates on November 15, 2009. As of March 31, 2000, we have issued no shares of common stock under the purchase plan.

401(K) PLAN

We sponsor a 401(k) plan for all of our employees. Employees are eligible to participate after they have completed one year of service with us. Participants may contribute up to 15% of their current compensation, with a maximum of $10,500 in 2000. Each participant is fully vested in his or her salary contributions and related earnings and losses. We match 100% of the participant's contribution and our matching contributions vest over four years. We have discretion to change that amount at any time.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We currently lease office space at cost from GHA Management Corporation which is wholly owned by Garo Armen, Ph.D. Dr. Armen is our chairman and chief executive officer, and we use the office space for our corporate headquarters. We incurred an expense of approximately $143,000, $211,000 and $281,000 for the years ended December 31, 1997, 1998 and 1999, respectively, and $88,000 for the quarter ended March 31, 2000, in connection with that lease. Under the current agreement, we will pay approximately $335,000 annually until the agreement expires in December 2006. We believe that the terms of the current agreement are at least as favorable as terms we could have obtained in an arm's length transaction with an independent third party. As of March 31, 2000, we had outstanding a letter of credit for the benefit of GHA Management Corporation in connection with this lease in the amount of $77,533. The letter of credit expires in January 2001. In addition, during 1997 we obtained office services from Armen Capital Management Corp., which is wholly owned by Dr. Armen, for $415,000. You should also read the discussion regarding Mr. Brodsky's relationship with the law firm of Proskauer Rose LLP under "Management -- Compensation Committee Interlocks and Insider Participation."

                             PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 7, 2000:

- each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of the common stock;

-    each of our directors;

-    each of our named executive officers; and

-    all of our directors and current executive officers as a group.

Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all the shares of common stock beneficially owned by them, subject to community property laws, where applicable.

The "Number of Shares Beneficially Owned" column below is based on an assumed 24,777,845 shares of common stock outstanding as of April 7, 2000. For purposes of the table below, we deem shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 7, 2000, to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of the person but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person.


                                                    NUMBER OF SHARES
                                                      BENEFICIALLY
BENEFICIAL OWNER(1)                                      OWNED          PERCENTAGE OF TOTAL
-------------------                                 ----------------    -------------------

Antigenics Holdings L.L.C........................      11,154,274(2)            45.0%
Garo H. Armen, Ph.D..............................         187,717(3)             *
Pramod Srivastava, Ph.D..........................         182,477(3)             *
Gamil de Chadarevian.............................       1,649,290(4)             6.6%
Elma Hawkins, Ph.D...............................         138,626(5)             *
Neal Gordon, Ph.D................................           6,712(6)             *
Donald Panoz.....................................         270,612(7)             1.1%
Noubar Afeyan, Ph.D..............................         179,614(8)             *
Edward Brodsky...................................          23,203(9)             *
Tom Dechaene.....................................              --                *
Martin Taylor....................................          54,636(9)             *
All current executive officers and                      2,692,887(10)           10.9%
  directors as a group (10 persons)


----------
*    Indicates less than 1%

(1) The address of each stockholder is Antigenics Inc., 630 Fifth Avenue, New York, New York 10111.

(2) Founder Holdings Inc. owns about 79.1% of the outstanding common stock of Antigenics Holdings. Antigenics Holdings owns 45.0% of our common stock. Messrs. Armen, Srivastava and Brodsky are managers of Antigenics Holdings. Messrs. Armen and Brodsky are directors of Founder Holdings. The following individuals own the indicated percentages of Founder Holdings outstanding common stock on a fully diluted basis:

     INDIVIDUAL                                                    PERCENTAGE
     ----------                                                    ----------

     Garo Armen.............................................         43.1%
     Pramod Srivastava......................................         24.2%
     Edward Brodsky.........................................          2.8%
     Noubar Afeyan..........................................          1.1%
     Lawrence Feinberg......................................         19.4%

     The following individuals own the indicated percentage interests in Antigenics Holdings on a fully diluted basis:

     INDIVIDUAL                                                    PERCENTAGE
     ----------                                                    ----------

     Garo Armen.............................................         13.6%
     Pramod Srivastava......................................          6.2%
     Edward Brodsky.........................................          0.6%


(3) Consists solely of shares of common stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 7, 2000.

(4) Includes 144,802 shares of common stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 7, 2000.

(5) Includes 137,626 shares of common stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 7, 2000.

(6) Includes 5,712 shares of common stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 7, 2000 and 1,000 shares of common stock owned by Mr. Gordon's wife.

(7) Consists of (a) 17,203 shares of common stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 7, 2000 and (b) 253,409 shares of common stock held by Fountainhead Holdings Ltd., all of the capital stock of which is held by trusts, the beneficiaries of which are the children and grandchildren of Mr. Panoz.

(8) Includes 174,614 shares of common stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 7, 2000.

(9) Includes 17,478 shares of common stock issuable upon exercise of options and a warrant currently exercisable or exercisable within 60 days of April 7, 2000.

(10) Includes 884,832 shares of common stock issuable upon exercise of options and a warrant currently exercisable or exercisable within 60 days of April 7, 2000. See footnotes (3), (4), (5), (6), (7), (8) and (9).

                              SELLING STOCKHOLDERS

The selling stockholders are the holders of:

     - 2,801,762 shares of our common stock issued in a November 1999 private placement; and

     - currently exercisable warrants to purchase an aggregate of 278,096 shares of common stock at $13.96 per share that were issued in the November 1999 private placement.

The following table sets forth the name and number of shares of common stock beneficially owned by the selling stockholders. In the last three years, none of the selling stockholders have held any position or office with, been employed by, or otherwise had a material relationship with, us or any of our predecessors or affiliates other than as stockholders except as noted below. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time. See "Plan of Distribution."

                                                                                                          NUMBER OF
                                                     TOTAL SHARES      NUMBER OF        NUMBER OF          SHARES
                                                     BENEFICIALLY   SHARES OFFERED   WARRANT SHARES     BENEFICIALLY
                                                    HELD PRIOR TO     UNDER THIS      OFFERED UNDER   OWNED AFTER THIS
             SELLING STOCKHOLDER (1)                 OFFERING(2)      PROSPECTUS     THIS PROSPECTUS    OFFERING(3)(4)
-----------------------------------------------------------------------------------------------------------------------


Keith Ablow                                                   788           716               72               --
A & A Actienbank                                           39,740        36,127            3,613               --
Steve Addicott                                                197           179               18               --
Darrick E. Antell, MD                                       1,892         1,720              172               --
Aptafin International S.A.                                 78,788        71,625            7,163               --
Michael G. Baldwin                                         13,787        12,534            1,253               --
1981 Kara Ann Berg Trust                                  228,119        55,818            5,582          166,719
E. Garrett Bewkes, Jr.                                      1,892         1,720              172               --
Blackford Securities Corporation                           17,474         1,852              185           15,437
Christopher Burch                                           7,878         7,162              716               --
Robert Burch                                                7,878         7,162              716               --
Charles Farina                                              1,969         1,790              179               --
Gabriel Farina                                              1,969         1,790              179               --
Arthur J. Castlebaum, MD                                    1,969         1,969               --               --
Michael & Pamela Clark                                      6,854           688               69            6,097
Steven A. Cohen                                           202,716        21,504            2,150          179,062
The Coleman Partnership                                     5,908         5,371              537               --
Dean C. Colson IRA                                         23,636        21,487            2,149               --
Dean C. Colson                                             15,758        14,325            1,433               --
Leopoldo Corvino                                            3,939         3,581              358               --
Dominic Curcio                                              1,575         1,432              143               -
Ralph A. Daiuto, Sr.                                        5,908         5,371              537               --
Michael & Mary Darling                                      4,647           716               72            3,859
Carmine DeSantis                                            9,848         8,953              895               --
Sergio Dompe                                               23,654        21,504            2,150               --
E. Gutzwiller & CIE, Banquiers                             11,922        10,838            1,084               --
Eagle Constellation Fund                                   17,474         1,852              185           15,437
Lewis M. Eisenberg                                          7,878         7,162              716               --
Elan International Finance, Ltd.                        1,041,248       743,110           74,311          223,827
Ralph David Ells                                              394           358               36               --
Steve Feid                                                  6,407           688               69            5,650
Freedale Investments Inc.                                 238,713        25,305            2,531          210,877
Andrew Friedwald                                            1,575         1,432              143               --
Frost Nevada Limited Partnership                          199,482        21,146            2,115          176,221
Judith L. George                                           11,000        10,000            1,000               --
Phillip T. & Judith L. George, JT. TEN. ENT.              155,528       133,250           13,325            8,953
German American Capital Corporation (5)                 1,012,526       122,837           12,284          877,405
H. Leland Getz IRA                                        155,793        16,515            1,652          137,626


                                                                                                              NUMBER OF
                                                         TOTAL SHARES      NUMBER OF         NUMBER OF          SHARES
                                                         BENEFICIALLY   SHARES OFFERED    WARRANT SHARES     BENEFICIALLY
                                                        HELD PRIOR TO     UNDER THIS       OFFERED UNDER   OWNED AFTER THIS
             SELLING STOCKHOLDER (1)                      OFFERING(2)     PROSPECTUS      THIS PROSPECTUS    OFFERING(3)(4)
---------------------------------------------------------------------------------------------------------------------------

Gibralt Capital Corporation                                    35,454           32,231              3,223               --
Steve Green                                                     1,969            1,790                179               --
Gubel, S.L.                                                    15,895           14,450              1,445               --
R.M. Hart                                                       3,939            3,581                358               --
Austin Hearst                                                   3,939            3,581                358               --
Robert E. Hoffman                                               3,939            3,581                358               --
Robert Holmen                                                   5,514            5,013                501               --
Steve Home                                                      1,969            1,790                179               --
Interimage Ltd.                                                12,300           11,182              1,118               --
Tom Irwin                                                       1,969            1,790                179               --
James Kearney                                                     788              716                 72               --
Loren B. & Vivian Kramer                                       39,393           35,812              3,581               --
Dr. Bernard Lahasky                                            39,393           35,812              3,581               --
Andrew J. Lanza                                                   394              358                 36               --
Peter Lawson-Johnston II                                       23,556           17,906              1,791            3,859
Peter Lawson-Johnston                                          19,697           17,906              1,791               --
Fredda Levitt                                                   7,878            7,162                716               --
Jeff Lewis                                                      3,939            3,581                358               --
Ivan Lieberburg                                                 1,892            1,720                172               --
Links Investment Fund LLC                                          11               10                  1               --
Brown Brothers Harriman In favour of A/C Lloyds TSB            16,841           15,310              1,531               --
Cameron Lochhead                                                  197              179                 18               --
Ernest Mario                                                   17,704            7,955                796            8,953
Mark J. McInerney                                              15,201            1,611                161           13,429
John P. McNiff                                                 10,088            1,032                103            8,953
McNiff Irrevocable Deed of Trust dated 12/30/97 - John P.
     McNiff & Evelyn W. McNiff, Trustees                       25,409            2,752                275           22,382
Michael E. Mederrick                                              788              716                 72               --
Medison Pharma Ltd.(6)                                          7,878            7,162                716               --
Medison Tech Ltd.(7)                                           15,758           14,325              1,433               --
Carmen Miranda                                                  7,948            7,225                723               --
Pilar Morales-Arce                                              7,948            7,225                723               --
Christopher Morley                                              3,939            3,581                358               --
Elizabeth Morely                                                  669              608                 61               --
Todd Morely                                                    22,507           20,461              2,046               --
William L. Morrison                                            19,697           17,906              1,791               --
John H. Morse                                                  78,788           71,625              7,163               --
Frank Neill III                                                 1,181            1,074                107               --
John O'Brien                                                    1,969            1,790                179               --
Richard E. Omohundro, Jr.                                      12,005            5,371                537            6,097
Osa Mayor 30, S.L.                                              5,866            5,333                533               --
PaineWebber Group Inc. Senior Officer Deferred
     Compensation Plan I f/b/o Donald B. Marron                25,336            2,685                269           22,382
PaineWebber Group Inc. Senior Officer Deferred
     Compensation Plan I f/b/o Joseph J. Grano, Jr.            25,336            2,685                269           22,382
PaineWebber Capital Inc.                                      196,968          179,062             17,906               --
Darryl Parmenter                                                7,878            7,162                716               --
Percacer, S.A.                                                 39,551           35,955              3,596               --
Pinnacle Investments Ltd.                                      25,854            7,225                723           17,906
Celeste S. Pinto, Trustee for CSP Trust                         3,784            3,440                344               --
James J. Pinto                                                 61,501           55,910              5,591               --
Redwood Investment Ltd.                                        11,922           10,838              1,084               --
Emanuel W. Reiser                                              11,922           10,838              1,084               --
Russell Reynolds Cust. Andrew Russell Reynolds Unit Gift
     Min. Act - CT Gilford Securities A/C
     #HNU017460-GA                                                535              486                 49               --
Russell Reynolds Cust. Joan Low Unit Gift Min. Act - CT           220              200                 20               --
Russell Reynolds Cust. Jonathan L. Reynolds Unit Gift
     Min. Act - CT Gilford Securities A/C
     #HNU012123-GA                                                636              578                 58               --


                                                                                                              NUMBER OF
                                                         TOTAL SHARES      NUMBER OF         NUMBER OF          SHARES
                                                         BENEFICIALLY   SHARES OFFERED    WARRANT SHARES     BENEFICIALLY
                                                        HELD PRIOR TO     UNDER THIS       OFFERED UNDER   OWNED AFTER THIS
             SELLING STOCKHOLDER (1)                      OFFERING(2)     PROSPECTUS      THIS PROSPECTUS    OFFERING(3)(4)
---------------------------------------------------------------------------------------------------------------------------

Russell S. Reynolds III                                         4,450            4,045                405               --
Russell Reynolds Cust. Elizabeth Joy Reynolds Unit Gift
     Min. Act - CT Gilford Securities A/C
     #HNU012115-GA                                                646              587                 59               --
Lynda Low Reynolds  UTA Charles Schwab & Co., Inc.
    SEP IRA Dated 07/08/96 -  A/C # 7430-8452                     780              709                 71               --
Russell S. Reynolds III Delaware Charter Trust                  7,216              447                 45            6,724
H. B. Rigs, Ltd.                                               18,923           18,923                 --               --
Luis Ruspoli                                                    7,948            7,225                723               --
S.A.C. Capital Associates, LLC                                101,264           10,666              1,067           89,531
Saad Investments Company, Ltd.                                157,575          143,250             14,325               --
John Saraceno                                                   7,878            7,162                716               --
James F. & Virginia B. Sattler                                  7,948            7,225                723               --
Steve Schram                                                   23,240            2,463                246           20,531
N. Lloyd Scurlock                                              39,393           35,812              3,581               --
Securfin, S.p.A.                                               78,788           71,625              7,163               --
Sigma-Tau Finance S.A.(8)                                     157,575          143,250             14,325               --
Adin Inversiones 95, S.L.                                       2,443            2,221                222               --
Eleanor Moore Sterne                                            1,892            1,720                172               --
Richard J. Sterne                                               9,610            1,720                172            7,718
STH Capital S.C.R., S.A.                                       19,697           17,906              1,791               --
Olga Subirana                                                   7,948            7,225                723               --
Carol P. Swiggett                                               8,737              926                 93            7,718
George Sykes                                                    1,969            1,790                179               --
John Martin Taylor(9)                                          37,433            2,752                275           34,406
Thermo Electron Corporation                                    50,673            5,371                537           44,765
McDonald Investments Inc. - C/FBO Walter F. Toombs
    IRA                                                         9,461            8,601                860               --
Torreal, S.A.                                                 157,633          143,303             14,330               --
Neil & Karen Vaccaro                                            9,848            8,953                895               --
H. William Walker, Jr. & Laura C. Walker                        7,878            7,162                716               --
Mark Walter                                                     2,757            2,506                251               --
Matthew Weinberg                                                2,757            2,506                251               --
Frank B. White, III                                             9,848            8,953                895               --
Samuel C. Wilcox                                                  394              358                 36               --
Joseph E. Wurtz                                                 9,848            8,953                895               --
Strauss Zelnick & Wendy Belzberg as Co-Trustees of the
    Zelnick/Belzberg Living Trust Dated 12/17/92                3,939            3,581                358               --
                                                        ------------------------------------------------------------------
Total                                                       5,444,764        2,801,762            278,096        2,364,906


----------

(1) This registration statement shall also cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby as a result of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

(2) Beneficial ownership includes shares issuable upon exercise of warrants that were issued in our November 1999 private placement of equity.

(3) Each of the selling stockholders' percentage ownership of our common stock after this offering in less than 1% unless otherwise noted.

(4) The numbers in this column assume that the selling stockholders will sell all of the common stock offered for sale under this prospectus and will make no other purchases or sales of our common stock.

(5) If German American Capital Corporation sells all of its shares being offered in this prospectus, it will beneficially own approximately 3.54% of the outstanding shares of our common stock after the completion of this offering.

(6) We have entered into an agreement with Medison Pharma Ltd. for marketing Oncophage in Oerael.

(7) Medison Tech Ltd. is an affiliate of Medison Pharma Ltd. with whom we have a relationship as described in footnote 6 above.

(8) We have entered into an agreement with Sigma-Tau Industrie Farmaceutiche Riunite S.p.A., an affiliate of Sigma Tau Finance S.A., under which they have agreed to pay for two clinical trials in return for rights which include an option to enter into an agreement to market Oncophage in Italy, Spain, Portugal and Switzerland.

(9) John Martin Taylor is a member of our board of directors. Mr. Taylor also owns options to purchase 17,203 shares of our common stock which are immediately exercisable and are not included in the above table.

                          DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. On April 7, 2000, there were:

-    24,777,845 shares of common stock outstanding;

- options to purchase 1,879,513 shares of common stock outstanding, of which options to purchase 1,271,271 shares are exercisable;

- warrants to purchase 304,744 shares of common stock outstanding, all of which are exercisable and of which 278,096 shares are being offered under this prospectus; and

-    no shares of preferred stock outstanding.

COMMON STOCK

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available for payment of dividends, as the board may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Our certificate of incorporation does not provide for cumulative voting for the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Each outstanding share of common stock is fully paid and nonassessable.

PREFERRED STOCK

Pursuant to our certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional or special rights as well as the qualifications, limitations or restrictions of those shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Our board of directors, without stockholder approval, is able to issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. We could therefore issue preferred stock quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock. At present, we have no shares of preferred stock outstanding.

WARRANTS

We have warrants to acquire an aggregate of approximately 304,744 shares of common stock, of which 278,096 shares are being offered under this prospectus. The per share exercise price for the warrants is $13.96. If not previously exercised, each warrant will expire on September 30, 2002. Holders may not transfer the warrants without our consent.

ANTI-TAKEOVER PROVISIONS

DELAWARE LAW

Section 203 of the Delaware General Corporation Law is applicable to corporate takeovers of Delaware corporations. Subject to exceptions enumerated in Section 203, Section 203 provides that a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that the stockholder becomes an interested stockholder unless:

- prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

- upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, though some shares may be excluded from the calculation; and

- on or subsequent to that date, the business combination is approved by the board of directors of the corporation and by the affirmative votes of holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Except as specified in Section 203, an interested stockholder is generally defined to include any person who, together with any affiliates or associates of that person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, any time within three years immediately prior to the relevant date. Under some circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect not to be governed by this section, by adopting an amendment to our certificate of incorporation or by-laws, effective 12 months after adoption. Our certificate of incorporation and by-laws do not exclude us from the restrictions imposed under
Section 203. We expect that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of us, which could depress the market price of the common stock and which could deprive stockholders of opportunities to realize a premium on shares of the common stock held by them.

CHARTER AND BY-LAW PROVISIONS

Our certificate of incorporation and by-laws contain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change management. Our certificate of incorporation provides that stockholders may not take action by written consent but may only act at a stockholders' meeting, and that only our president or a majority of our board may call special meetings of the stockholders. Our by-laws also require that stockholders provide advance notice of business to be brought by a stockholder before the annual meeting. Our certificate of incorporation includes provisions classifying the board of directors into three classes with staggered three-year terms. In addition, our directors may only be removed from office for cause. Under our certificate of incorporation and by-laws, the board of directors may enlarge the size of the board and fill any vacancies on the board. The by-laws provide that stockholders may not make nominations for directors at any annual or special meeting unless the stockholder intending to make a nomination notifies us of its intention a specified period in advance and furnishes certain information.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                              PLAN OF DISTRIBUTION

We have filed with the Securities and Exchange Commission the registration statement, of which this prospectus forms a part, with respect to the resale of the shares owned by the selling stockholders from time to time. As used in this prospectus, selling stockholders includes donees, pledgees, transferees or other successors-in-interest selling shares received from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer after the date of this prospectus. If we are notified by a donee, pledgee, transferee or other successor-in-interest that it intends to sell more than 500 shares, a supplement to this prospectus will be filed if required.

The shares being offered by the selling stockholders may be sold in one or more transactions:

     -    on the Nasdaq National Market;

     -    on any market where Antigenics' common stock is then traded;

     -    with broker-dealers or third parties (including block sales);

     -    in privately negotiated transactions;

     -    in connection with short sales;

     - in connection with writing call options or in other hedging arrangements; or

     -    involving a combination of these methods.

The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, at fixed prices or at a combination of these prices. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

We cannot assure that all or any of the shares offered hereby will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act, and any commissions received by them or profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

We will pay most expenses incident to the offer and sale of the shares offered by the selling stockholders using this prospectus.

We will not pay selling commissions or expenses associated with any sales by the selling stockholders.

To comply with the securities laws of certain jurisdictions, the shares offered by this prospectus may need to be offered or sold in these jurisdictions only through registered or licensed brokers or dealers.

The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders or any other person. The foregoing may affect the marketability of the shares.

To the extent required, we will amend or supplement this prospectus to disclose material arrangements regarding the plan of distribution.

                                  LEGAL MATTERS

Palmer & Dodge LLP, Boston, Massachusetts will pass upon the validity of the common stock offered by this prospectus for us.

                                     EXPERTS

We have included in this prospectus and in the registration statement the financial statements of Antigenics Inc. as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, and for the period from March 31, 1994 (date of inception) to December 31, 1999, in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of that firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC for the stock being offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. While we have disclosed the material terms of any of our contracts, agreements or other documents referenced in this prospectus, you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

You can read our SEC filings, including the registration statement, over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, NW, Washington, DC 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the Nasdaq National Market. For further information on obtaining copies of our public filings at the Nasdaq National Market you should call (212) 656-5060.

                          INDEX TO FINANCIAL STATEMENTS
                                                                          PAGE
                                                                          ----

Financial Statements:

   Independent Auditors' Report..........................................   F-2

   Balance Sheets as of December 31, 1998 and 1999.......................   F-3

   Statements of Operations for the years ended
     December 31, 1997, 1998 and 1999 and for the period
     from March 31, 1994  (date of inception) to
     December 31, 1999 ..................................................   F-4

   Statements of Stockholders' Equity for the years ended
     December 31, 1997,  1998 and 1999 and period from
     March 31, 1994  (date of inception) to December 31, 1999 ...........   F-5

   Statement of Cash Flows for the years ended
     December 31, 1997, 1998 and 1999 and for the period
     from March 31, 1994 (date of inception) to December 31, 1999 .......   F-6

   Notes to Financial Statements.........................................   F-7

Unaudited Interim Financial Statements:

   Balance Sheets as of December 31, 1999 and March 31, 2000 ............  F-18

   Statements of Operations for the three months ended
     March 31, 1999 and 2000 and for the period from
     March 31, 1994(date of inception) to March 31, 2000 ................  F-19

   Statements of Stockholders' Equity for the three months
     ended March 31, 2000 and for the period from
     March 31, 1994 (date of inception) to March 31, 2000 ...............  F-20

   Statement of Cash Flows for the three months ended
     March 31, 1999 and 2000 and for the period from
     March 31, 1994 (date of inception) to March 31, 2000 ...............  F-21

   Notes to Unaudited Financial Statements................................ F-22

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Antigenics Inc.:

We have audited the accompanying balance sheets of Antigenics Inc. (a development stage company) as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999 and for the period from March 31, 1994 (date of inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Antigenics Inc. as of December 31, 1998 and 1999 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1999 and for the period from March 31, 1994 (date of inception) to December 31, 1999, in conformity with generally accepted accounting principles.



                                                /s/ KPMG LLP


Short Hills, New Jersey
February 9, 2000

                                 ANTIGENICS INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1999


                                                                                    1998          1999
                                                                                ------------  ------------

ASSETS
Cash and cash equivalents..............................................         $ 22,168,049  $ 46,417,942
Prepaid expenses.......................................................              230,632       103,204
Deferred public offering costs.........................................                   --       559,417
Other assets...........................................................               21,189       591,134
Due from related party.................................................               27,605           240
                                                                                ------------  ------------
   Total current assets................................................           22,447,475    47,671,937
Plant and equipment, net...............................................            4,106,183     8,034,598
Other assets...........................................................               74,071       297,646
Organization costs, less accumulated amortization of $28,174 in 1998...                7,885            --
                                                                                ------------  ------------
   Total assets........................................................         $ 26,635,614  $ 56,004,181
                                                                                ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable.......................................................         $  2,036,814  $    424,673
Accrued liabilities....................................................               48,134       933,440
Current portion, long-term debt........................................              200,497       812,702
                                                                                ------------  ------------
   Total current liabilities...........................................            2,285,445     2,170,815

Long-term debt.........................................................              709,006     2,155,005

Commitments and contingencies

STOCKHOLDERS' EQUITY:
     Preferred stock, par value $0.01 per share, 1,000,000 shares......                   --            --
     Common stock, par value $0.01 per share, 100,000,000 shares.......              178,956       207,159
     Additional paid-in capital........................................           45,670,228    89,747,036
     Subscription notes receivable.....................................           (2,102,000)           --
     Deferred compensation.............................................             (613,545)     (659,081)
     Deficit accumulated during development stage......................          (19,492,476)  (37,616,753)
                                                                                ------------  ------------
       Total stockholders' equity......................................           23,641,163    51,678,361

                                                                                ------------  ------------
     Total liabilities and stockholders' equity........................         $ 26,635,614  $ 56,004,181
                                                                                ============  ============



                See accompanying notes to financial statements.

                                 ANTIGENICS INC.
                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND
                   1999 AND FOR THE PERIOD FROM MARCH 31, 1994
                    (DATE OF INCEPTION) TO DECEMBER 31, 1999

                                                                                                   MARCH 31,
                                                                                                     1994
                                                                                                   (DATE OF
                                                                                                 INCEPTION) TO
                                                                                                 DECEMBER 31,
                                                           1997         1998          1999           1999
                                                       -----------   -----------  ------------   ------------

Revenue..........................................      $        --   $        --  $         --   $         --
Expenses:
   Research and development:
     Related party...............................          (39,630)           --       (33,000)       (72,630)
     Other.......................................       (2,523,041)   (6,102,362)  (10,943,934)   (22,441,824)
                                                       -----------   -----------  ------------   ------------
                                                        (2,562,671)   (6,102,362)  (10,976,934)   (22,514,454)
                                                       -----------   -----------  ------------   ------------
   General and administrative:
     Related party...............................         (518,011)     (211,152)     (248,000)    (1,269,555)
     Other.......................................       (1,030,934)   (2,966,011)   (6,626,543)   (14,620,306)
                                                       -----------   -----------  ------------   ------------
                                                        (1,548,945)   (3,177,163)   (6,874,543)   (15,889,861)
                                                       -----------   -----------  ------------   ------------
   Depreciation and amortization.................         (202,090)     (360,285)   (1,005,411)    (1,701,758)
                                                       -----------   -----------  ------------   ------------
     Total operating loss........................       (4,313,706)   (9,639,810)  (18,856,888)   (40,106,073)
Other income:
   Non-operating income..........................               --            --        10,000        259,988
   Interest income...............................          481,179       735,778     1,014,008      2,520,729
   Interest expense..............................               --            --      (291,397)      (291,397)
                                                       -----------   -----------  ------------   ------------
     Net loss....................................      $(3,832,527)  $(8,904,032) $(18,124,277)  $(37,616,753)
                                                       ===========   ===========  ============   ============
   Net loss per common share, basic and diluted..      $     (0.25)  $     (0.54) $      (1.00)
                                                       ===========   ===========  ============
   Weighted average number of common shares
     outstanding, basic and diluted..............       15,401,289    16,458,985    18,143,966
                                                       ===========   ===========  ============




                 See accompanying notes to financial statements.

                                 ANTIGENICS INC.
                          (A DEVELOPMENT STAGE COMPANY)
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND
              1999 AND FOR THE PERIOD FROM MARCH 31, 1994 (DATE OF
                        INCEPTION) TO DECEMBER 31, 1999

                                                                                                             DEFICIT
                                                                                                           ACCUMULATED
                                                                   ADDITIONAL  SUBSCRIPTION                  DURING
                                           NUMBER OF                PAID IN       NOTES       DEFERRED     DEVELOPMENT
                                            SHARES     PAR VALUE    CAPITAL     RECEIVABLE  COMPENSATION      STAGE        TOTAL
                                          -----------  ---------  -----------  ----------   -----------   ------------ -----------

Balance at March 31, 1994..............            --  $      --  $        --  $       --   $        --   $         --  $       --
Net loss...............................            --         --           --          --            --       (183,440)   (183,440)
Issuance of common stock to founders
   during 1994, for cash, $0.03
   per share ..........................    11,216,591    112,166      287,844          --            --             --     400,010
                                          -----------  ---------  -----------  ----------   -----------   ------------ -----------
Balance at December 31, 1994...........    11,216,591    112,166      287,844          --            --       (183,440)    216,570
Net loss...............................            --         --           --          --            --     (3,226,579) (3,226,579)
Issuance of common stock in
   connection with the recapitalization
   in December 1995, $1.45 per
   share ..............................     1,032,202     10,322    1,489,678    (150,000)           --             --   1,350,000
Grant of common stock..................     1,513,896     15,139    2,184,861          --            --             --   2,200,000
                                          -----------  ---------  -----------  ----------   -----------   ------------ -----------
Balance at December 31, 1995...........    13,762,688    137,627    3,962,383    (150,000)           --     (3,410,019)    539,991
Net loss...............................            --         --           --          --            --     (3,345,898) (3,345,898)
Payment of subscription notes
   receivable .........................            --         --           --     150,000            --             --     150,000
Deferred compensation on
   stock options ......................            --         --      781,200          --      (781,200)            --          --
Grant and recognition of stock
   options ............................            --         --    1,116,815          --       347,200             --   1,464,015
Issuance of common stock in private
   placement from March 13, 1996
   to December 31, 1996, $6.50
   per share ..........................     1,636,384     16,364   10,583,636    (250,000)           --             --  10,350,000
                                          -----------  ---------  -----------  ----------   -----------   ------------ -----------
Balance at December 31, 1996...........    15,399,072    153,991   16,444,034    (250,000)     (434,000)    (6,755,917)  9,158,108
Net loss...............................            --         --           --          --            --     (3,832,527) (3,832,527)
Payment of subscription notes
   receivable .........................            --         --           --     250,000            --             --     250,000
Deferred compensation on stock
   options ............................            --         --      144,004          --      (144,004)            --          --
Grant and recognition of stock
   options ............................            --         --       62,815          --       188,373             --     251,188
Issuance of common stock in private
   placement from September 8, 1997
   to December 31, 1997,
   $11.17 per share ...................       660,953      6,610    7,378,390          --            --             --   7,385,000
                                          -----------  ---------  -----------  ----------   -----------   ------------ -----------
Balance at December 31, 1997...........    16,060,025    160,600   24,029,244          --      (389,631)   (10,588,444) 13,211,769
Net loss...............................            --         --           --          --            --     (8,904,032) (8,904,032)
Deferred compensation on stock
   options ............................            --         --      493,701          --      (493,701)            --          --
Grant and recognition of stock
   options ............................            --         --      838,654          --       269,787             --   1,108,441
Exercise of stock options..............        38,536        385      249,615          --            --             --     250,000
Issuance of common stock in private
   placement from January 1, 1998 to
   December 31, 1998, $11.17
   per share ..........................     1,797,063     17,971   20,059,014  (2,102,000)           --             --  17,974,985
                                          -----------  ---------  -----------  ----------   -----------   ------------ -----------
Balance at December 31, 1998...........    17,895,623    178,956   45,670,228  (2,102,000)     (613,545)   (19,492,476) 23,641,163
Net loss...............................            --         --           --          --            --    (18,124,277)(18,124,277)
Payment of subscription notes
   receivable .........................            --         --           --   2,102,000            --                  2,102,000
Deferred compensation on stock
   options ............................            --         --      354,009          --      (354,009)            --          --
Grant and recognition of stock
   options ............................            --         --    4,718,582          --       308,473                  5,027,055
Exercise of stock options..............         1,720         17           83          --            --             --         100
Issuance of common stock in private
   placement in January, 1999,
   $11.17 per share ...................         9,806         98      109,902          --            --             --     110,000
Issuance of common stock and warrants
   in private placement on November 30,
   1999, $13.96 per share (net of
   issuance costs of $293,000) ........     2,808,793     28,088   38,894,232          --            --             --  38,922,320
                                          -----------  ---------  -----------  ----------   -----------   ------------ -----------
Balance at December 31, 1999...........    20,715,942    207,159  $89,747,036  $       --     $(659,081)  $(37,616,753)$51,678,361
                                          ===========  =========  ===========  ==========     =========   ============ ===========



                 See accompanying notes to financial statements.

                                 ANTIGENICS INC.
                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND
                   1999 AND FOR THE PERIOD FROM MARCH 31, 1994
                    (DATE OF INCEPTION) TO DECEMBER 31, 1999


                                                                                                      MARCH 31,
                                                                                                        1994
                                                                                                      (DATE OF
                                                                                                    INCEPTION) TO
                                                                                                    DECEMBER 31,
                                                             1997          1998          1999           1999
                                                         ------------  ------------  ------------   ------------

Cash flows from operating activities:
  Net loss...........................................    $ (3,832,527) $ (8,904,032) $(18,124,277)  $(37,616,753)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
    Depreciation and amortization....................         202,090       360,285     1,005,411      1,701,758
    Stock options and predecessor company options....         251,188     1,108,441     5,027,055      7,850,699
    Common stock grants..............................              --            --            --      2,200,000
Changes in operating assets and liabilities:
  Other assets.......................................         (64,583)      (28,885)     (793,520)      (888,780)
  Prepaid assets.....................................         (87,927)      (91,638)      127,428       (103,204)
  Organization costs.................................              --            --            --        (32,934)
  Accounts payable...................................        (553,263)    1,791,212    (1,612,141)       424,673
  Accrued liabilities................................         504,004      (522,735)      885,306        933,440
  Due to/from related party, net.....................          63,361       (89,263)       27,365           (240)
                                                         ------------  ------------  ------------   ------------
   Net cash used in operating activities.............      (3,517,657)   (6,376,615)  (13,457,373)   (25,531,341)
                                                         ------------  ------------  ------------   ------------
Cash flows from investing activities:
  Purchase of plant and equipment....................        (622,504)   (3,704,168)   (4,925,941)    (9,735,364)
  Proceeds from the sale of plant and
   equipment ........................................           4,000        27,942            --         31,942
                                                         ------------  ------------  ------------   ------------
   Net cash used in investing activities.............        (618,504)   (3,676,226)   (4,925,941)    (9,703,422)
                                                         ------------  ------------  ------------   ------------
Cash flows from financing activities:
  Net proceeds from sale of equity...................       7,635,000    17,974,985    41,134,320     78,994,315
  Exercise of stock options..........................              --       250,000           100        250,100
  Deferred public offering costs.....................              --            --      (559,417)      (559,417)
  Payments of long-term debt.........................              --            --      (512,835)      (512,835)
  Proceeds from long-term debt.......................              --       909,503     2,571,039      3,480,542
                                                         ------------  ------------  ------------   ------------
   Net cash provided by financing activities:........       7,635,000    19,134,488    42,633,207     81,652,705
                                                         ------------  ------------  ------------   ------------
Net increase in cash and cash equivalents............       3,498,839     9,081,647    24,249,893     46,417,942
Cash and cash equivalents at beginning of period.....       9,587,563    13,086,402    22,168,049             --
                                                         ------------  ------------  ------------   ------------
Cash and cash equivalents at end of period...........    $ 13,086,402  $ 22,168,049  $ 46,417,942   $ 46,417,942
                                                         ============  ============  ============   ============
Non-cash investing and financing activities:
  Sale of equity financed by notes receivable........    $         --  $  2,102,000  $         --   $         --
                                                         ============  ============  ============   ============


                 See accompanying notes to financial statements.

                                 ANTIGENICS INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

(1)      ORGANIZATION AND BUSINESS

The business was formed on March 31, 1994 through the creation of a Delaware corporation (the Predecessor Company). In July 1995, the founders of the Predecessor Company formed Antigenics Inc., formerly, Antigenics L.L.C. (Antigenics or the Company), a Delaware limited liability company, and subsequently transferred to the Company all of the assets, liabilities, properties and rights of the Delaware corporation in exchange for an initial 81.5% equity interest in the Company. The accounting for this recapitalization was recorded at the Predecessor Company's historical cost. In connection with the recapitalization, the Company also raised $1,500,000 (including $150,000 of subscription notes receivable) in a private equity transaction in exchange for a 7.5% initial ownership interest and a further 11% initial ownership interest was exchanged for services rendered to the Company by certain outside advisors, the value of which was recognized as a non-cash expense of $2,200,000 during 1995.

Since the reorganization in 1995, the Predecessor Company has directly or indirectly owned a majority of the Company's common stock. As of December 31, 1999, the Predecessor Company owns approximately 79% of a limited liability company that in turn owns approximately 54% of the Company's outstanding common stock. Certain board members and executive officers of the Company own significant interests in these related parties.

The Company is developing immunotherapeutics for the treatment of cancer, infectious diseases and autoimmune disorders based on the Company's proprietary heat shock protein technology. The Company's research has demonstrated that when purified heat shock protein-peptide complexes are injected into the skin, they trigger an immune response against cancers and infectious diseases. Antigenics seeks to create immunotherapeutics to stimulate patients' immune systems into destroying diseased cells in the body.

Antigenics is primarily engaged in the development of its heat shock protein technology and its lead immunotherapeutic product, Oncophage(R). The related business activities include product research and development activities, regulatory and clinical affairs, establishing manufacturing capabilities, production for clinical trials, and administrative and corporate development activities. As of December 31, 1999, the Company has not commenced commercial operations and, accordingly, is in the development stage. Consequently, the Company is subject to all the risks inherent in the establishment of a new business. The Company has incurred annual operating losses since inception and, as a result, at December 31, 1999 has a deficit accumulated during the development stage of approximately $37.6 million. The Company's operations during development have been funded principally by stockholders' equity. While the Company believes that its working capital resources are sufficient to satisfy its liquidity requirements over the next 12 months, satisfying the Company's long-term liquidity needs will require the successful commercialization of Oncophage or other products and may require additional capital.

The Company's immunotherapeutics require clinical trials and approvals from regulatory agencies as well as acceptance in the marketplace. The Company is conducting clinical trials in various cancer indications. Although the Company believes its patents, patent rights and patent applications are valid, the invalidation of its patents or failure of certain of its pending patent applications to issue as patents could have a material adverse effect upon its business. The Company competes with specialized biotechnology companies, major pharmaceutical and chemical companies and universities and research institutions. Many of these competitors have substantially greater resources than the Company.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)      BASIS OF PRESENTATION

The Company's financial statements include the accounts of Antigenics Inc.

(b)      USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c)      CASH AND CASH EQUIPMENT

The Company considers all highly liquid investments purchased with maturities at acquisition of three months or less to be cash equivalents. Cash equivalents at December 31, 1998 and 1999 consist of investments in money market accounts which are unrestricted as to withdrawal or use.

(d)      PLANT AND EQUIPMENT

Plant and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements is computed over the shorter of the lease term or estimated useful life of the asset. Additions and improvements are capitalized, while repairs and maintenance are charged to expense as incurred.

(e)      ORGANIZATION COSTS

Prior to 1999, organization costs, consisting primarily of legal fees, were amortized using the straight-line method over a five-year period. Effective January 1, 1999, the Company adopted the provisions of the American Institute of Certified Public Accountants' Statement of Position No. 98-5 (SOP 98-5), "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires that the costs of start-up activities and organizational costs be expensed as incurred and that previously capitalized organizational costs be charged to operations. The adoption of SOP 98-5 had an immaterial effect on the Company's financial statements.

(f)      LONG-LIVED ASSETS

The Company's policy is to record long-lived assets at cost, amortizing these costs over the expected useful lives of the related assets. In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of," these assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. The assets are evaluated for continuing value and proper useful lives by comparison to expected undiscounted future net cash flows. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets, calculated as expected discounted future cash flows. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(g)      FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Significant differences can arise between the fair value and carrying amounts of financial instruments that are recognized at historical cost amounts. The estimated fair values of all of the Company's financial instruments, excluding debt, approximate their carrying amounts in the balance sheets. The fair value of the Company's long-term debt was derived by evaluating the nature and terms of each term note and considering the prevailing economic and market conditions at the balance sheet date. The carrying amount of debt, including current portions, is approximately $910,000 and $2,968,000 at December 31, 1998 and 1999, respectively; and the fair value is estimated to be approximately $910,000 and $3,026,000 at December 31, 1998 and 1999, respectively.

(h)      ACCRUED LIABILITIES

Accrued liabilities consist of the following at December 31, 1998 and 1999:


                                                                    1998      1999
                                                                   -------  ---------

       Clinical trials......................................       $23,946  $ 399,897
       Professional fees....................................            --    170,000
       Vacation.............................................         2,400     59,551
       Sponsored research...................................            --     81,000
       Other................................................        21,788    222,992
                                                                   -------  ---------
                                                                   $48,134  $ 933,440
                                                                   =======  =========

(i)      STOCK OPTION PLAN

The Company accounts for options granted to employees and directors in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense is recorded on fixed stock option grants only if the current fair value of the underlying stock exceeds the exercise price of the option at the date of grant.

The Company accounts for stock options granted to non-employees on a fair value basis in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation" and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services". As a result, the non-cash charge to operations for non-employee options with vesting or other performance criteria is affected each reporting period by changes in the fair value of the Company's common stock.

As required, the Company also provides pro forma net loss and pro forma net loss per common share disclosures for employee and director stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied (see Note
5).

(j)      RESEARCH AND DEVELOPMENT

Research and development expenses include the costs associated with internal research and development by the Company and research and development conducted for the Company by outside advisors, sponsored university-based research partners, and clinical study partners. All research and development costs discussed above are expensed as incurred. Amounts received under research and development contracts, which are not refundable, are recorded as a reduction to research and development expense in the statement of operations.

(k)      INCOME TAXES

Prior to converting to a corporation, as a Delaware limited liability company, no federal, state and local income taxes were levied on the Company. Each member of the Company was individually responsible for reporting his or her share of the Company's net income or loss on their personal tax returns. Therefore, no provision for income taxes and no deferred tax assets or liabilities are recognized in the accompanying financial statements.

Income taxes are accounted for under the asset and liability method. Beginning February 9, 2000, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be reversed or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are recorded when they more likely than not are able to be realized.

(l) NET LOSS PER SHARE

Basic earnings or loss per share (EPS) is computed using the weighted average number of shares of common stock outstanding during the period being reported on. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue shares were exercised or converted into stock at the beginning of the period being reported on and the effect was dilutive. Net loss and weighted average common stock used for computing diluted EPS were the same as those used for computing basic EPS for each of the years ended December 31, 1997, 1998 and 1999 because the Company's stock options and warrants were not included in the calculation since the inclusion of such potential shares would be antidilutive.

(m)      SEGMENT INFORMATION

The Company is managed and operated as one business. The entire business is managed by a single management team that reports to the chief executive officer. The Company does not operate separate lines of business or separate business entities with respect to any of its product candidates. Accordingly, the Company does not prepare discrete financial information with respect to separate product areas or by location and does not have separately reportable segments as defined by SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information."

(n)      RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including derivatives instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all the Company's fiscal quarters beginning January 1, 2001. This statement is not expected to affect the Company as it currently does not have derivative instruments or engage in hedging activities.

(3)      PLANT AND EQUIPMENT, NET

Plant and equipment, net at December 31, 1998 and 1999 consists of the following:

                                                                                   ESTIMATED
                                                                                  DEPRECIABLE
                                                            1998        1999         LIVES
                                                         ----------  -----------  -------------

Furniture, fixtures and other......................      $  486,933  $   575,989  3 to 10 years
Laboratory and manufacturing equipment.............       1,426,427    2,915,053  3 to 10 years
Leasehold improvements.............................         224,580    5,901,213  2 to 5 years
Construction in progress...........................       2,639,181           --
                                                         ----------  -----------
                                                          4,777,121    9,392,255
Less accumulated depreciation and amortization.....         670,938    1,357,657
                                                         ----------  -----------
                                                         $4,106,183  $ 8,034,598
                                                         ==========  ===========

Plant and equipment retired and removed from the accounts aggregated $310,807 for the year ended December 31, 1999.

(4)      EQUITY

Prior to its conversion to a corporation, Antigenics had one class of members' equity. All members voted their equity interests in proportion to their respective unit interest in the Company. Net profits and losses of the Company for each fiscal year were allocated to the capital accounts of the members as described in the limited liability company agreement, generally in proportion to their respective unit ownership interests. No members were liable for any obligations of the Company or were required to contribute any additional capital related to the deficits incurred.

On February 9, 2000, the Company converted from a limited liability company to a corporation as described in note 11. In conjunction with such conversion, the Company's authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. The Company's board of directors is authorized to issue the preferred stock and to set the voting, conversion and other rights.

Since the formation of the Company in 1995 (see Note 1), the Company has raised capital through private placement equity transactions. During 1996, the Company completed a private placement offering of approximately 1,636,000 common shares in exchange for $10,600,000. Subscription notes receivable of $250,000 at December 31, 1996, which represented promissory notes from members in consideration of their equity contributions, were satisfied in full during 1997.

During 1997, the Company commenced a private placement offering, which resulted in approximately 661,000 common shares being sold for approximately $7,385,000 during 1997 and approximately 1,797,000 common shares being sold for approximately $20,077,000 during 1998. This offering was completed during early 1999 and resulted in an aggregate of approximately $27,572,000 being received by the Company over the three-year period.

Subscription notes receivable of $2,102,000 at December 31, 1998, which represented promissory notes from members in consideration of their equity contributions, were satisfied in full during 1999.

In November 1999, the Company raised gross proceeds of approximately $39.2 million from the sale of approximately 2,809,000 common shares, inclusive of warrants, through a private equity placement. In connection with the private placement, the Company netted approximately $293,000 of expenses against the gross proceeds and agreed to issue approximately 5,500 common shares to placement agents which are not considered outstanding as of December 31, 1999. Each member participating in this private placement received a warrant to purchase an additional 10% of the shares acquired in that offering, rounded to the nearest whole number, at a price of approximately $13.96 per share. The warrants expire on September 30, 2002. Each stockholder participating in this private placement also received registration rights.

(5)      EQUITY OPTIONS

In March 1996, the board of directors approved an equity-based incentive compensation plan (the Plan). Pursuant to the provisions of the Plan, the board of directors may grant options to directors, employees and outside advisors to purchase common stock of the Company. At the date of grant, the board of directors sets the terms of the options including the exercise price and vesting period. The options granted through December 31, 1999 have vesting periods ranging up to five years. Options generally have a contractual life of ten years. A maximum of 9% (increased from 7% during 1999) of total equity, inclusive of the options granted, may be granted as options (approximately 2,047,000 options as of December 31, 1999).

The following summarizes activity for options granted to directors and employees, including those with an exercise price equal to the fair value of the underlying shares of common stock at the date of grant ("at-the-money exercise price"), those with an exercise price greater than the fair value of the underlying share of common stock at the date of grant ("out-of-the-money exercise price"), and those with an exercise price less than the fair value of the underlying share of common stock at the date of grant ("in-the-money exercise price"):

                                                                     OPTIONS       WEIGHTED      WEIGHTED
                                                                   EXERCISABLE     AVERAGE        AVERAGE
                                                                    AT END OF     GRANT-DATE     EXERCISE
                                                         OPTIONS       YEAR       FAIR VALUE       PRICE
                                                         -------   -----------    ----------     --------

Outstanding December 31, 1995..................               --
  Granted:
   At-the-money exercise price.................          223,643                     $0.70        $ 1.45
   In-the-money exercise price.................          154,830                      5.51          1.45
  Exercised....................................               --                        --            --
                                                        --------
Outstanding December 31, 1996..................          378,473      258,050
                                                                      =======
  Granted:
   At-the-money exercise price.................           18,923                      3.99          6.50
   In-the-money exercise price.................           28,558                      6.47          3.03
  Exercised....................................               --                        --            --
                                                        --------
Outstanding December 31, 1997..................          425,954      298,134
                                                                      =======
  Granted:
   Out-of-the-money exercise price.............           26,493                      6.73         11.17
   In-the-money exercise price.................           92,210                      8.38          5.82
  Exercised....................................               --                        --            --
                                                        --------
Outstanding December 31, 1998..................          544,657      347,851
                                                                      =======
  Granted:
   Out-of-the-money exercise price.............          254,609                      6.25         12.07
   In-the-money exercise price.................           50,921                      9.67          6.50
  Expired......................................         (21,848)                        --          7.10
  Exercised....................................               --                        --            --
                                                        --------                      ====        ======
Outstanding December 31, 1999..................          828,339      500,101
                                                        ========      =======


During 1996, 1997, 1998 and 1999, 154,830, 28,558, 92,210 and 50,921 options, respectively, were granted to employees and directors at exercise prices which were less than the fair value of the shares of common stock on the grant date. Compensation expense recognized with respect to such options totaled approximately $347,000, $188,000, $270,000 and $308,000 for the years ended
December 31, 1996, 1997, 1998 and 1999, respectively. Deferred compensation at December 31, 1999 of approximately $659,000 will be recognized over the vesting period of the options.

The following summarizes activity for options granted to outside advisors:

                                                                       OPTIONS      WEIGHTED       WEIGHTED
                                                                     EXERCISABLE     AVERAGE        AVERAGE
                                                                      AT END OF     GRANT-DATE     EXERCISE
                                                         OPTIONS         YEAR       FAIR VALUE       PRICE
                                                         --------    -----------    ----------     --------

Outstanding December 31, 1995..................                --
  Granted                                                 353,873                     $3.35         $2.00
  Exercised....................................                --                        --            --
                                                         --------
Outstanding December 31, 1996..................           353,873       249,276
                                                                        =======
  Granted                                                      --                        --            --
  Exercised....................................                --                        --            --
                                                         --------
Outstanding December 31, 1997..................           353,873       319,466
                                                                        =======
  Granted                                                 191,817                      9.59          3.19
  Exercised....................................           (38,535)                       --          1.45
                                                         --------
Outstanding December 31, 1998..................           507,155       306,735
                                                                        =======
  Granted                                                 273,705                      9.38         12.01
  Exercised....................................            (1,720)                       --          0.06
                                                         --------
Outstanding December 31, 1999..................           779,140       611,579
                                                         ========       =======       =====         =====


In December 1999, the board of directors accelerated the remaining vesting requirements on 268,716 stock options granted to outside advisors. As a result, the Company recognized a charge to operations in the fourth quarter of 1999 of approximately $2,093,000.

The 1996 options grants above exclude 88,941 options granted to outside advisors with an exercise price which is determined based on fair value of the underlying shares of common stock beginning on the second anniversary of the grant date as the options vest. Compensation expense for these options is recognized when the exercise price becomes known and performance has been completed. For the years ended December 31, 1998 and 1999, approximately $199,000 and $189,000, respectively, was charged to operations for 23,740 and 23,912 of such options, respectively, that vested at an exercise price of approximately $11.17 per share of common stock in each year.

The charge to operations related to options granted to outside advisors by the Company, including the amounts described in the previous two paragraphs, totaled approximately $696,000, $63,000, $839,000 and $4,719,000 for the years ended
December 31, 1996, 1997, 1998 and 1999, respectively. At December 31, 1999, unrecognized expense for options granted to outside advisors for which performance (vesting) has not yet been completed but the exercise price of the options is known is approximately $40,000; such amount is subject to change each reporting period based upon changes in the fair value of the Company's common stock, estimated volatility and the risk free interest rate until the outside advisor completes his or her performance under the option agreement.

A summary of the Company's options outstanding and exercisable, excluding the 1996 options described above for which the exercise price is not yet known, as of December 31, 1999, follows:

                                     OPTIONS OUTSTANDING
                        ----------------------------------------------       OPTIONS EXERCISABLE
                                        WEIGHTED AVE.                    ----------------------------
RANGE OF EXERCISE         NUMBER          REMAINING      WEIGHTED AVE.     NUMBER      WEIGHTED AVE.
      PRICES            OUTSTANDING     LIFE (YEARS)    EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
-----------------       -------------   ------------    --------------   -----------   --------------


  $1.45 - $5.00           904,552           6.73           $ 1.75           739,744        $ 1.52
 $5.01 -  $8.00           199,731           8.13             6.50            29,073          6.50
 $8.01 - $11.00                --             --               --                --            --
$11.01 - $14.00           550,851           9.27            12.08           342,862         12.07
                        ---------                                         ---------
                        1,655,134                                         1,111,679
                        =========                                         =========


Since the 1995 reorganization described in Note 1, the Predecessor Company has directly or indirectly owned a majority of the Company's common stock. During 1996, the Predecessor Company approved a stock option plan (the Predecessor
Plan). In accordance with generally accepted accounting principles, the Predecessor Plan is accounted for as if it had been adopted by Antigenics and treated as a contribution to stockholders' equity. Pursuant to the provisions of the Predecessor Plan, the Predecessor Company may grant options to officers, directors, employees and consultants to purchase common stock of the Predecessor Company. The terms of the options, including exercise price and vesting period, are set at the date of grant. The options have a contractual life of ten years and may not have an exercise price less than the fair value of a share of common stock of the Predecessor Company at date of grant. A maximum of 300 options may be granted under the Predecessor Plan.

During 1996, the Predecessor Company granted approximately 160 options to directors and employees at a weighted average exercise price of $9,006 per share of Predecessor Company common stock and a weighted average grant-date fair value of approximately $4,301 per share. During 1997, the Predecessor Company granted approximately 14 options to a director at a weighted average exercise price of $26,666 per share of Predecessor Company common stock and a weighted average grant-date fair value of $16,407 per share. All the options are immediately vested and exercisable. All of the options remain outstanding and none have been exercised. No compensation expense was recognized by Antigenics during 1996 and 1997 as the exercise price of the options is equal to the fair value of the common stock of the Predecessor Company at the date of the option grant.

During 1996, the Predecessor Company granted approximately 76 options to consultants at a weighted average exercise price of $9,006 per share and a weighted average grant-date fair value of approximately $5,535 per share. All of the consultants' options are immediately vested and exercisable. All of the consultants' options remain outstanding and none have been exercised. During 1996, Antigenics recognized a charge to operations related to options granted to consultants by the Predecessor Company of approximately $421,000.

The Company accounts for options granted to employees and directors under APB Opinion No. 25. Had compensation cost for options granted to employees and directors by Antigenics and the Predecessor Company been determined consistent with SFAS No. 123, the Company's pro forma net loss and pro forma net loss per common share would have been as follows:

                                                      YEAR ENDED    YEAR ENDED    YEAR ENDED
                                                      DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                         1997          1998          1999
                                                      -----------   -----------   -----------

Net loss:
  As reported..................................       $(3,832,527)  $(8,904,032) $(18,124,277)
  Pro forma....................................        (4,090,742)   (8,978,654)  (19,097,345)
                                                      ===========   ===========  ============
Net loss per common share:
  As reported..................................       $     (0.25)  $     (0.54) $      (1.00)
  Pro forma....................................             (0.27)        (0.55)        (1.05)
                                                      ===========   ============ ============


The effects of applying SFAS No. 123, for either recognizing or disclosing compensation cost under such pronouncement, may not be representative of the effects on reported net income or loss for future years. The fair value of each option granted is estimated on the date of grant using an option-pricing model with the following weighted average assumptions:

                                                                          1997  1998   1999
                                                                          ----  ----   ----

Estimated volatility.................................................      57%   61%    54%
Expected life in years-- employee and director options...............       6     6      6
Risk-free interest rate..............................................     6.3%  5.4%   5.0%
Dividend yield.......................................................       0%    0%     0%


The Company estimates volatility for purposes of computing compensation expense on outside advisor options and for disclosure purposes using the volatility of public companies that the Company considers comparable. The expected life used to estimate the fair value of outside advisor options is equal to the contractual life of the option granted.

(6)      COMMITMENTS

In November 1994, the Predecessor Company entered into a Patent License Agreement (Mount Sinai Agreement) with the Mount Sinai School of Medicine (Mount Sinai). Through the Mount Sinai Agreement, the Company has obtained the exclusive licenses to the patent rights which resulted from the research and development performed by Dr. Pramod Srivastava, a director of the Company. Under the Mount Sinai Agreement, the Company agreed to pay Mount Sinai a nominal royalty on related product sales (as defined in the Mount Sinai Agreement) through the last expiration date of the patents under the Mount Sinai Agreement
(2015). In addition to these royalty payments, Mount Sinai was issued a nominal equity interest.

During 1995, Dr. Srivastava moved his research to Fordham University (Fordham). The Predecessor Company entered into a Patent License Agreement (Fordham Agreement) with Fordham, agreeing to reimburse Fordham for all approved costs incurred in the performance of the research. The Predecessor Company has also agreed to pay Fordham a nominal royalty on related product sales, as defined, through the last expiration date of the patents under the Fordham Agreement. This agreement ended in mid-1997. During 1995, 1996 and 1997, the direct and indirect costs incurred by the Company related to this agreement were approximately $546,000, $926,000 and $902,000, respectively, and are included in research and development expenses in the statements of operations for such years.

In February 1998, the Company entered into a research agreement with the University of Connecticut Health Center (UConn) and Dr. Srivastava. The agreement has a term of approximately five years and calls for payments to UConn totaling a minimum of $5,000,000, payable quarterly at the rate of $250,000 (contingent on the continuing employment of Dr. Srivastava by UConn). In addition, as research was begun by Dr. Srivastava in 1997, the Company agreed to pay approximately $475,000 for these previous services and expensed such amount as research and development during 1997. Research and development expense in the accompanying 1998 and 1999 statements of operations includes approximately $1,000,000 in each of the respective years of costs incurred under the UConn agreement. Royalties at varying rates are due to UConn upon commercialization of a product utilizing technology discovered during the research agreement.

In 1996, Antigenics entered into an agreement with Sloan-Kettering Institute for Cancer Research (Sloan Kettering) to conduct clinical studies. The Company is required to pay Sloan Kettering $10,000 for administration and start up costs and $4,000 per patient in the study.

On December 2, 1997, Antigenics entered into two agreements with The University of Texas M.D. Anderson Cancer Center (M.D. Anderson) to conduct clinical studies. The Company is required to pay M.D. Anderson a total of approximately $538,000 for expenses for the clinical study of approximately 90 patients and other related costs payable in four installments. In addition, on March 20, 1998 the Company entered into another clinical study with M.D. Anderson. Under such 1998 agreement, the Company is required to pay M.D. Anderson a total of approximately $118,000 for the study of 30 patients and other related costs payable in four installments.

In 1998, Antigenics entered into an agreement with the Johannes Gutenberg Universitat Mainz Klinikum (Universitat) to conduct additional clinical studies. The Company is required to pay the Universitat approximately $279,000 for expenses for the clinical study of approximately 30 patients. The first installment was paid upon signing the agreement.

In 1998, Antigenics entered into an agreement, as amended, with Sigma-Tau Industrie Farmaceutiche Riunite S.P.A (Sigma-Tau), a minority interest-holder of the Company's common stock, to conduct clinical studies in Italy, Spain, Portugal and Switzerland. Under the agreement, Sigma-Tau is required to pay Antigenics for services provided by the Company in relation to these clinical studies. In return, Antigenics has granted Sigma-Tau the exclusive right to negotiate a marketing and development agreement (the Development Agreement) for the exclusive use of Antigenics' patent rights and their product, and the right of first offer to negotiate licenses for other medical uses of their product, in Italy, Spain, Portugal and Switzerland. The Development Agreement has not been finalized. During 1999, Antigenics provided approximately $581,000 of services associated with this agreement. This receivable amount is included in other current assets in the accompanying balance sheet. Amounts received under this agreement are non-refundable even if the research effort is unsuccessful. In addition, Antigenics does not incur any future performance commitments in relation to amounts recorded for Sigma-Tau.

On June 21, 1999, Antigenics entered into another agreement with M.D. Anderson to conduct clinical studies. The Company is required to pay M.D. Anderson a total of approximately $277,000 for the clinical study of approximately 40 patients and other related costs payable in installments over two years.

For the years ended December 31, 1996, 1997, 1998 and 1999, approximately $10,000, $4,000, $255,000 and $975,000, respectively, has been expensed in the accompanying statements of operations related to the above mentioned clinical studies.

(7)      RELATED PARTY TRANSACTIONS

The Company rents office space for its New York City headquarters (see Note 8) and, prior to 1999, utilized certain office services of entities which are wholly-owned by the Company's chief executive officer and chairman of the board. Rent and office services, which are recorded at the affiliates' cost, are allocated to the Company based on square footage and clerical staff usage, respectively, which management believes is reasonable. Such transactions amounted to approximately $293,000, $558,000, $211,000 and $281,000 for the
years ended December 31, 1996, 1997, 1998 and 1999, respectively. The Company also periodically pays the entire monthly rent amount for all of the office space on behalf of the above noted entities for which the Company is reimbursed on a current basis. As of December 31, 1998 and 1999, the affiliated entities were indebted to the Company for $27,605 and $240, respectively, for costs paid on the affiliated entities' behalf.

During 1997 and renewed each year thereafter, the Company obtained standby letters of credit for the benefit of the related party in the amount of approximately $297,000 and $78,000 in connection with the related party's lease of the New York City office space expiring in January 2000 and 2001, respectively.

(8) LEASES

The Company leases administrative, laboratory and office facilities under various month-to-month and long-term lease arrangements. Rent expense, exclusive of the amounts paid to the affiliate (see Note 7), was approximately $134,000, $685,000 and $560,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

In November 1999, the Company signed a long-term lease agreement for its New York City headquarters with an entity wholly-owned by the Company's chief executive officer and chairman of the board. The lease expires in December 2006 and requires annual rental payments of approximately $312,000 which is equal to the affiliates cost. Prior to November 1999, the headquarters office space was rented on a month-to-month basis from the same affiliate.

The future minimum rental payments under the Company's lease of its Woburn, Massachusetts manufacturing and laboratory facility, which expires in 2003, and its New York City headquarters, are as follows:

Year ending December 31:
  2000....................................................      $  759,516
  2001....................................................         759,516
  2002....................................................         759,516
  2003....................................................         591,696
  2004....................................................         312,000
  Thereafter..............................................         624,000
                                                                ----------
                                                                $3,806,244
                                                                ==========

(9)      DEBT

The Company has a $5 million credit facility from a financial institution pursuant to which the Company can draw down amounts to make or refinance certain capital expenditures. As the Company utilizes the credit facility, separate term notes will be executed. Each term loan will have a term of forty-two months and the interest rate is fixed at the closing of each term loan. Each loan is collateralized by the equipment, fixtures, and improvements acquired with the proceeds of the loan.

The aggregate maturities of the term loan for each of the five years subsequent to December 31, 1999 are as follows: 2000 -- $812,702; 2001 -- $939,303; 2002 --
$1,021,634; 2003 -- $194,068.

(10)     401(k) PLAN

The Company sponsors a defined contribution 401(k) savings plan for all eligible employees, as defined. Participants may contribute up to 15% of their compensation, as defined, with a maximum of $10,000 in 1999. Each participant is fully vested in his or her contributions and related earnings and losses. The Company matches 100% of the participant's contribution and such matching contribution vests over four years. For the years ended December 31, 1997, 1998 and 1999, the Company charged approximately $29,000, $55,000 and $145,000 to operations for the 401(k) plan.

(11)     INITIAL PUBLIC OFFERING

The Initial Public Offering

In November 1999, the board of directors authorized the filing of a registration statement with the Securities and Exchange Commission (SEC) to sell shares of its common stock in connection with the proposed initial public offering (IPO). On February 9, 2000, the Company completed the IPO of 4,025,000 shares of common stock at $18 per share. Gross proceeds to the Company before deduction of offering expenses of approximately $6,221,000 were $72,450,000. Concurrent with the completion of the IPO, the Company was converted from a limited liability company to a corporation. All members of the limited liability company exchanged their respective member interests for shares of common stock in the corporation based on an exchange ratio of 172.0336 shares of common stock for each members' equity unit. The financial statements have been retroactively restated to reflect the change from a limited liability company to a corporation and the exchange of members' equity units for common stock.

Through December 31, 1999, the Company deferred approximately $559,000 of offering costs on its balance sheet. These and other costs of the offering will be netted against the gross proceeds from the offering at closing.

Adoption of Employee Stock Purchase Plan

In connection with the IPO, the board of directors approved an employee stock purchase plan; the plan is also subject to stockholder approval. Under the plan, employees may purchase shares of common stock at a discount from fair value. There are 300,000 shares of common stock reserved for issuance under the purchase plan. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. Rights to purchase common stock under the purchase plan are granted at the discretion of the compensation committee, which determines the frequency and duration of individual offerings under the plan and the dates when stock may be purchased. Eligible employees participate voluntarily and may withdraw from any offering at any time before the stock is purchased. Participation terminates automatically upon termination of employment. The purchase price per share of common stock in an offering will not be less than 85% of the lesser of its fair value at the beginning of the offering period or on the applicable exercise date and may be paid through payroll deductions, periodic lump sum payments or a combination of both. The plan terminates on November 15, 2009.

Adoption of Equity Incentive Plan

In connection with the IPO, the board of directors approved an employee equity incentive plan. Antigenics Inc.'s equity incentive plan authorizes the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options for the purchase of an aggregate of 4,800,000 shares (subject to adjustment for stock splits and similar capital changes) of common stock to employees and, in the case of non-qualified stock options, to consultants and directors as defined in the equity plan. The board of directors has appointed the compensation committee to administer the equity plan. The grant of incentive stock options to employees and directors is subject to approval by the stockholders. Members' equity options outstanding under the Company's current equity-based incentive compensation plan (see Note 5) will be exchanged for stock options under the new equity incentive plan at the closing of the IPO.

(12)     PRO FORMA INCOME TAX PROVISION (UNAUDITED)

As discussed in Note 2(k), the Company is not subject to income taxes and therefore does not provide for income taxes in its financial statements. Had the Company been organized as a tax paying entity for the year ended December 31, 1999, there would be no pro forma income tax provision because of a loss before income taxes and the need to recognize a valuation allowance on all gross deferred tax assets. Given the Company's history of incurring operating losses, management believes that it is more likely than not that any deferred tax assets will not be realized.

Unaudited Financial Statements



                                ANTIGENICS INC.
                          (a development stage company)

                                 Balance Sheets
                              December 31, 1999 and
                                 March 31, 2000

                                                                                                          MARCH 31,
                                                                                   DECEMBER 31,             2000
                                                                                      1999              (UNAUDITED)
                                                                                  ------------         -------------
                                        ASSETS
Cash and cash equivalents                                                         $ 46,417,942           109,388,844
Prepaid expenses                                                                       103,204               493,064
Deferred public offering costs                                                         559,417                    --
Due from related party                                                                     240                    --
Other assets                                                                           591,134               625,694
                                                                                  ------------         -------------

               Total current assets                                                 47,671,937           110,507,602

Plant and equipment, net                                                             8,034,598             8,067,952
Other assets                                                                           297,646               448,522
                                                                                  ------------         -------------

               Total assets                                                       $ 56,004,181           119,024,076
                                                                                  ============         =============


                         LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                                                                  $    424,673             1,055,351
Accrued liabilities                                                                    933,440               696,243
Due to related party                                                                        --                 7,079
Current portion, long-term debt                                                        812,702               842,654
                                                                                  ------------         -------------
               Total current liabilities                                             2,170,815             2,601,327

Long-term debt                                                                       2,155,005             1,932,510

Commitments and contingencies

Stockholders' Equity:
   Preferred stock, par value $0.01 per share; 1,000,000 shares
      authorized; no shares issued and outstanding                                          --                    --
   Common stock, par value $0.01 per share; 100,000,000 shares authorized;
     20,715,942 and 24,777,246 shares issued and
     outstanding at December 31, 1999 and March 31, 2000, respectively                 207,159               247,772
   Additional paid-in capital                                                       89,747,036           157,966,997
   Deferred compensation                                                              (659,081)           (1,744,581)
   Deficit accumulated during development stage                                    (37,616,753)          (41,979,949)
                                                                                  ------------         -------------
               Total stockholders' equity                                           51,678,361           114,490,239


                                                                                  ------------         -------------
               Total liabilities and stockholders' equity                         $ 56,004,181         $ 119,024,076
                                                                                  ============         =============


See accompanying notes to unaudited financial statements.

                                ANTIGENICS INC.
                          (a development stage company)

                            Statements of Operations

  For the three months ended March 31, 1999 and 2000, and for the period from
              March 31, 1994 (date of inception) to March 31, 2000

                                   (unaudited)


                                                                                                MARCH 31,
                                                                                                 1994
                                                                                                (date of
                                                          Three months ended March 31,        inception) to
                                                      ---------------------------------         March 31,
                                                          1999                2000                2000
                                                      ------------         -----------         -----------
Revenue                                               $         --                  --                  --

Expenses:
   Research and development:
             Related party                                  (8,250)            (13,268)            (85,898)
             Other                                      (2,490,609)         (3,354,599)        (25,796,423)
                                                      ------------         -----------         -----------
                                                        (2,498,859)         (3,367,867)        (25,882,321)

   General and administrative:
             Related party                                 (44,227)            (75,185)         (1,344,740)
             Other                                      (1,224,658)         (1,626,685)        (16,246,991)
                                                      ------------         -----------         -----------
                                                        (1,268,885)         (1,701,870)        (17,591,731)

   Depreciation and amortization                           (79,361)           (359,793)         (2,061,551)
                                                      ------------         -----------         -----------
             Operating loss                             (3,847,105)         (5,429,530)        (45,535,603)

Other income/(expense):
   Non-operating income                                         --                  --             259,988
   Interest expense                                        (35,632)           (105,781)           (397,178)
   Interest income                                         252,625           1,172,115           3,692,844
                                                      ------------         -----------         -----------

             Net loss                                 $ (3,630,112)         (4,363,196)        (41,979,949)
                                                      ============         ===========         ===========

Net loss per share,
   basic and diluted                                  $     (0.20)              (0.19)
                                                      ============         ===========

Weighted average number of shares outstanding,
   basic and diluted                                    17,902,617          22,990,922
                                                      ============         ===========


See accompanying notes to unaudited financial statements.

                                ANTIGENICS INC.
                          (a development stage company)

                       Statements of Stockholders' Equity
                  For the three months ended March 31, 2000 and
               the period from March 31, 1994 (date of inception)
                                to March 31, 2000
                                   (unaudited)



                                                                        COMMON STOCK
                                                              ---------------------------------
                                                                                                              DEFICIT
                                                                                                            ACCUMULATED
                                                                   ADDITIONAL  SUBSCRIPTION                   DURING
                                            NUMBER OF                PAID IN      NOTES        DEFERRED     DEVELOPMENT
                                             SHARES     PAR VALUE    CAPITAL    RECEIVABLE   COMPENSATION      STAGE       TOTAL
                                           -----------  ---------  ----------- ------------  ------------  ------------ -----------
Balance at March 31, 1994                           --  $      --                       --            --             --          --
  Net loss                                          --         --                       --            --       (183,440)   (183,440)
  Issuance of common stock to founders
   during 1994, for cash, $.03 per share    11,216,590    112,166      287,844          --            --             --     400,010
                                            ----------  ---------  -----------  ----------   -----------    ----------- -----------
Balance at December 31, 1994                11,216,590    112,166      287,844          --            --       (183,440)    216,570

  Net loss                                          --         --                       --            --     (3,226,579) (3,226,579)
  Issuance of common stock in
   connection with the recapitalization
   in December 1995, $1.45 per share         1,032,202     10,322    1,489,678    (150,000)           --             --   1,350,000
  Grant of common stock                      1,513,896     15,139    2,184,861          --            --             --   2,200,000
                                            ----------  ---------  -----------  ----------   -----------    ----------- -----------
Balance at December 31, 1995                13,762,688    137,627    3,962,383    (150,000)           --     (3,410,019)    539,991

  Net loss                                          --         --                       --            --     (3,345,898) (3,345,898)
  Deferred compensation on stock options            --         --      781,200          --      (781,200)            --          --
  Grant and recognition of stock options            --         --    1,116,815          --       347,200             --   1,464,015
  Payment of subscription notes receivable          --         --           --     150,000            --             --     150,000
  Issuance of common stock in private
   placement from March 13, 1996 to
   December 31, 1996, $6.50 per share        1,636,383     16,364   10,583,636    (250,000)           --             --  10,350,000
                                            ----------  ---------  -----------  ----------   -----------    ----------- -----------
Balance at December 31, 1996                15,399,071    153,991   16,444,034    (250,000)     (434,000)    (6,755,917)  9,158,108

  Net loss                                          --         --                       --            --     (3,832,527) (3,832,527)
  Payment of subscription notes receivable          --         --                  250,000            --             --     250,000
  Deferred compensation on stock options            --         --      144,004          --      (144,004)            --          --
  Grant and recognition of stock options            --         --       62,815          --       188,373             --     251,188
  Issuance of common stock in private
   placement from September 8, 1997 to
   December 31, 1997, $11.17 per share         660,953      6,609    7,378,391          --            --             --   7,385,000
                                            ----------  ---------  -----------  ----------   -----------    ----------- -----------
Balance at December 31, 1997                16,060,024    160,600   24,029,244          --      (389,631)   (10,588,444) 13,211,769

  Net loss                                          --         --           --          --            --     (8,904,032) (8,904,032)
  Deferred compensation on stock options            --         --      493,701          --      (493,701)            --          --
  Grant and recognition of stock options            --         --      838,654          --       269,787             --   1,108,441
  Exercise of stock options                     38,536        385      249,615          --            --             --     250,000
  Issuance of common stock in private
   placement from January 1, 1998 to
   December 31, 1998, $11.17 per share       1,797,063     17,971   20,059,014  (2,102,000)           --             --  17,974,985
                                            ----------  ---------  -----------  ----------   -----------    ----------- -----------
Balance at December 31, 1998                17,895,623    178,956   45,670,228  (2,102,000)     (613,545)   (19,492,476) 23,641,163

  Net loss                                          --         --           --          --            --    (18,124,277)(18,124,277)
  Payment of subscription notes receivable          --         --           --   2,102,000            --             --   2,102,000
  Deferred compensation on stock options            --         --      354,009          --      (354,009)            --          --
  Grant and recognition of stock options            --         --    4,718,582          --       308,473             --   5,027,055
  Exercise of stock options                      1,720         17           83          --            --             --         100
  Issuance of common stock in private
   placement in January 1999, $11.17 per
   share                                         9,806         98      109,902          --            --             --     110,000
  Issuance of common stock and warrants
   in private placement on November 31,
   1999, $13.96 per share (net of
   issuance costs of $293,000)               2,808,793     28,088   38,894,232          --            --             --  38,922,320
                                            ----------  ---------  -----------  ----------   -----------    ----------- -----------
Balance at December 31, 1999                20,715,942    207,159   89,747,036          --      (659,081)   (37,616,753) 51,678,361

  Net loss                                          --         --           --          --            --     (4,363,196) (4,363,196)
  Deferred compensation on stock options            --         --    1,213,214          --    (1,213,214)            --          --
  Grant and recognition of stock options
   and warrants                                     --         --      741,694          --       127,714             --     869,408
  Exercise of stock options and warrants        36,304        363       76,142          --            --             --      76,505
  Issuance of common stock in IPO on
   February 9, 2000, $18 per share (net
   of issuance costs of $6,220,839)          4,025,000     40,250   66,188,911          --            --             --  66,229,161
                                            ----------  ---------  -----------  ----------   -----------    ----------- -----------

Balance at March 31, 2000                   24,777,246  $ 247,772  157,966,997          --    (1,744,581)   (41,979,949)114,490,239
                                            ==========  =========  ===========  ==========   ===========    =========== ===========

           See accompanying notes to unaudited financial statements.

                                ANTIGENICS INC.
                          (a development stage company)


                            Statements of Cash Flows
             For the three months ended March 31, 1999 and 2000 and
             for the period from March 31, 1994 (date of inception)
                                to March 31, 2000
                                   (unaudited)




                                                                                                                    MARCH 31,
                                                                                                                      1994
                                                                                                                    (DATE OF
                                                                                                                  INCEPTION) TO
                                                                                      MARCH 31,                      MARCH 31,
                                                                            -----------------------------
                                                                                   1999            2000             2000
                                                                            ------------       ------------       ------------
Cash flows from operating activities:
   Net loss                                                                 $ (3,630,112)        (4,363,196)       (41,979,949)
   Adjustments to reconcile net loss to
       net cash used in operating activities:
         Depreciation and amortization                                            79,361            359,793          2,061,551
         Stock options, warrants and Predecessor Company stock options         1,085,562            869,408          8,720,107
         Common stock grant                                                         --                 --            2,200,000
   Changes in operating assets and liabilities:
         Other assets                                                            (30,156)          (185,436)        (1,074,216)
         Prepaid assets                                                          (45,512)          (389,860)          (493,064)
         Organization costs                                                         --                 --              (32,934)
         Accounts payable                                                        291,812            630,678          1,055,351
         Accrued liabilities                                                      39,244           (237,197)           696,243
         Due to/from related party, net                                          (33,418)             7,319              7,079
                                                                            ------------       ------------       ------------
               Net cash used in operating activities                          (2,243,219)        (3,308,491)       (28,839,832)
                                                                            ------------       ------------       ------------

Cash flows from investing activities:
   Purchase of plant and equipment                                            (2,908,451)          (393,147)       (10,128,511)
   Proceeds from the sale of plant and equipment                                    --                 --               31,942
                                                                            ------------       ------------       ------------
               Net cash used in investing activities                          (2,908,451)          (393,147)       (10,096,569)
                                                                            ------------       ------------       ------------

Cash flows from financing activities:
   Net proceeds from sale of equity                                              110,000         66,788,578        145,223,476
   Subscriptions receivable                                                    2,102,000               --                 --
   Exercise of stock options and warrants                                           --               76,505            326,605
   Proceeds from long-term debt                                                  260,071               --            3,480,542
   Payments of long-term debt                                                    (52,000)          (192,543)          (705,378)
                                                                            ------------       ------------       ------------
               Net cash provided by financing
                 activities                                                    2,420,071         66,672,540        148,325,245
                                                                            ------------       ------------       ------------
Net (decrease) increase in cash and cash equivalents                          (2,731,599)        62,970,902        109,388,844
Cash and cash equivalents at beginning
   of period                                                                  22,168,049         46,417,942               --
                                                                            ------------       ------------       ------------
Cash and cash equivalents at end of period                                  $ 19,436,450        109,388,844        109,388,844
                                                                            ============       ============       ============
Supplemental cash flow information:
   Interest paid                                                            $     35,632            105,781            397,178
                                                                            ============       ============       ============

See accompanying notes to unaudited financial statements.

                                 ANTIGENICS INC.
                         (a development stage company)

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS
                                 March 31, 2000

NOTE A - BASIS OF PRESENTATION


The accompanying unaudited financial statements of Antigenics Inc. (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete annual financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000. For further information, refer to the consolidated financial statements and footnotes thereto for the year ended December 31, 1999 included in the Company's registration statement on Form S-1 filed with the Securities and Exchange Commission on February 4, 2000.


NOTE B - INITIAL PUBLIC OFFERING

On February 9, 2000, the Company completed an initial public offering (the "IPO") of 4,025,000 shares of common stock at $18 per share. Gross proceeds to the Company before deduction of offering expenses of approximately $6,221,000 were $72,450,000. Concurrent with the completion of the IPO, the Company was converted from a limited liability company to a corporation. All members of the limited liability company exchanged their respective member interests for shares of common stock in the corporation. The financial statements have been retroactively adjusted to reflect the conversion from a limited liability company to a corporation and the exchange of each unit of members' equity into
172.0336 shares of common stock.

NOTE C - INCOME TAXES

Prior to converting to a corporation, as a limited liability company, no federal, state or local income taxes were levied on the Company. Each member of the Company was individually responsible for reporting their share of the Company's net income or loss on their personal tax returns. As a result, the Company will not be able to offset future taxable income, if any, against losses incurred prior to the conversion to a corporation.

Given the Company's history of incurring operating losses, management believes that it is more likely than not that any deferred tax assets, net of deferred tax liabilities, will not be realized. Therefore, there is no income tax benefit in the accompanying financial statements because of a loss before income taxes and the need to recognize a valuation allowance on net deferred tax assets.

Income taxes are accounted for under the asset and liability method. Beginning February 9, 2000, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be reversed or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are recorded when they more likely than not are able to be realized.


NOTE D - EARNINGS PER SHARE

Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," requires the calculation and presentation of "Basic" and "Diluted" earnings per share. Basic earnings per share is calculated by dividing net loss by the weighted average number of common shares outstanding. Diluted earnings per share is calculated by dividing net loss by the weighted average common shares outstanding plus the dilutive effect of outstanding stock options and stock warrants. Because Antigenics reports a net loss, diluted earnings per share is the same as basic earnings per share because the effect of outstanding stock options and stock warrants being added to weighted average shares outstanding would reduce the net loss per share. Therefore, outstanding stock options and stock warrants are not included in the calculation.



NOTE E - STOCK-BASED COMPENSATION PLANS

EMPLOYEE STOCK PURCHASE PLAN

In connection with the IPO, the board of directors approved an employee stock purchase plan. The plan is also subject to approval by the stockholders at the May 2000 stockholders' meeting. Under the plan, employees may purchase shares of common stock at a discount from fair market value. There are 300,000 shares of common stock reserved for issuance under the purchase plan. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of
Section 423 of the Internal Revenue Code of 1986, as amended. Rights to purchase common stock under the purchase plan are granted at the discretion of the compensation committee, which determines the frequency and duration of individual offerings under the plan and the dates when stock may be purchased. Eligible employees participate voluntarily and may withdraw from any offering at any time before stock is purchased. Participation terminates automatically upon termination of employment. The purchase price per share of common stock in an offering is 85% of the lesser of its fair value at the beginning of the offering period or on the applicable exercise date and may be paid through payroll deductions, periodic lump sum payments or a combination of both. The plan terminates on November 15, 2009. As of March 31, 2000, no shares of common stock have been issued under the purchase plan.



EQUITY INCENTIVE PLAN

In connection with the IPO, the board of directors approved an employee equity incentive plan. The Company's equity incentive plan authorizes the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options for the purchase of an aggregate of 4,800,000 shares (subject to adjustment for stock splits and similar capital changes) of common stock to employees and, in the case of non-qualified stock options, to outside advisors and directors of Antigenics. The board of directors has appointed the compensation committee to administer the equity plan. The grant of incentive stock options to employees is subject to approval by the stockholders at the May 18, 2000 stockholders' meeting.

During the three months ended March 31, 2000, the Company granted approximately 233,000 non-qualified stock options to employees and directors with exercise prices at or below the fair value of the underlying shares at the date of grant. These options were granted at a weighted average exercise price of $12.55 per share. In addition, the Company granted approximately 36,000 non-qualified stock options to outside advisors of which approximately 22,000 options vested immediately and the remainder vest over periods up five years. These options were granted at a weighted average exercise price of $14.48 per share.

The Company recorded a charge to operations related to the grants of options to employees and directors for the three months ended March 31, 1999 and 2000, of approximately $78,000 and $128,000, respectively. For the three months ended March 31, 1999 and 2000, the charge to operations related to options granted and earned by outside advisors totaled approximately $1,036,000 and $742,000, respectively.

NOTE F - COMMITMENTS

On February 11, 2000, the Company entered into a research agreement with The University of Texas M.D. Anderson Cancer Center ("MDA") to conduct clinical studies. The Company is required to pay MDA a total of approximately $358,000 for the clinical study of approximately 35 patients. The first installment was paid upon signing the agreement.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by the Registrant in connection with the common stock being registered. All amounts are estimates except the registration fee.

                                                                AMOUNT TO
                                                                 BE PAID
                                                                ---------

Registration fee..........................................       $ 11,790
Legal fees and expenses...................................         20,000
Accounting fees and expenses..............................         20,000
Miscellaneous.............................................            210
                                                                 --------
          Total...........................................       $ 52,000
                                                                 ========


We will not pay selling commission and expenses associated with any sales by the selling stockholders, nor the expense of their own legal counsel and miscellaneous fees and expenses, if any.

ITEM 14. INDEMNIFICATION OF DIRECTORS

AND OFFICERS Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses, including attorneys' fees but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit. And with the further limitation that in these actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Article V of Antigenics' By-laws provides that Antigenics shall, to the extent legally permitted, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was, or has agreed to become, a director or officer of Antigenics, or is or was serving, or has agreed to serve, at the request of Antigenics, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprises. The indemnification provided for in Article V is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons.

Section 145(g) of the Delaware General Corporation Law and Article V of By-laws of Antigenics provide that the company shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity.

Antigenics has entered into indemnification agreements with each of its directors and executive officers and has obtained insurance covering its directors and officers against losses and insuring Antigenics against certain of its obligations to indemnify its directors and officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Pursuant to the Delaware General Corporation Law, Section 7 of Article FIFTH of the Certificate of Incorporation of Antigenics eliminates a director's personal liability for monetary damages to Antigenics and its stockholders for breach of fiduciary duty as a director, except in circumstances involving a breach of the director's duty of loyalty to Antigenics or its stockholders, acts or omissions not in good faith, intentional misconduct, knowing violations of the law, self-dealing or the unlawful payment of dividends or repurchase of stock.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

We have sold and issued the following securities in the previous three years. Prior to the registrant's reorganization into a corporation in February 2000, the registrant was a limited liability company, Antigenics L.L.C.

In 1996, we completed a private placement offering of equity interests in Antigenics L.L.C. equal to 10.6% of the total post-offering equity interests in the L.L.C. for an aggregate sale price of $10,600,000.

In January 1999, we completed a private placement offering of equity interests in Antigenics L.L.C. equal to 13.8% of the total post-offering equity interests in the L.L.C. for an aggregate sales price of $27,572,000.

In November 1999, we completed a private placement offering of (i) equity interests in Antigenics L.L.C. equal to 13.56% of the total post-offering equity interests in the L.L.C. and (ii) warrants to purchase equity interests in the L.L.C. equal to 1.36% of the total post-offering equity interests in the L.L.C. The equity interests and warrants were sold for an aggregate of approximately $39,200,000.

All of the above sales of L.L.C. equity interests were made in reliance on the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, as transactions not involving a public offering.

As of March 31, 2000, the registrant had options with a weighted average exercise price of $6.92 per share for 1,879,513 shares of common stock of the registrant, of which 1,271,271 shares are exercisable. The options were issued in reliance upon exemptions from registration pursuant to either Section 4(2) of the Securities Act of 1933, as amended, or Rule 701 promulgated under the Securities Act of 1933, as amended.

The registrant retained two placement agents in connection with the November 1999 private placement who received aggregate compensation of $217,769 in cash and received $76,298 in members' equity for their services. There were no underwriters employed in connection with any of the other transactions set forth in Item 15.

For additional information concerning these equity investment transactions, reference is made to the information contained under the caption "Certain Relationships and Related Transactions" in the form of prospectus included herein.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      Exhibits

                  See the Exhibit Index, which is incorporated herein by reference.

         (b)      Financial Statement Schedules

                  None.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Woburn, Commonwealth of Massachusetts, as of May 25, 2000.


                                      ANTIGENICS INC.


                                      By:  /s/ Garo H. Armen
                                          -----------------------------------
                                           Garo H. Armen
                                           Chief Executive Officer and Chairman
                                           of the Board of Directors


                                POWER OF ATTORNEY

We, the undersigned officers and directors of Antigenics Inc., hereby severally constitute and appoint Garo H. Armen, Ph.D. and Edward Brodsky, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-1 (including any post-effective amendments thereto) and any related Rule 462(b) Registration Statements or amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and as of the dates indicated.

SIGNATURE                       TITLE                              DATE
---------                       -----                              ----


/s/ Garo Armen                  Chief Executive Officer and        May 25, 2000
----------------------------    Chairman of the Board of
Garo Armen, Ph.D.               Directors (Principal Executive
                                Officer and Principal Financial
                                and Accounting Officer)


/s/ Pramod Srivastava           Director                           May 25, 2000
----------------------------
Pramod Srivastava, Ph.D.


/s/ Noubar Afeyan               Director                           May 25, 2000
----------------------------
Noubar Afeyan, Ph.D.


                                Director                           May 25, 2000
----------------------------
Edward Brodsky


/s/ Gamil de Chadarevian        Vice Chairman of the Board of      May 25, 2000
----------------------------    Directors, Executive Vice
Gamil de Chadarevian            President, International


/s/ Tom Dechaene                Director                           May 25, 2000
----------------------------
Tom Dechaene


                                Director                           May 25, 2000
----------------------------
Donald Panoz


/s/ Martin Taylor               Director                           May 25, 2000
----------------------------
Martin Taylor

                           EXHIBIT INDEX
EXHIBIT
NUMBER     DESCRIPTION OF DOCUMENT

3.1+     Certificate of Incorporation of Antigenics Inc.

3.2+     By-laws of Antigenics Inc.

4.1+     Form of Common Stock Certificate.

4.2+ Form of Warrant to purchase Common Stock, together with a list of holders.

4.3+ Form of Subscription Agreement, as amended, together with a list of parties thereto.

5.1      Opinion of Palmer & Dodge LLP.

10.1*+   1999 Equity Incentive Plan.

10.2*+   1999 Employee Stock Purchase Plan.

10.3+ Founding Scientist's Agreement between Antigenics and Pramod K. Srivastava dated March 28, 1995.

10.4+ Form of Indemnification Agreement between Antigenics and its directors and executive officers. These agreements are materially different only as to the signatories and the dates of execution.

10.5+ Lease Agreement between Antigenics and Cummings Property Management, Inc. dated May 28, 1998, as amended on December 10, 1998.

10.6+ License Agreement between GHA Management Corporation and Antigenics dated November 12, 1999.

10.7+ Master Loan and Security Agreement between Antigenics and Finova Technology Finance, Inc. dated November 19, 1998.

10.8+ Patent License Agreement between Antigenics and Mount Sinai School of Medicine dated November 1, 1994, as amended on June 5, 1995.(1)

10.9+ Sponsored Research and Technology License Agreement between Antigenics and Fordham University dated March 28, 1995, as amended on March 22, 1996. (1)

10.10+ Research Agreement between Antigenics and The University of Connecticut Health Center dated February 18, 1998. (1)

10.11+ License Agreement between Antigenics and Duke University dated March 4, 1999. (1)

10.12+ License Agreement between Antigenics and University of Miami dated April 12, 1999. (1)

10.13+ Letter Agreement between Antigenics and Sigma-Tau Industrie Farmaceutiche Riunite SpA dated June 3, 1998.(1)

10.14+ Letter Agreement between Antigenics and Medison Pharma Ltd. dated November 5, 1999.

10.15+ Amendment to Letter Agreement between Antigenics and Sigma-Tau Industrie Farmaceutiche Riunite SpA dated October 20, 1999.

10.16*+ Employment Agreement between Antigenics and Elma Hawkins, Ph.D. dated June 3, 1998.

10.17*+  Antigenics 401(k) Plan.

10.18*+  Antigenics L.L.C. Incentive Equity Plan.

23.1     Consent of KPMG LLP.

23.2     Consent of Palmer & Dodge LLP. Included in the opinion filed as Exhibit
         5.1.

24.1     Power of Attorney. Included on the signature page.

27.1     Financial Data Schedule (available in EDGAR format only).

-----------

*   Indicates a management contract or compensatory plan.

+ Filed as an exhibit with the same number to Antigenics Inc.'s Registration Statement on Form S-1 (File No. 333-91747) and incorporated herein by reference.

(1) Certain confidential material contained in the document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.




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